EXHIBIT 2.1

CONTRIBUTION AND PURCHASE AGREEMENT

by and among

AZZ INC.

AIS INVESTMENT HOLDINGS LLC

and

FERNWEH AIS ACQUISITION LP
DATED AS OF JUNE 23, 2022

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ANNEXES

Annex A	Definitions

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EXHIBITS

Exhibit A – Pre-Closing Reorganization
Exhibit B – Amended and Restated LLC Agreement of NewCo
Exhibit C – Closing Statement Guidelines
Exhibit D – Specified Excluded Liabilities
Exhibit E – Knowledge
Exhibit F – Transition Services Agreement Exhibit G – FEOC Master Services Agreement Exhibit H – RWI Policy Exhibit I – Secondment Agreement

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CONTRIBUTION AND PURCHASE AGREEMENT

THIS CONTRIBUTION AND PURCHASE AGREEMENT (this “Agreement”), dated as of June 23, 2022 (the “Execution Date”), is made by and among (i) AZZ Inc., a Texas corporation (“Parent”), (ii) AIS Investment Holdings LLC, a Delaware limited liability company (“NewCo”), and (iii) Fernweh AIS Acquisition LP, a Delaware limited partnership (“Purchaser”). All of the signatories to this Agreement are collectively referred to as the “Parties” and individually as a “Party.”
WITNESSETH:

WHEREAS, Parent, directly or indirectly through one or more of its controlled Affiliates (a) owns and operates the Business and (b) owns or has rights to the Transferred Assets;
WHEREAS, on the terms and subject to the conditions set forth herein, Parent and Purchaser desire for Purchaser to make a controlling investment in the Business through a purchase of equity interests in NewCo, a Subsidiary of Parent formed for purposes of effecting the transactions contemplated herein;
WHEREAS, on the terms and subject to the conditions set forth herein, prior to the Closing, Parent and certain of its Affiliates will consummate the restructurings, contributions, repayments and other transactions as described on and in accordance with Exhibit A and Section 1.2 (the “Pre-Closing Reorganization”);
WHEREAS, on the terms and subject to the conditions set forth herein, as a result of the Pre-Closing Reorganization, prior to the Closing, among other actions, the Transferred Assets and the Assumed Liabilities will be held or assumed, as applicable, by NewCo or a Subsidiary thereof;
WHEREAS, on the terms and subject to the conditions set forth herein, at the Closing, Parent and/or one of its Subsidiaries will sell and transfer to Purchaser, and Purchaser will purchase and accept from Parent and/or one of its Subsidiaries, 60,000 Common Units of NewCo (the “Purchased Units”), with Parent and one of its Subsidiaries retaining the remaining 40,000 outstanding Common Units of NewCo;
WHEREAS, from and after the Closing, the holders of the Common Units shall have the rights, privileges and obligations with respect to NewCo as set forth in the NewCo Operating Agreement;
WHEREAS, Purchaser has provided Parent with copies of (a) one or more executed and binding equity commitment letters (the “Equity Commitment Letters”), pursuant to which each such Equity Financing Source party thereto has committed to provide an amount of cash equity financing in connection with the Transactions in the amount set forth therein and on the terms and subject to the conditions set forth therein, and (b) a limited guarantee (the “Limited Guarantee”) from Fernweh Group LLC, a Delaware limited liability company (in such capacity, the “Guarantor”), in favor of Parent with respect to certain of the obligations of Purchaser under this Agreement;
WHEREAS, NewCo and Fernweh Engaged Operator Company LLC have entered into that certain Master Services Agreement (including the related Statement of Work) attached hereto as Exhibit G on or prior to the date hereof;
WHEREAS, on the terms and subject to the conditions set forth herein, NewCo shall obtain the Debt Financing immediately prior to the consummation of the Closing on the Closing Date; and
WHEREAS, in connection with the Transactions, at the Closing, certain of the Parties or their applicable Affiliates will enter into the Ancillary Agreements and certain other Contracts as may be agreed between Parent and Purchaser prior to the Closing, in each case on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1
REORGANIZATION; CONTRIBUTIONS
Section 1.1    Pre-Closing Reorganization.
On the terms and subject to the conditions set forth herein, as promptly as reasonably practicable after the Execution Date, and in any event no later than the day prior to the Closing Date, Parent and its Subsidiaries will consummate the Pre-Closing Reorganization as set forth on and in accordance with Exhibit A and Section 1.2 (it being understood and agreed that the effectiveness of the Pre-Closing Reorganization may be conditioned upon the satisfaction or waiver of the other conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing)). Any modifications to or deviations from the terms of the Pre-Closing Reorganization as set forth in Exhibit A (other than de minimis deviations from Exhibit A that are not adverse to Purchaser, NewCo or their respective Affiliates (or beneficial owners) and would not reasonably be expected to materially delay or prevent the occurrence of the Closing (provided that notice is provided to Purchaser reasonably describing such a deviation and the reason therefor)) may be undertaken only with the prior written approval of Purchaser (not to be unreasonably conditioned, withheld or delayed) (and, if so approved, the Pre-Closing Reorganization as so modified shall become the “Pre-Closing Reorganization” hereunder). Parent shall (a) keep Purchaser reasonably apprised of the status of the Pre-Closing Reorganization and (b) use commercially reasonable efforts to effect the Pre-Closing Reorganization in a manner as to minimize the amount of any Transfer Taxes or other Taxes that would be reasonably expected to be imposed on Purchaser, NewCo, any Transferred Subsidiaries or any Transferred Joint Venture by reason of the Pre-Closing Reorganization.
Section 1.2    Contribution of Shares and Other Assets; Assumption of Liabilities.
(a)    In connection with the Pre-Closing Reorganization, as promptly as reasonably practicable after the Execution Date, and in any event no later than the day prior to the Closing (it being understood and agreed that the effectiveness of the Transfers contemplated by this Section 1.2 may be conditioned upon the effectiveness of the Pre-Closing Reorganization pursuant to Section 1.1): to the extent not held by NewCo or the Transferred Subsidiaries, Parent shall, or shall cause the Affiliates of Parent that own or hold the rights to any Transferred Assets or that are subject to any Assumed Liabilities (collectively, but excluding NewCo, the Transferred Subsidiaries and the Transferred Joint Ventures, the “Parent Entities”), as applicable, to Transfer to NewCo or a Transferred Subsidiary, and NewCo or such Transferred Subsidiary shall accept and assume:
(i)    Parent’s and each Parent Entity’s right, title and interest in and to (A) all of the Transferred Subsidiary Shares, in each case, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws or under the Organizational Documents of the Transferred Subsidiaries and Transferred Joint Ventures), and (B) the Transferred Assets (other than the Transferred Subsidiary Shares), in each case free and clear of all Encumbrances (other than Permitted Encumbrances);
(ii)    all Assumed Liabilities; and
(b)     to the extent held by NewCo, the Transferred Subsidiaries or the Transferred Joint Ventures, Parent shall, or shall cause NewCo, the Transferred Subsidiaries or the Transferred Joint Ventures to, Transfer to Parent or a Parent Entity, and Parent or such Parent Entity shall accept and assume:
(i)    NewCo’s and each Transferred Subsidiary’s or Transferred Joint Venture’s right, title and interest in and to any Excluded Asset; and
(ii)    all Excluded Liabilities.
Section 1.3    Excluded Assets. Notwithstanding anything to the contrary set forth herein, Parent and the Parent Entities shall retain all of their existing right, title and interest in and to, and there shall be excluded from the Transfer to NewCo, the Transferred Subsidiaries or the Transferred Joint Ventures pursuant to the Pre-Closing Reorganization, the Excluded Assets.
Section 1.4    Assumption of Liabilities. On the terms and subject to the conditions set forth herein, and subject to Section 1.5, from and after the Closing, NewCo or one or more of the Transferred Subsidiaries or Transferred Joint Ventures shall be responsible for, and shall discharge and perform when due or payable, all Assumed Liabilities.
Section 1.5    Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, from and after the Closing (a) Parent and its Affiliates shall retain, and none of NewCo, the Transferred Subsidiaries, the Transferred Joint Ventures, Purchaser or any of their respective Affiliates shall assume or be responsible for, any Excluded Liability, and (b) Parent and its Affiliates shall be responsible for, and shall discharge and perform when due or payable, all Excluded Liabilities.
Section 1.6    Nonassignability of Assets.
(a)    Notwithstanding anything to the contrary set forth herein, to the extent that (a) the Transfer or attempted Transfer to NewCo or any Transferred Subsidiary of any asset that would be a Transferred Asset would, without a Consent (a “Required Consent”) (i) constitute a breach or other contravention of such Transferred Asset or a binding agreement relating thereto, (ii) subject Parent, NewCo, the Transferred Subsidiaries or any of their respective Affiliates or their or their respective Affiliates’ officers, directors or other Representatives, to civil or criminal liability, (iii) be ineffective, void or voidable or (iv) be prohibited by any applicable Law and (b) the applicable Required Consent with respect to such Transferred Asset has not been obtained prior to the Closing (any such Transferred Asset, a “Delayed Transferred Asset”), then, subject to the conditions to Closing set forth in Article 6 (including with respect to the compliance of the Parties with their respective obligations under Section 1.6(b)), the Closing shall proceed without the Transfer of such Delayed Transferred Asset. In the event the Closing proceeds without the Transfer of any such Delayed Transferred Asset, then such asset shall nevertheless be regarded as a Transferred Asset for purposes of the calculations required under Section 2.4 to the extent applicable.
(b)    From and after the Execution Date until the eighteen (18) month anniversary of the Closing Date (or, in the case of a Transferred Contract, until the expiration of the term of such Contract, after giving effect to renewals), in furtherance of their respective obligations under Section 5.5, Parent and Purchaser (or from and after the Closing, NewCo) shall (i) use their respective commercially reasonable efforts and cooperate with the other Party to promptly obtain all Required Consents (other than any Consents under Antitrust Laws, which are the subject of Section 5.4), it being understood that Purchaser (or, from and after the Closing, NewCo) shall control the strategy for obtaining any such Required Consents, and (ii) to the extent any Required Consent is not obtained at or prior to the Closing Date, Parent and NewCo shall use their respective commercially reasonable efforts to cooperate with each other to agree to and implement any reasonable arrangements permitted by applicable Law and any Governmental Entity having a Required Consent over such arrangement (a “Delayed Transferred Asset Arrangement”) to provide NewCo and its Subsidiaries with the economic claims, rights and benefits under the applicable Delayed Transferred Asset and assume the economic burdens and obligations with respect thereto such that Parent and NewCo would be placed in a substantially similar position as if such Delayed Transferred Asset had been conveyed at Closing in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to NewCo and its Subsidiaries to the extent feasible. Once any Required Consent is obtained, Parent shall, or shall cause its relevant Affiliates to, Transfer the applicable Delayed Transferred Asset to NewCo or a Subsidiary designated by NewCo as soon as reasonably practicable thereafter at no additional cost to NewCo and its Subsidiaries, which asset shall thereafter be treated as having been owned by NewCo for U.S. federal (and applicable state or local) Income Tax purposes from and after the Closing, to the maximum extent allowable by applicable Law. Subject to the terms and conditions hereof (including compliance by Parent and its Affiliates with the terms of this Section 1.6(b), Section 5.3 and Section 5.4), Parent and its Affiliates shall not have any liability to NewCo or Purchaser (and their respective Affiliates) arising out of or relating to the failure to obtain any Required Consent.
Section 1.7    Commingled Contracts; Certain Transferred Contracts.

(a)    Prior to the Closing and until the date that is eighteen (18) months after the Closing (or until the expiration of the term of such Contract if such term ends after such eighteen-month period, after giving effect to renewals), to the extent (i) the rights and obligations (or comparable services) under any Commingled Contract have not been or are not contemplated to be provided to NewCo, the Transferred Subsidiaries and the Transferred Joint Ventures pursuant to the Transition Services Agreement, (ii) replacement contracts, contract rights, bids, purchase orders or other agreements for any Commingled Contract have not yet been obtained or are not contemplated to be obtained pursuant to the Ancillary Agreements or this Agreement, and (iii) requested by NewCo or Purchaser, Parent shall use its commercially reasonable efforts to assist NewCo (A) to establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the Business with any Third Party which is a counterparty to any Commingled Contract, in each case on terms and conditions which, in the aggregate, are substantially comparable to those of such Commingled Contract, (B) to assign to NewCo or a Transferred Subsidiary the rights and obligations under such Commingled Contract to the extent Related to the Business on terms and conditions which, in the aggregate, are comparable to those of such Commingled Contract or (C) to establish reasonable and lawful arrangements designed to provide NewCo or a Transferred Subsidiary the rights and obligations under such Commingled Contract on terms and conditions which, in the aggregate, are substantially comparable to those of such Commingled Contract; provided, however, that Parent makes no representation or warranty that any Third Party shall agree to enter into any such contract, contract right, bid, purchase order or other agreement with NewCo or a Transferred Subsidiary on the existing terms of the applicable Commingled Contract or at all. Neither Parent nor its Affiliates shall be required to expend unreimbursed money, commence any litigation or offer or grant any unreimbursed accommodation (financial or otherwise) to any Third Party to fulfill its obligation under this Section 1.7(a). Notwithstanding the foregoing, in the event of any conflict between this Section 1.7(a) and the Transition Services Agreement with respect to any particular Commingled Contract, the Transition Services Agreement shall govern.
(b)    Prior to the Closing and until the date that is eighteen (18) months after the Closing (or until the expiration of the term of such Contract if such term ends after such eighteen-month period, after giving effect to renewals), to the extent (i) the rights and obligations (or comparable services) under any Dual-Use Contract to the extent related to the business of Parent and its Affiliates other than the Business (the “Remaining Parent Business”) have not been or are not contemplated to be provided to Parent pursuant to the Transition Services Agreement, (ii) replacement contracts, contract rights, bids, purchase orders or other agreements for such Dual-Use Contract to the extent related to the Remaining Parent Business have not yet been obtained or are not contemplated to be obtained pursuant to the Ancillary Agreements or this Agreement, and (iii) requested by Parent, NewCo shall use its commercially reasonable efforts to assist Parent (A) to establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the Remaining Parent Business with any Third Party which is a counterparty to any Dual-Use Contract, in each case on terms and conditions which, in the aggregate, are substantially comparable to those of such Dual-Use Contract, (B) to assign to Parent or its Affiliates (other than NewCo and the Transferred Subsidiaries) the rights and obligations under any Dual-Use Contract to the extent related to the Remaining Parent Business on terms and conditions which, in the aggregate, are substantially comparable to those of such Dual-Use Contract or (C) to establish reasonable and lawful arrangements designed to provide the Remaining Parent Business the rights and obligations under such Dual-Use Contract on terms and conditions which, in the aggregate, are substantially comparable to those of such Dual-Use Contract; provided, however, that NewCo makes no representation or warranty that any Third Party shall agree to enter into any such contract, contract right, bid, purchase order or other agreement with Parent or such an Affiliate thereof on the existing terms of the applicable Dual-Use Contract or at all. Neither NewCo nor its Affiliates shall be required to expend unreimbursed money, commence any litigation or offer or grant any unreimbursed accommodation (financial or otherwise) to any Third Party to fulfill its obligation under this Section 1.7(b). Notwithstanding the foregoing, in the event of any conflict between this Section 1.7(b) and the Transition Services Agreement with respect to any such Dual-Use Contract, the Transition Services Agreement shall govern.
Section 1.8    Wrong Pockets.
(a)    If, following the Closing, NewCo, Parent, Purchaser or their respective Affiliates identify any assets or liabilities owned by any of Parent or its Affiliates that as of the Closing should have been a Transferred Asset or Assumed Liability but was not transferred by such Parent Entity to NewCo or a Transferred Subsidiary at or prior to the Closing (including as part of the Pre-Closing Reorganization), then (i) in the case of a Transferred Asset, Parent agrees to promptly Transfer or cause to be Transferred such Transferred Asset to NewCo or such Subsidiary of NewCo as NewCo may designate, and (ii) in the case of an Assumed Liability, NewCo agrees to promptly assume or cause one of its Subsidiaries to assume such Assumed Liability, in each case, for no additional consideration, and in the case of any Transferred Asset the Transfer of which by Parent or its Affiliates to NewCo or a Transferred Subsidiary requires a Required Consent, Parent and NewCo shall use their respective commercially reasonable efforts to make or obtain such Required Consent, the Transfer of such asset shall not be completed until the required notices or approvals have been made or obtained, and, if requested by NewCo, Parent and NewCo will implement a Delayed Transferred Asset Arrangement with respect to such asset pending receipt of such Required Consent.
(b)    If, following the Closing, Parent, NewCo or Purchaser identifies an asset or a liability held by NewCo or any of its Subsidiaries that it believes in good faith should have been an Excluded Asset or Excluded Liability, as the case may be, then (i) in the case of an Excluded Asset, NewCo agrees to promptly Transfer or cause to be Transferred such Excluded Asset to Parent, and (ii) in the case of an Excluded Liability, Parent agrees to promptly assume or cause one of its Subsidiaries to assume such Excluded Liability, in each case, for no additional consideration.
(c)    Any asset or liability that constitutes a Transferred Asset or Transferred Liability for purposes of Section 1.8(a) shall be treated as having been Transferred to NewCo (or any applicable Transferred Subsidiary or Transferred Joint Venture) for U.S. federal (and applicable state or local) Income Tax purposes before the Closing Date, to the maximum extent allowable by applicable Law. Any asset or liability that constitutes an Excluded Asset or Excluded Liability for purposes of Section 1.8(b) shall be treated as having never been Transferred to NewCo, the applicable Transferred Subsidiary or Transferred Joint Venture for U.S. federal (and applicable state or local) Income Tax purposes, to the maximum extent allowable by applicable Law.
ARTICLE 2
THE TRANSACTION
Section 2.1    Purchase and Sale of Units. On the terms and subject to the conditions set forth herein, and in reliance on the representations, warranties, covenants and agreements contained herein, at the Closing, Parent agrees to and/or cause another Parent Entity to sell and Transfer to Purchaser, and Purchaser agrees to purchase and accept from Parent and/or such other Parent Entity, the Purchased Units, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws or under the NewCo Operating Agreement), in exchange for the payment by Purchaser (or on Purchaser’s behalf) to Parent (on behalf of Parent and/or such other Parent Entity) of an amount in cash equal to $108,000,000.00 (the “Unadjusted Purchase Price”), subject to Section 2.2 and Section 2.4.
Section 2.2    Purchase Price. On the terms and subject to the conditions set forth herein, in consideration for the Purchased Units, at the Closing, Purchaser shall pay (or cause to be paid) to Parent (on behalf of Parent and/or another Parent Entity that sells Purchased Units to Purchaser pursuant to Section 2.1) the Estimated Purchase Price in cash. The Estimated Purchase Price shall be subject to further adjustment after the Closing Date as provided in Section 2.4.
Section 2.3    Minimum Cash Amount. Parent shall cause NewCo and the Transferred Subsidiaries to collectively hold Cash as of the Closing, determined in accordance with the Closing Statement Guidelines, equal to the Closing Minimum Cash Amount (it being agreed that for purposes of Section 6.2(b), this covenant shall be performed in all respects).
Section 2.4    Purchase Price Adjustment.
(a)    Estimated Closing Statement. At least five (5) Business Days prior to the Closing Date, Parent shall deliver to Purchaser an estimated Closing statement (the “Estimated Closing Statement”) setting forth (i) an unaudited combined balance sheet of the Business as of immediately prior to the Closing (the “Closing Balance Sheet”) and (ii) Parent’s good faith estimate, including reasonable supporting detail, of (A) Closing Outstanding Indebtedness (“Estimated Closing Outstanding

Indebtedness”), (B) Closing Specified Contract Cash (“Estimated Specified Contract Cash”) and (C) the Estimated Purchase Price. Parent will (x) reasonably cooperate with Purchaser and its Representatives in connection with Purchaser’s review of the Estimated Closing Statement, including by promptly providing Purchaser and its Representatives with information and access (including access to Parent’s executive officers and other Representatives) necessary for Purchaser’s review of the Estimated Closing Statement as reasonably requested by Purchaser and (y) reasonably consider in good faith any revisions to the Estimated Closing Statement proposed by Purchaser prior to the Closing (which agreed revisions shall be binding on the Parties). The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Most Recent Balance Sheet, and the Estimated Closing Statement shall otherwise be prepared in accordance with this Agreement and the Closing Statement Guidelines and be substantially in the format set forth in the form thereof included with the Closing Statement Guidelines.
(b)    Closing Adjustment. The “Estimated Purchase Price” means an amount equal to the Unadjusted Purchase Price minus Estimated Closing Outstanding Indebtedness.
(c)    Closing Statement.
(i)    Promptly after the Closing Date and in any event no later than 120 days following the Closing Date (the “Closing Statement Preparation Period”), NewCo shall prepare and deliver to Parent and Purchaser a statement (the “Closing Statement”) setting forth NewCo’s calculation, including reasonable supporting detail, of (A) Closing Specified Contract Cash, (B) Closing Outstanding Indebtedness, (C) Final Specified Contract Cash Adjustment, (D) Final Adjustment Amount and (E) the Final Purchase Price. The Closing Statement shall be prepared in accordance with this Agreement and the Closing Statement Guidelines and substantially in the format and with only those line items set forth in the form thereof included with the Closing Statement Guidelines. During the Closing Statement Preparation Period, NewCo and its Subsidiaries shall provide reasonable access to the personnel and the books and records and other financial information as Purchaser and/or Parent may reasonably request for the purpose of preparing the Closing Statement and provide reasonable cooperation to Purchaser and/or Parent and their Representatives in connection therewith; provided that such access shall be in a manner that does not interfere with the normal business operations of NewCo or its Subsidiaries; provided, further, that such access shall not include any access to any Parent Consolidated Return (other than any such Tax Return relating solely to NewCo and/or any of its Subsidiaries, including, for the avoidance of doubt, any pro forma Tax Return of any Transferred Subsidiary or Transferred Joint Venture that would be included in any Parent Consolidated Return but which solely reflects the activities and operations of such Transferred Subsidiary or Transferred Joint Venture) or any other Tax information that does not relate solely to NewCo and its Subsidiaries or the Transferred Assets.
(ii)    If (x) neither Parent nor Purchaser objects to NewCo’s proposed Closing Statement by delivering a written notice of objection (a “Notice of Objection”) to NewCo within 60 days following delivery thereof to Parent and Purchaser (the “Objection Period”) or (y) at any time, including following delivery of a Notice of Objection, Parent and Purchaser accept NewCo’s proposed Closing Statement (which may include mutually agreed modifications thereto) in writing, NewCo’s proposed Closing Statement, including the calculation of the Final Purchase Price set forth therein, shall be deemed final, non-appealable and binding for all purposes under this Agreement. In order to be valid, a Notice of Objection delivered within the Objection Period pursuant to this Section 2.4(c)(ii) shall set forth Parent’s or Purchaser’s, as applicable, specific objections to the disputed elements of NewCo’s proposed Closing Statement (“Disputed Adjustment Amounts”) in reasonable detail and include supporting materials together with an alternative Closing Statement. During the Objection Period, NewCo and its Subsidiaries shall provide reasonable access to the personnel and books and records and other financial information relating to the Closing Statement as Parent or Purchaser and their respective Representatives may reasonably request for the purpose of reviewing the Closing Statement or preparing a Notice of Objection; provided that such access shall be provided in a manner that does not interfere with the normal business operations of NewCo or any of its Subsidiaries or violate any COVID-19 Measures or other applicable Law.
(iii)    If Parent or Purchaser duly delivers a Notice of Objection to NewCo within the Objection Period, then any element of NewCo’s proposed Closing Statement other than the Disputed Adjustment Amounts shall be deemed final, non-appealable and binding for all purposes under this

Agreement from and after delivery of such Notice of Objection. Any Disputed Adjustment Amount shall be resolved as set forth in this Section 2.4(c)(iii).
(A)    The Parties shall endeavor in good faith to work with each other to promptly resolve in writing the Disputed Adjustment Amounts listed in such Notice of Objection. If a written agreement determining the Disputed Adjustment Amounts has not been reached among the Parties within 30 days (or such longer period as may be agreed by Parent and Purchaser) following the delivery of the Notice of Objection, the Parties shall submit the Disputed Adjustment Amounts that remain unresolved to an impartial nationally recognized firm of independent certified public accountants mutually agreed in writing by Parent and Purchaser (the “Accounting Expert”) who, acting as experts and not arbitrators, shall resolve the Disputed Adjustment Amounts and make any resulting adjustments to NewCo’s proposed Closing Statement, including the Final Adjustment Amount and the Final Purchase Price. Purchaser, Parent and NewCo shall promptly negotiate and execute any agreement reasonably required by the Accounting Expert for its engagement hereunder and shall reasonably cooperate with the Accounting Expert in the performance of its duties.
(B)    The Parties shall instruct the Accounting Expert to render its written decision regarding the Disputed Adjustment Amounts submitted to it in accordance with this Section 2.4(c)(iii)(B) within 30 days of the submission of the Disputed Adjustment Amounts to the Accounting Expert. Parent and Purchaser shall each be entitled to submit presentations and other documentation to support its respective calculations of the Disputed Adjustment Amounts within such 30 day period. Such written decision shall (1) state the Accounting Expert’s determination of each Disputed Adjustment Amount and calculation of the Final Adjustment Amount and Final Purchase Price resulting therefrom, (2) state in reasonable detail factual bases and calculations on which each determination was based, (3) be based solely on the Closing Statement Guidelines and the terms of this Agreement, (4) only resolve the Disputed Adjustment Amounts submitted to it and not later withdrawn by the Parties in writing, (5) make all adjustments regardless of materiality and (6) not assign a value to any Disputed Adjustment Amount submitted to it outside the range of values assigned to such Disputed Adjustment Amount in NewCo’s Closing Statement and the Notice of Objection (or such narrower range of values agreed by the Parties in their written submissions to the Accounting Expert). The Accounting Expert shall not conduct an independent investigation but shall instead base its determination on the written submissions of the Parties delivered pursuant to this Section 2.4 with respect to the Disputed Adjustment Amounts; provided that the foregoing shall not preclude the Accounting Expert from conducting independent research as to proper application of the Closing Statement Guidelines or the terms of this Agreement.
(C)    The Accounting Expert’s written decision in accordance with Section 2.4(c)(iii)(B) and the determinations of the Disputed Adjustment Amounts and the resulting adjustments to the Final Adjustment Amount and the Final Purchase Price shall be final, non-appealable and binding upon the Parties for purposes of this Agreement absent manifest mathematical error or fraud on the part of the Accounting Expert. The Accounting Expert shall act as an expert, and not as an arbitrator, for the limited purpose of determining the resolution of the Disputed Adjustment Amounts and adjustments to the Closing Statement, Final Adjustment Amount and Final Purchase Price arising therefrom, and may not award damages, interest or penalties to any Party with respect to any matter or alter, amend or otherwise affect any provision contained in this Section 2.4 or elsewhere in this Agreement. A judgment upon the decision rendered by the Accounting Expert may be entered in any court having jurisdiction over the subject matter thereof, and each Party agrees that it shall not have any right to, and shall not, initiate any other Action challenging the determination of the Accounting Expert other than to the extent that such Action is initiated in good faith to assert that such determination was inconsistent with the terms of this Section 2.4(c)(iii). The Accounting Expert, once appointed, shall have no ex parte communications with the Parties concerning the Disputed Adjustment Amounts. All communications between any Party and the Accounting Expert shall be conducted in writing, with copies sent simultaneously to the other Parties in writing. The costs and expenses of the Accounting Expert shall be allocated between Purchaser and Parent based upon the percentage of the contested amount submitted to the Accounting Expert by the other Party that is ultimately awarded to such other Party by the Accounting Expert, such that Purchaser bears a percentage of such costs and expenses equal to the percentage of the contested amount, if any, awarded to Parent, and Parent bears a percentage of such costs and expenses equal to the percentage of the contested amount, if any, awarded to Purchaser.

(iv)    Within five Business Days following the final determination of the Final Purchase Price in accordance with Section 2.4(c)(ii) or Section 2.4(c)(iii):
(A)    if the Estimated Purchase Price exceeds the Final Purchase Price, Parent shall pay to Purchaser (on behalf of Parent and/or another Parent Entity that sells Purchased Units to Purchaser pursuant to Section 2.1) an amount in cash equal to such excess by wire transfer of immediately available funds to the account designated in writing by Purchaser to Parent;
(B)    if the Final Purchase Price equals the Estimated Purchase Price, then no adjustment to the Estimated Purchase Price shall be made and neither Parent nor Purchaser shall pay any amounts to the other pursuant to this Section 2.4(c); or
(C)    if the Final Purchase Price exceeds the Estimated Purchase Price, Purchaser shall pay to Parent (on behalf of Parent and/or another Parent Entity that sells Purchased Units to Purchaser pursuant to Section 2.1) an amount in cash equal to such excess by wire transfer of immediately available funds to the account designated in writing by Parent to Purchaser.
(d)    Exclusive Remedy. Notwithstanding anything to the contrary set forth herein, other than with respect to Fraud claims, the process set forth in this Section 2.4 shall be the sole and exclusive remedy of the Parties for any disputes related to the calculation of the Final Purchase Price or the items required to be included or reflected in the calculation of the Final Purchase Price (other than with respect to Accrued Pre-Closing Taxes that are not set forth on the Estimated Closing Statement or Closing Statement and which constitute Pre-Closing Taxes, which shall be subject to indemnification pursuant to and subject to the limitations set forth in Article 7). No Purchaser Indemnitees may recover Losses under Article 7 to the extent such Losses are specifically deducted from the Final Purchase Price pursuant to this Section 2.4, and no Parent Indemnitees may recover Losses in respect of Excluded Liabilities under Article 7 to the extent such Losses are specifically added to the Final Purchase Price pursuant to this Section 2.4.
Section 2.5    Withholding. Notwithstanding anything to the contrary set forth herein, the Parties and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under applicable Law. Purchaser, Parent, or the applicable withholding agent, as applicable, shall use commercially reasonable efforts to provide prior written notice to the other Party prior to any deduction or withholding pursuant to this Section 2.5 to provide a reasonable opportunity to avoid such deduction and withholding (provided, however, that no such prior written notice shall be required in the case of any deduction or withholding on compensatory payments or on payments relating to the Pre-Closing Reorganization). Any amounts so deducted or withheld shall be timely paid over to the appropriate Governmental Entity. To the extent that amounts are so deducted, withheld, and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 2.6    Closing. The closing of the purchase and sale of the Purchased Units and the other transactions contemplated by this Agreement (the “Closing”) shall occur remotely via the electronic exchange of documents and signatures on the third Business Day following the date on which the last of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions at the Closing) has been satisfied or waived. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
Section 2.7    Closing Actions. On the terms and subject to the conditions set forth herein, at the Closing (other than Section 2.7(a), which shall be completed on the Closing Date immediately prior to the consummation of the Closing), the following actions shall be taken and the following agreements, certificates and other documents shall be executed and delivered by the Parties:
(a)    NewCo shall consummate the Debt Financing in accordance with Section 5.6, and NewCo shall distribute (or cause to be distributed) the proceeds of the Debt Financing to Parent and its

Subsidiary (in proportion to their respective ownership of NewCo as of such time) in an amount in cash equal to $120,000,000 (which payment, for the avoidance of doubt, shall not be a distribution subject to Article VI of the NewCo Operating Agreement).
(b)    Purchaser shall pay an amount equal to the Estimated Purchase Price to Parent (by wire transfer of immediately available funds to the account designated in writing by Parent to Purchaser) in accordance with Section 2.2.
(c)    Parent and/or another Parent Entity shall Transfer (or cause the applicable Parent Entity to Transfer) to Purchaser, and Purchaser shall accept, the Purchased Units, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws or under the NewCo Operating Agreement).
(d)    Each Party (and its applicable Affiliates) shall execute and deliver the NewCo Operating Agreement to the other Parties, and NewCo shall adopt the NewCo Operating Agreement.
(e)    Each of NewCo, Parent, Purchaser shall, or shall cause their applicable Affiliate to, execute and deliver counterparts of each of the Ancillary Agreements to which it is a party.
(f)    Each of Parent and Purchaser shall provide a properly completed and executed IRS Form W-9 to NewCo, and Parent shall provide a properly completed and executed IRS Form W-9 to Purchaser.
Section 2.8    Purchase Price Allocation. Within one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver (or cause to be prepared and delivered) to Parent a schedule setting forth the fair market value of the assets that NewCo owns or is deemed to own for U.S. federal and applicable state and local Income Tax purposes as of the Closing (the “Draft Allocation Statement”). The Draft Allocation Statement shall be prepared in a manner consistent with Sections 743(b), 755, and 1060 of the Code. Parent shall provide Purchaser with any comments on the Draft Allocation Statement within thirty (30) days following Parent’s receipt of the Draft Allocation Statement. If Parent does not provide Purchaser with any comments on the Draft Allocation Statement within such 30-day period, or if Parent and Purchaser agree to a negotiated Draft Allocation Statement within such 30-day period, the Draft Allocation Statement shall be considered final (the “Final Allocation Statement”). If Parent disagrees with the Draft Allocation Statement, Parent and Purchaser shall make a good faith effort to resolve any disputed items. In the event of any disagreement that cannot be resolved between the parties within such 30-day period, such disagreement shall be resolved by an accounting firm of national reputation mutually agreeable to Parent and Purchaser (the “Tax Accountant”), and any such determination by the Tax Accountant shall be incorporated into the Draft Allocation Statement, which as modified shall constitute the Final Allocation Statement. The fees and expenses of the Tax Accountant shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Parent. The Final Allocation Statement shall be binding upon the Parties and their respective Affiliates for all Tax purposes, and the Parties and their Affiliates shall prepare and file, or cause to be prepared and filed, all Tax Returns (including IRS Form 8594) in a manner consistent with the Final Allocation Statement, and shall not take any position (whether in Tax Returns, Tax proceedings, or otherwise) that is inconsistent with the Final Allocation Statement, unless required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code (or any analogous or similar state or local Law). In the event of any adjustment to the Estimated Purchase Price pursuant to this Agreement, Purchaser shall prepare and deliver (or cause to be prepared and delivered) to Parent a revised schedule with any proposed modifications to the Final Allocation Statement, and the same review, resolution, and finalization procedures applicable to the Draft Allocation Statement set forth in this Section 2.8 shall apply with respect to such proposed modifications.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT
Except to the extent set forth in the disclosure letter delivered to Purchaser by Parent concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), Parent hereby represents and warrants to Purchaser as follows as of the date of this Agreement and the Closing:

Section 3.1    Organization, Good Standing and Qualification. Each of Parent, NewCo, each Parent Entity, each Transferred Subsidiary and each Transferred Joint Venture is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except in the case of the Parent Entities, Transferred Subsidiaries and Transferred Joint Ventures as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by Parent, NewCo, each Parent Entity, each Transferred Subsidiary and each Transferred Joint Venture of its respective obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Parent, NewCo, each Parent Entity, each Transferred Subsidiary and each Transferred Joint Venture (a) has all requisite corporate or similar power and authority to own, lease and operate the Transferred Assets currently held by it and to carry on such portion of the Business as is presently conducted by it and (b) is authorized, licensed or qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of Transferred Assets or conduct of the Business conducted by it requires such authorization, licensing or qualification, except in the case of clauses (a) and (b) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by Parent, NewCo, any Parent Entity, any Transferred Subsidiary or any Transferred Joint Venture of its respective obligations under this Agreement or the Ancillary Agreements, if any, or the consummation of the transactions contemplated hereby or thereby. None of Parent, NewCo, any Parent Entity, any Transferred Subsidiary or any Transferred Joint Venture is, in any material respect, in default or in violation of any provisions of its respective Organizational Documents.
Section 3.2    Transferred Subsidiaries; Transferred Joint Ventures.
(a)    Section 3.2(a) of the Parent Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of each Subsidiary that will, directly or indirectly, be Transferred to NewCo prior to the Closing (the “Transferred Subsidiaries”) and each Transferred Joint Venture, together with its jurisdiction of organization or formation, the number of outstanding shares of capital stock or other equity interests of each Transferred Subsidiary or Transferred Joint Venture and the number of outstanding shares of capital stock or other equity interests (or, if not unitized, the percentage ownership interest) of each Transferred Subsidiary or Transferred Joint Venture held by Parent and the Parent Entities (the “Transferred Subsidiary Shares”).
(b)    All of the Transferred Subsidiary Shares have been duly authorized, and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights, right of first refusal, right of first offer or similar rights. Parent or a Parent Entity has good and valid title to all such Transferred Subsidiary Shares, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws and those imposed under the NewCo Operating Agreement or the other applicable Organizational Documents), and, good and valid title to such Transferred Subsidiary Shares, free and clear of all Encumbrances (other than Permitted Encumbrances, any transfer restrictions imposed by federal and state securities laws and those imposed under the NewCo Operating Agreement or the other applicable Organizational Documents), shall pass to NewCo and its Subsidiaries at or prior to the Closing (other than 40,000 aggregate Common Units held by Parent and/or another Parent Entity, which shall constitute Excluded Assets).
(c)    There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, call rights, redemption rights, repurchase rights, bonds, debentures, notes or other rights, stockholders’ agreements, proxies, agreements, arrangements or commitments of any character under which the Transferred Subsidiaries or the Transferred Joint Ventures are or may become obligated to issue, redeem or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any such Transferred Subsidiary Shares or any other securities or equity interests of the Transferred Subsidiaries or the Transferred Joint Ventures, or any securities or obligations exercisable or exchangeable for or convertible into, such Transferred Subsidiary Shares or any other securities or equity interests of the Transferred Subsidiaries or the Transferred Joint Ventures, or any “tag-along,” “drag-along” or similar rights with respect to such Transferred Subsidiary Shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Transferred Subsidiary

Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Transferred Subsidiary Shares. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Transferred Subsidiary Shares or any other securities or equity interests of a Transferred Subsidiary.
(d)    Except as set forth on Section 3.2(d) of the Parent Disclosure Letter, no Transferred Subsidiary owns, directly or indirectly, any capital stock or other equity interests of any Person (other than another Transferred Subsidiary or a Transferred Joint Venture) or has any direct or indirect equity or ownership interest in any business (other than that of another Transferred Subsidiary or a Transferred Joint Venture) or is a member of or participant in any partnership, joint venture or similar Person (other than another Transferred Subsidiary or a Transferred Joint Venture). The Transferred Joint Ventures do not own, directly or indirectly, any capital stock or equity interests of any Person.
Section 3.3    NewCo.
(a)    At the Execution Date, Parent owns directly all of the issued and outstanding common units of NewCo (“Common Units”), and as of immediately prior to the Closing, Parent, directly and indirectly through a Parent Entity, owns all of the Common Units. There are no issued, outstanding or authorized equity interests of NewCo other than the Common Units. As of immediately following the Closing, the authorized equity interests and capital structure of NewCo and ownership of the Common Units shall be as set forth in the NewCo Operating Agreement.
(b)    All of the Common Units have been duly authorized, and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights, right of first refusal, right of first offer or similar rights. Parent and/or a Parent Entity has good and valid title to all Common Units, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws and those imposed under the NewCo Operating Agreement) and, as of immediately prior to the Closing and at the Closing, the full right, power and authority to transfer and deliver to Purchaser valid title to the Purchased Units, and upon delivery by NewCo of the Purchased Units at Closing, good and valid title to the Purchased Units, free and clear of all Encumbrances, shall pass to Purchaser.
(c)    NewCo was formed solely for the purpose of engaging in the Transactions and serving as the holding company for the Business as of and following the Closing. Except for obligations and liabilities incurred in connection with its formation and the Transactions in accordance with this Agreement, NewCo has not and will not (until after Closing) have (i) incurred, directly or indirectly, any obligations, (ii) engaged in any business activities of any type or kind whatsoever, directly or indirectly, (iii) entered into any agreements or arrangements with any Person, or (iv) acquired any material assets or liabilities other than those incidental to its existence.
(d)    Other than as set forth in the NewCo Operating Agreement (which rights are effective from and after the Closing), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, call rights, redemption rights, repurchase rights, bonds, debentures, notes or other rights, stockholders’ agreements, proxies, agreements, arrangements or commitments of any character under which NewCo is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any Common Units or other securities or equity interests of NewCo, or any securities or obligations exercisable or exchangeable for or convertible into, Common Units or other securities or equity interests of NewCo, or any “tag-along,” “drag-along” or similar rights with respect to Common Units or other securities or equity interests of NewCo, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than as set forth in the NewCo Operating Agreement (which rights are effective from and after the Closing), the equity interests of NewCo are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such equity interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Common Units or any other securities or equity interests of NewCo.
(e)    NewCo does not own, directly or indirectly, any capital stock or other equity interests of any Person or have any direct or indirect equity or ownership interest in any business (other than, at the Closing, the Transferred Subsidiary Shares), and is not a member of or participant in any partnership, joint venture or similar Person.

Section 3.4    Authority; Approval. Each of Parent, NewCo and each Parent Ancillary Counterparty has all requisite corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or shall be a party, to perform its obligations thereunder and to consummate the Transactions and the transactions contemplated by the Ancillary Agreements. The execution, delivery and performance of this Agreement by Parent and NewCo has been duly and validly authorized by all necessary organizational action on the part of Parent and NewCo, as applicable, and no other organizational action on the part of Parent or NewCo is necessary to authorize the execution, delivery or performance on the part of either Parent or NewCo of this Agreement and the consummation by either Parent or NewCo of the Transactions. The execution, delivery and performance of each of the Ancillary Agreements to which Parent, NewCo or the applicable Parent Ancillary Counterparty is or will be a party has been, or at the Closing will be, duly and validly authorized by all necessary corporate or other action on the part of such Person, and no other organizational action on the part of Parent, NewCo, or the applicable Parent Ancillary Counterparty is necessary to authorize the execution, delivery or performance on the part of either Parent, NewCo or the applicable Parent Ancillary Counterparty of each of the Ancillary Agreements and the consummation by either Parent, NewCo or the applicable Parent Ancillary Counterparty of the transactions contemplated by the Ancillary Agreements. This Agreement has been, and each of the Ancillary Agreements will be at Closing, duly and validly executed and delivered by Parent, NewCo and each Parent Ancillary Counterparty and, when executed and delivered by Purchaser and the other parties hereto and thereto, will constitute a legal, valid and binding agreement of Parent, NewCo and each such Parent Ancillary Counterparty, enforceable against such party pursuant to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).
Section 3.5    Governmental Filings; No Violations.
(a)    Other than the necessary filings, notices, reports, consents, registrations, approvals, expirations of waiting periods or authorizations (i) required under foreign direct investment Laws of the jurisdictions set forth on Section 3.5(a)(i) of the Parent Disclosure Letter, (ii) required to be filed by Parent pursuant to its periodic reporting obligations under the Securities Exchange Act of 1934, as amended, or (iii) as set forth on Section 3.5(a)(iii) of the Parent Disclosure Letter (collectively, the “Required Approvals”), no notices, reports, consents, registrations, approvals, permits, waivers, licenses, exemptions or other filings are required to be made by Parent, NewCo, any Transferred Subsidiary or any of the Parent Entities with, nor are any Permits required to be obtained by Parent, NewCo, any Transferred Subsidiary or any of the Parent Entities from, any Governmental Entity, in connection with the execution, delivery and performance of the Transaction Documents by Parent, NewCo, any Transferred Subsidiary or any Parent Entity or the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements, except those filings, notices, reports, consents, registrations, approvals, expirations of waiting periods, authorizations or Permits that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by Parent, NewCo or any Parent Ancillary Counterparty of their respective obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
(b)    To the Knowledge of Parent, there is no reason that any Required Approvals will not be received on a timely basis or that the performance by Parent or any of its Affiliates of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby would reasonably be expected to be prevented, materially delayed or materially impeded.
(c)    The execution, delivery and performance by Parent, NewCo and the Parent Entities of the Transaction Documents to which they are a party do not, and the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements shall not, conflict with or result in any violation of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, vesting, cancellation or acceleration of any obligation under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Transferred Assets under any provision of (i) the Organizational Documents of Parent, NewCo, any Transferred Subsidiary, any Transferred Joint Venture or any Parent Entity, (ii) any Material Contract binding upon Parent, NewCo, any Transferred Subsidiary, any Transferred Joint Venture or any Parent Entity or (iii) assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions and the transactions contemplated by the Ancillary Agreements) compliance with the Required Approvals, any Law to which Parent, NewCo, any Transferred Subsidiary, any Transferred Joint Venture or any Parent Entity, the Business and the Transferred Assets are subject except, in the case of clauses (ii) and (iii) above, for any such conflict, violation, termination, default, loss, modification, vesting, cancelation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by Parent, NewCo or any Parent Ancillary Counterparty of their respective obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
Section 3.6    Financial Statements.
(a)    The unaudited combined balance sheets and the corresponding unaudited combined statements of income as at and for the fiscal years ended the end of February 2022, 2021, and 2020 and corresponding unaudited statements of changes in parent company net investment and statements of cash flows as at and for the fiscal years ended the end of February 2021, and 2020, in each case, of the Business, set forth in Section 3.6(a) of the Parent Disclosure Letter (the “Financial Statements”), are true, correct and complete and were derived from, and are consistent with, the financial data inputs into the audited financial statements of Parent for the fiscal years ended the end of February 2022, 2021, and 2020, and the financial accounting and reporting systems of Parent. The unaudited balance sheet (the “Most Recent Balance Sheet”) and the corresponding unaudited combined statement of income of the Business, as at and for the two-month period ended April 30, 2022 (the “Most Recent Balance Sheet Date”), set forth in Section 3.6(a) of the Parent Disclosure Letter (the “Interim Financial Statements”), are true, correct and complete and were derived from, and are consistent with, the financial data inputs into the unaudited financial statements of Parent as at and for the two-month period ended the Most Recent Balance Sheet Date and the financial accounting and reporting systems of Parent.
(b)    The (i) Financial Statements were prepared on a basis consistent with consolidated periodic financial statements and in accordance with GAAP, consistently applied, and present fairly, in all material respects, the combined financial position of the Business and the results of its operations, taken as a whole, as of the respective dates thereof and for the respective periods covered thereby, except as otherwise expressly indicated therein, and (ii) Interim Financial Statements were prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the combined financial position of the Business and the results of operations of the Business at the date and for the period covered by such statements (subject to normal year-end adjustments that are not material in nature or amount), except, in each case, subject to (A) the fact that the Business was not operated on a stand-alone basis during such periods and (B) the fact that the Financial Statements and Interim Financial Statements (and the allocations and estimates made by the management of Parent in preparing such Financial Statements and Interim Financial Statements) (1) are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis during such periods and (2) are not necessarily indicative of any such costs to NewCo and its Subsidiaries that shall result following the Closing (clauses (A) and (B), the “Carve-Out Qualifications”).
(c)    As it relates to the Business, Parent has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Business are being executed and made only in accordance with appropriate authorizations of management and the board of directors of Parent, as applicable, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Business and (iv) the assets of the Business have been recorded in conformity with GAAP, in each case, subject to the Carve-Out Qualifications and except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole). As of February 28, 2022, there were no significant deficiencies or material weaknesses in the design or operation of Parent’s internal controls with respect to the Business that could materially and adversely affect Parent’s ability to record, process, summarize and report financial data with respect to the

Business. There are no material off-balance sheet transactions, arrangements, obligations or relationships attributable to the Transferred Subsidiaries or the Business that are not described in the footnotes to the Financial Statements.
(d)    All of the accounts receivable and accounts payable of the Business arose in the Ordinary Course in bona fide, arms’ length transactions, and are carried on the records of the Business at values determined in accordance with GAAP. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole), such accounts receivable are valid and enforceable claims and are not subject to any claim of offset, recoupment, setoff or counterclaim, and, to the Knowledge of Parent, there are no specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No Person has any Encumbrance (other than Permitted Encumbrances) on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable except as fully and adequately reflected in reserves for doubtful accounts set forth in the Interim Financial Statements.
(e)    Section 3.6(e) of the Parent Disclosure Letter lists all Credit Support Items as of the Execution Date.
(f)    No Transferred Joint Venture or any Subsidiary thereof has any Indebtedness.
Section 3.7    Absence of Certain Changes.
(a)    From the Most Recent Balance Sheet Date to the Execution Date, the Business has been conducted in the Ordinary Course in all material respects (except for actions related to the negotiation, execution or delivery of this Agreement or the Transactions or as otherwise contemplated by this Agreement or the other Transaction Documents (or the sales process relating to the potential sale of the Business)) and there has not been any material damage, abandonment, failure to maintain, lapse, expiration, destruction or other casualty loss with respect to any material Transferred Asset, whether or not covered by insurance.
(b)    Since the Most Recent Balance Sheet Date, (i) there has not been any Change to the business, assets, financial condition or results of operations of the Business and the Transferred Subsidiaries, taken as a whole, which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) except for actions related to the negotiation, execution or delivery of this Agreement or the Transactions or as otherwise contemplated by this Agreement or the other Transaction Documents (or the sales process relating to the potential sale of the Business), Parent has not taken any action, or omitted to take any action, that would require consent of Purchaser pursuant to, or constitute a breach of, Section 5.1(a)(3) if such action or omission occurred between the date of this Agreement and Closing.
Section 3.8    No Undisclosed Liabilities. There are no Liabilities of the Business required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than those Liabilities that (a) have been reserved against or reflected in the Interim Financial Statements (or any notes thereto), (b) were incurred since the Most Recent Balance Sheet Date in the Ordinary Course (none of which result from any breach of Contract, warranty, infringement, tort or violation of Law), (c) are Excluded Liabilities, (d) have been incurred pursuant to this Agreement or (e) would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole).
Section 3.9    Litigation.
(a)    There are, and since March 1, 2020, have been, no civil, criminal or administrative actions, suits, demands, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Parent, threatened against Parent, any of the Parent Entities, NewCo, any of the Transferred Subsidiaries or any Transferred Joint Venture that would, individually or in the aggregate, reasonably be expected to adversely affect the Business in any material respect or prevent, materially delay or materially impede the performance by Parent, NewCo or any Parent Ancillary Counterparty of their respective obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

(b)    Neither Parent, any Parent Entity, any Transferred Subsidiary nor any Transferred Joint Venture is, or since March 1, 2020, has been, party to or is subject to (i) the provisions of any investigation or inquiry (in each case, to the Knowledge of Parent) or Order of any Governmental Entity arising out of or relating to the Business or (ii) any agreement to settle or compromise any Action pending or threatened in writing against it by any Governmental Entity which has involved or will involve any obligation other than the payment of money or which the Business is or will be subject to any continuing obligation, in each case, which would, individually or in the aggregate, reasonably be expected to adversely affect the Business in any material respect or prevent, materially delay or materially impede the performance by Parent or NewCo of their respective obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Neither Parent, any Parent Entity, any Transferred Subsidiary nor any Transferred Joint Venture is bound by any outstanding Order arising out of or relating to the Business that, individually or in the aggregate, would reasonably be expected to impair in any material respect the operation of the Business as it is currently conducted.
Section 3.10    Compliance with Laws; Permits.
(a)    Since March 1, 2019, the Business has not been, and is not being, conducted in violation of any Laws, except where such violations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by Parent, NewCo or any Parent Ancillary Counterparty of their respective obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. As of the Execution Date, since March 1, 2019, each of Parent, the Parent Entities and the Transferred Subsidiaries has not received any written communication alleging any noncompliance with any such Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by Parent, NewCo or any Parent Ancillary Counterparty of their respective obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
(b)    Each of Parent, the Parent Entities, the Transferred Subsidiaries and the Transferred Joint Ventures holds, and is in compliance with, all Permits issued or granted by a Governmental Entity that are necessary to conduct such portion of the Business as presently conducted by it, and each such Permit is valid and unexpired, except those the absence of which or the failure to be in compliance with would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by Parent, NewCo or any Parent Ancillary Counterparty of their respective obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
(c)    Since March 1, 2019, no director, officer or employee or, to the Knowledge of Parent, any agent, or other Person acting on behalf or for the benefit of the Business or any of the Parent’s Subsidiaries, and none of the Business’ and the Parent’s Subsidiaries’ respective Affiliates or any Representatives of any such Affiliate:
(i)    has offered, promised, provided, or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or –controlled entity or of a public international organization, or any political party or party official or candidate for political office), or any other Person acting in an official capacity, to influence official action or secure an improper advantage in violation of an Anti-Corruption Law; nor
(ii)    is a Restricted Party nor has engaged in, nor is now engaged in, directly or indirectly, any dealings or transactions with or for the benefit of any Restricted Party or Restricted Country, nor has otherwise violated Sanctions, except for any violation that would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole).
(d)    Since March 1, 2019, each of the Transferred Subsidiaries, Transferred Joint Ventures and the Parent Entities have not violated, nor are in violation of, any Anti-Money Laundering Laws, except for any violation that would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole).

(e)    Since March 1, 2019, each of the Transferred Subsidiaries, Transferred Joint Ventures and the Parent Entities and, any of the Business’s and its Subsidiaries’ respective Affiliates or Business Employees, have obtained export licenses and permissions as required by, and otherwise have operated, and are presently in compliance with the Export Control Laws, except where the failure to have obtained such export licenses and permits, or to be in compliance with the Export Control Laws, would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole).
(f)    Since March 1, 2019, neither the Transferred Subsidiaries, the Transferred Joint Ventures, the Parent Entities (with respect to the Business) nor, to the Knowledge of Parent, any of the Business Employees, have been the subject of any allegation, voluntary disclosure, investigation or enforcement action by a Governmental Entity related to Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Export Control Laws, and no formal investigation by any Governmental Entity with respect to Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Export Control Laws is pending or threatened in writing.
Section 3.11    Material Contracts
(a)    Section 3.11(a) of the Parent Disclosure Letter sets forth a list of the following Contracts as of the Execution Date (together with any such Contracts entered into after the date of this Agreement that would meet the criteria set forth in this Section 3.11(a) if entered into as of the date of this Agreement, each, a “Material Contract”):
(i)    any Contract granting to any Third Party any license or covenant not to sue with respect to any NewCo IPR, but excluding (A) rights to use any confidential or non-public information contained in nondisclosure Contracts entered into in the Ordinary Course, (B) rights to use NewCo IPR solely for the purpose of providing services to Parent, the Parent Entities, NewCo, the Transferred Subsidiaries or the Transferred Joint Ventures as applicable, granted to employees, independent contractors, consultants and advisors of Parent, the Parent Entities, NewCo, the Transferred Subsidiaries, or the Transferred Joint Ventures in accordance with the applicable personnel agreements and (C) licenses and rights granted in the Ordinary Course as part of the sale or provision of Products;
(ii)    any Contract granting Parent, any Parent Entity, any Transferred Subsidiaries, or any Transferred Joint Venture any license or covenant nor to sue to access or use any the Intellectual Property Rights of any Third Party that is used, or held for use, in the Business and that involve annual expenditures greater than $1,000,000 for the twelve month period ended February 28, 2022, but excluding (A) any licenses to Shrink-Wrap Software, (B) Open Source Licenses, (C) rights to use information or material of a Third Party that is not material pursuant to non-disclosure Contracts entered into in the Ordinary Course, (D) Intellectual Property Rights that have been licensed to Parent, the Parent Entities, NewCo, or the Transferred Subsidiaries, as applicable, pursuant to an agreement with any employee, independent contractor, consultant, or advisor, and (E) licenses and rights granted in the Ordinary Course as part of the sale or provision of products or services to the Business, unless such licenses and rights are incorporated into the sale or provision of any Products;
(iii)    each Contract with a customer, third party vendor, supplier or distributor, in each case, that resulted in annual expenditures by, or payments to, the Business in excess of $1,000,000 in the aggregate during the fiscal year ended February 28, 2022 or is reasonably expected to result after the Closing in annual expenditures by or payments to NewCo and its Subsidiaries in excess of $1,000,000 in the aggregate on an annual basis;
(iv)    any Contract with any Top Customer (other than to the extent responsive to any other subsection of this Section 3.11(a));
(v)    any Contract with any Top Supplier (other than to the extent responsive to any other subsection of this Section 3.11(a));
(vi)    any lease of personal property Related to the Business requiring annual payments of $1,000,000 or more;
(vii)    any Leases;

(viii)    any Contract requiring capital expenditures relating to the Business after the Most Recent Balance Sheet Date in an amount in excess of $1,000,000;
(ix)    any Contract that relates to the Business or any Transferred Subsidiary or Transferred Joint Venture (A) that relates to the acquisition of any Person or any business, unit, division, capital stock or other equity interests thereof (whether by merger, transfer of stock or other equity interests, transfer of assets or otherwise) or the disposition of any material assets of the Business (other than in the Ordinary Course), in each case, occurring since March 1, 2020 (whether by merger, sale of stock, sale of assets or otherwise) or pursuant to which any Transferred Subsidiary or Transferred Joint Venture is, or NewCo will be, subject to any deferred purchase price, earn-out or similar obligation, purchase price adjustment or ongoing indemnification obligations or (B) providing for the grant to any Person of any preferential rights to purchase any material properties or assets of the Business or any Transferred Subsidiary or Transferred Joint Venture;
(x)    any hedging, swap, derivative or similar Contract relating to the Business;
(xi)    any Contract under which any Transferred Subsidiary or Transferred Joint Venture, directly or indirectly, has made or is required to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit given in the Ordinary Course), in each case, in excess of $750,000;
(xii)    any Contract (other than any license, registration or permit) relating to the Business with any Governmental Entity that resulted in annual expenditures by, or payments to, the Business in excess of $1,000,000 in the aggregate during the fiscal year ended February 28, 2022;
(xiii)    any employment agreement for the employment or engagement of any Transferred Employee working on a full-time, part-time, consulting or other basis that provides for annual base salary or compensation for work or services in excess of $200,000 (other than any employment agreement that may be terminated by Parent, any Transferred Subsidiary, any Transferred Joint Venture or an ERISA Affiliate upon forty-five (45) days or less advance notice without the payment of any severance or termination pay or benefits to the service provider (except as required by applicable Law));
(xiv)    any Contract under which any Transferred Subsidiary or Transferred Joint Venture would accelerate any severance, termination, change in control payment, sale bonus, Tax gross-up, retention bonus or similar compensation obligations to any of its employees, officers or directors by reason of this Agreement or the transactions contemplated herein;
(xv)    any Intercompany Contract reasonably expected to result after the Closing in total annual payments received or annual expenditures by NewCo, any Transferred Subsidiary or Transferred Joint Venture in excess of $500,000 in the aggregate;
(xvi)    any Contract concerning the establishment or operation of a partnership, strategic alliance, joint venture, or limited liability company (with respect to any Person that is not a wholly-owned Subsidiary of Parent), or other similar agreement or arrangement, in each case relating to the Business, including any Contract that provides for the sharing of profits or losses of NewCo, any Transferred Subsidiary or Transferred Joint Venture with any Third Party;
(xvii)    any Contract creating Indebtedness of the Business in amounts in excess of $1,000,000 in the aggregate or guaranteeing any such obligations (other than any guarantees, letters of credit, bonds, other sureties and performance guarantees provided in the Ordinary Course);
(xviii)    any Contract involving any resolution or settlement of any actual or threatened Action against or brought by any Transferred Subsidiary or Transferred Joint Venture or on behalf of any Transferred Subsidiary or Transferred Joint Venture (A) entered into since March 1, 2020 that has a value in excess of $1,000,000 or (B) under which such Transferred Subsidiary or Transferred Joint Venture has any continuing performance obligations (including any non-monetary relief requiring such Person to refrain from taking certain actions);

(xix)    any Contract entered into since March 1, 2020 that is a settlement, conciliation, or similar agreement with any Governmental Entity with a value in excess of $1,000,000 that imposes restrictions on the Business following the Closing; and
(xx)    any Collective Bargaining Agreement with any Union;
provided, however, Section 3.11(a) of the Parent Disclosure Letter does not need to list any (x) purchase order issued in the Ordinary Course or (y) Contract containing (A) provisions limiting the freedom of, restricting or precluding (or purporting to restrict or preclude), in each case, any Person’s right to cause the Business to compete with any Person in any product line or line of business or to operate in any geographic area, (B) exclusivity, rights of first refusal, “most favored nation” or similar provisions or (C) provisions providing for minimum purchase obligations on behalf of the Business by any Person, in the case of clauses (A) through (C), other than any Contract (1) that can be terminated by NewCo or Transferred Subsidiary on less than 90 days’ notice without payment of any material penalty or (2) for which such provisions are not material to Business (taken as a whole) and do not extend to Affiliates (other than controlled Affiliates) of NewCo or any Transferred Subsidiary (such Contracts pursuant to clauses (x) and (y) of this paragraph not otherwise set forth on Section 3.11(a) of the Parent Disclosure Schedule, the “Additional Contracts”) (it being agreed that such Additional Contracts are “Material Contracts” for any applicable purpose under this Agreement).
(b)    Other than with respect to any Additional Contract, as of the Execution Date, Parent has delivered to, or made available to Purchaser, true, correct and complete copies of each written Material Contract in effect as of the Execution Date. No Material Contract is an oral agreement. Each of the Material Contracts is valid and binding and in full force and effect on Parent, any of the Parent Entities, any of the Transferred Subsidiaries or any of the Transferred Joint Ventures party thereto, and, to the Knowledge of Parent, each other party thereto, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no violation of, default or event of default under, any such Material Contract by Parent, any of the Parent Entities, any of the Transferred Subsidiaries or any Transferred Joint Venture, and there exists no event, occurrence, condition or act that, with the lapse of time, the giving of notice, the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract by Parent, any of the Parent Entities, any of the Transferred Subsidiaries, or any of the Transferred Joint Ventures, as the case may be, (ii) give any Third Party the right to (A) declare a default or exercise any remedy under any Material Contract, (B) accelerate the maturity or performance of any obligation of Parent, any of the Parent Entities, any of the Transferred Subsidiaries, or any Transferred Joint Venture, as the case may be, under any Material Contract, or (C) permit or cause the cancellation, termination or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Parent, there is no violation of, default or event of default under, any Material Contract by any counterparty to any Material Contract, and there exists no event, occurrence, condition or act that, with the lapse of time or the giving of notice, or the happening of any other event or condition, would reasonably be expected to (1) become a default or even to default under any Material Contract by the counterparty, or (2) would give any third party the right to (I) declare a default or exercise any remedy under any Material Contract, (II) accelerate the maturity or performance of any obligation of the counterparty under any Material Contract, or (III) permit or cause the cancellation, termination or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Execution Date, Parent has not received written notice or, to the Knowledge of Parent, any other communication that any counterparty to a Material Contract has taken action to, threatened to take action to, or will take action to cancel, terminate, modify or not renew its relationship with the Business in a manner materially adverse to the Business, the Transferred Subsidiaries or (following the Closing) NewCo or its Subsidiaries.
Section 3.12    Sufficiency of Assets and Employees; Title to Assets.
(a)    Except for the Supported Rights and Services, the services to be provided pursuant to the Transition Services Agreement and the services and assets listed on Section 3.12 of the Parent Disclosure Letter, the Transferred Assets and the Transferred Subsidiary Shares, when taken together with the transitional and operational services to be provided following the Closing to NewCo and its Subsidiaries under the Transition Services Agreement or the other Transaction Documents, constitute all of the assets, properties and rights of Parent and the Parent Entities necessary for NewCo, its Subsidiaries and the Transferred Joint Ventures to conduct the Business in all material respects as currently conducted. Except for employees involved in the provision of Supported Rights and Services, the services to be provided pursuant to the Transition Services Agreement and the services listed on Section 3.12 of the Parent Disclosure Letter, the Transferred Employees constitute all the employees of Parent and its Affiliates necessary for NewCo to conduct the Business in all material respects as currently conducted.
(b)    Parent or the other Parent Entities own and have good and valid title to, or a valid leasehold interest in, each of the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Upon the Closing, NewCo, a Transferred Subsidiary or a Transferred Joint Venture will acquire or retain, as applicable, good and valid title to, or a valid leasehold interest in, all of the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all tangible Transferred Assets (i) have been maintained in accordance with the ordinary course policies, procedures and standards of the Business, and are not the subject of any deferred maintenance or deferred capital expenditures and (ii) are in normal operating condition and repair, ordinary course wear and tear excepted.
Section 3.13    Environmental Matters. Except with respect to any matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each of Parent, the Parent Entities, the Transferred Subsidiaries and the Transferred Joint Ventures is and, since March 1, 2019, has been in compliance with all applicable Environmental Laws, which such compliance includes possessing and complying with all Permits required under Environmental Law for the occupation of the Owned Real Property and the Leased Real Property and operation of the Business, and there are no Actions pending or, to the Knowledge of Parent, threatened, the effect of which would be to modify, terminate, suspend, not renew or materially modify any such Permit; (b) there has been no Release of Hazardous Substances by Parent, the Parent Entities, or the Transferred Subsidiaries or, to the Knowledge of Parent, any third party at, on, upon, into or from any of the properties currently or previously owned, leased or operated by Parent, the Parent Entities, the Transferred Subsidiaries or the Transferred Joint Ventures in connection with the Business, which such release occurred in a manner or to a degree that requires reporting, investigation, remediation, investigation or other remedial response by Parent, the Parent Entities, the Transferred Subsidiaries or the Transferred Joint Ventures pursuant to Environmental Law, or that would reasonably be expected to result in NewCo, the Transferred Subsidiaries or the Transferred Joint Ventures incurring any material Liability under any applicable Environmental Law; (c) as of the Execution Date, since March 1, 2019, neither Parent, the Parent Entities nor the Transferred Subsidiaries or Transferred Joint Ventures has received any written (or to the Knowledge of Parent, oral) notice, demand, letter, claim or request for information alleging that Parent, the Parent Entities, the Transferred Subsidiaries or the Transferred Joint Ventures may be in material violation of Environmental Law in connection with, or arising out of, the operation of the Business or may be subject to any material liability under any applicable Environmental Law; and (d) neither Parent, the Parent Entities nor the Transferred Subsidiaries or Transferred Joint Ventures is in violation of, or has any ongoing obligations pursuant to, any orders, decrees, injunctions or other agreements concerning any actual or alleged violation of, or liability under Environmental Law with respect to the Business. Parent has provided to Purchaser true and complete copies of any and all material environmental reports, assessments, audits and studies prepared since March 1, 2019 related to the Business, the Owned Real Property or the Leased Real Property in the possession, custody and control of Parent or any of its Affiliates. Notwithstanding anything to the contrary herein, this Section 3.13 sets forth the sole representations and warranties with respect to Environmental Law or other environmental matters.
Section 3.14    Taxes.
(a)    Each of NewCo, the Transferred Subsidiaries and, to the Knowledge of Parent, the Transferred Joint Ventures has (A) duly and timely filed all income and other material Tax Returns required to be filed by it (or on its behalf) and (B) duly and timely paid all Taxes (whether or not shown on any Tax Return) required to be paid by it (or on its behalf). Parent (or its Affiliates) have duly and timely filed all income and other material Tax Returns required to be filed with respect to each of NewCo, the Transferred Subsidiaries and the Transferred Assets, and has paid all Taxes due and payable with respect to each of NewCo, the Transferred Subsidiaries and the Transferred Assets. All such Tax Returns filed in accordance with the prior two sentences are true, correct, and complete in all material respects. Neither NewCo nor any Transferred Subsidiary is currently the beneficiary of, or has requested, any extension of time within which to file any Tax Return. No power of attorney granted by or with respect to NewCo or any Transferred Subsidiary with respect to Taxes is currently in force.
(b)    Parent has filed all income Tax Returns that it was required to file for each taxable period during which any Transferred Subsidiary was a member of its Affiliated Group. All such Tax Returns were correct and complete in all respects. All Income Taxes owed by any such Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any Transferred Subsidiary was a member of such Affiliated Group. There is no dispute or claim concerning any material Income Taxes of any Affiliated Group for any taxable period during which any of the Transferred Subsidiaries was a member of such Affiliated Group claimed or raised by any Tax authority in writing. No Affiliated Group of which any Transferred Subsidiary is or was a member has waived any statute of limitations with respect to the assessment or collection of material Income Taxes for any taxable period during which any of the Transferred Subsidiaries was a member of the group.
(c)    As of the Most Recent Balance Sheet Date, neither NewCo nor any Transferred Subsidiary has any Liability for Taxes that has not been accrued or reserved on the face of the Most Recent Balance Sheet (rather than in any notes thereto), whether asserted or unasserted, contingent, or otherwise. Since the Most Recent Balance Sheet Date, none of NewCo, any Transferred Subsidiary, and, to the Knowledge of Parent, any Transferred Joint Venture has incurred any Liability for Taxes outside the Ordinary Course.
(d)    Each of NewCo, the Transferred Subsidiaries, and, to the Knowledge of Parent, the Transferred Joint Ventures has (A) timely withheld or collected and paid to the appropriate Governmental Entity all Taxes required to be withheld or collected and paid by it in connection with any amounts paid or owing to any Person and (B) otherwise complied in all material respects with all applicable Law relating to the withholding or collection and payment of Taxes, including the reporting thereof.
(e)    There are no Encumbrances for Taxes (except for Encumbrances for Taxes not yet due and payable) upon any of the assets, properties, or equity of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture.
(f)    No dispute, audit, investigation, proceeding, or claim with respect to Taxes of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture has ever been raised or threatened by a Governmental Entity in writing, other than any such dispute, investigation, proceeding, or claim which has been completed, satisfied, settled, or withdrawn. No Tax deficiency has ever been asserted, assessed, or proposed against NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture, nor has any adjustment of any Tax Return of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture ever been proposed in writing, in each case other than any such deficiency or adjustment which has been satisfied, settled, or withdrawn. None of NewCo, any Transferred Subsidiary, and, to the Knowledge of Parent, any Transferred Joint Venture has ever waived any statute of limitations on or otherwise extended the period for the assessment or collection of Taxes, which statute of limitations has not since expired after giving effect to such waiver or extension, and no request for any such waiver or extension is currently pending. No claim has ever been made in writing by a Governmental Entity in a jurisdiction where NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture does not file a specific Tax Return that NewCo, any Transferred Subsidiary or, to the Knowledge of Parent, any Transferred Joint Venture is or may be required to file a specific Tax Return or is otherwise subject to a specific Tax in that jurisdiction.
(g)    None of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture has ever been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). None of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture has ever been a party to any transaction that could require the filing of an IRS Schedule UTP (or any corresponding or similar disclosure under state, local, or non-U.S. Law).

Each of NewCo and the Transferred Subsidiaries has duly and timely filed all reports and created and/or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046, and 6046A of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law). Neither NewCo nor any Transferred Subsidiary has taken any position on any Tax Return that could reasonably be expected to result in a “substantial understatement of income tax” within the meaning of Section 6662 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law).
(h)    Since March 1, 2017, neither NewCo nor any Transferred Subsidiary has been a member of any group filing any Tax Return on an Affiliated Group basis (other than the “affiliated group,” as defined in Section 1504(a) (and any similar provision of state or local Tax Law), the common parent of which is Parent). None of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture is a party to, bound by, or subject to any obligation under any Tax sharing, Tax indemnification, Tax allocation, or similar agreement (other than ancillary provisions in customary commercial agreements the primary purpose of which is unrelated to Tax). None of NewCo, any Transferred Subsidiary or, to the Knowledge of Parent, any Transferred Joint Venture has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise. Other than any Transferred Joint Venture, neither NewCo nor any Transferred Subsidiary has been a party within the last five (5) years to any joint venture, partnership, or other arrangement that could reasonably be expected to be treated as a partnership for Tax purposes. Neither NewCo nor any Transferred Subsidiary has ever been issued or applied for any Tax ruling.
(i)    None of Purchaser (as a result of the transactions contemplated by this Agreement), NewCo, the Transferred Subsidiaries, or, to the Knowledge of Parent, the Transferred Joint Ventures will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) by reason of a change in method of accounting on or prior to the Closing Date, or any adjustment under Section 481(a) of the Code as a result of the transactions contemplated by this Agreement; (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or before the Closing Date; (iii) any intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) in existence on or prior to the Closing Date; (iv) any installment sale or open transaction disposition made on or prior to the Closing Date; (v) any prepaid amount or deferred revenue received on or prior to the Closing Date; (vi) the use of an improper method of accounting for any Pre-Closing Tax Period; (vii) the application of Sections 951 or 951A of the Code arising from transactions or events occurring outside the Ordinary Course in a taxable period (or portion thereof) ending before the Closing; or (viii) the application of Section 965 of the Code.
(j)    Neither NewCo nor any Transferred Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(k)    NewCo is classified as a disregarded entity of Parent for U.S. federal Income Tax purposes, has been so classified at all times since the date of formation and will be so classified until New Atkinson LLC contributes Atkinson Industries, LLC to NewCo in accordance with Exhibit A (the “Contribution”). At all times after the Contribution through the Closing, NewCo will be validly classified as a partnership for U.S. federal Income Tax purposes. Section 3.14(k)(i) of the Parent Disclosure Schedule sets forth the U.S. federal Income Tax classification of each Transferred Subsidiary and Transferred Joint Venture as of the date hereof. As of the day prior to the Closing Date, and at all times after such day through the Closing, each Transferred Subsidiary or Transferred Joint Venture will be validly classified for U.S. federal and applicable state and local Income Tax purposes as set forth on Section 3.14(k)(ii) of the Parent Disclosure Schedule, except in the case of a Transferred Subsidiary for which a request is made by Purchaser to change its entity classification as described in the immediately following sentence. Each Transferred Subsidiary organized in the United States will be classified as a disregarded entity as of the day prior to the Contribution and at all times after such day through the Closing, for U.S. federal and applicable state and local Income Tax purposes, unless otherwise requested by Purchaser at least fifteen (15) days before the Closing Date. Each Transferred Subsidiary or Transferred Joint Venture organized outside of the United States that is classified as an association taxable as a corporation for U.S. federal Income Tax purposes as of the Closing Date is a “controlled foreign corporation” with respect to Parent before the Pre-Closing Reorganization, and with respect to NewCo after the Pre-Closing Reorganization, within the meaning of Section 957(a) of the Code.
(l)    None of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture has availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to impact the Tax payment or reporting obligation of NewCo, Purchaser (or any beneficial owner of Purchaser), any Transferred Subsidiary, or any Transferred Joint Venture after the Closing.
(m)    All transactions involving NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture have been made on arm’s length terms. Each of NewCo, the Transferred Subsidiaries, and the Transferred Joint Ventures has complied with all transfer pricing Law, including the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology, to the extent required by transfer pricing Law. None of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture has ever been a party to any cost sharing arrangement to share research and development costs and rights to any developed Intellectual Property Rights.
(n)    Each of NewCo, the Transferred Subsidiaries, and, to the Knowledge of Parent, the Transferred Joint Ventures has properly classified all its service providers as either employees or independent contractors for Tax purposes. Each of NewCo, the Transferred Subsidiaries, and, to the Knowledge of Parent, the Transferred Joint Ventures is in compliance with all escheat and unclaimed property Laws. Each of NewCo, the Transferred Subsidiaries, and, to the Knowledge of Parent, the Transferred Joint Ventures has duly and timely collected, remitted, and reported all sales, use, value added, excise, and similar Taxes required to be so collected, remitted, and reported by it, and has complied with all applicable Law relating to such collection, remittance, and reporting, including obtaining and maintaining properly completed exemption certificates, to the extent required by applicable Law.
(o)    Since March 1, 2017, no Transferred Subsidiary or Transferred Joint Venture organized outside of the United States has been itself a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, and no Transferred Subsidiary or Transferred Joint Venture is a “passive foreign investment company” within the meaning of Section 1297(a) of the Code with respect to NewCo. No Transferred Subsidiary or, to the Knowledge of Parent, Transferred Joint Venture organized outside of the United States currently holds any asset that is “United States property” within the meaning of Section 956 of the Code. Since March 1, 2017, none of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture has been a Tax resident in a country other than the country in which it is formed. Since March 1, 2017, none of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture has had a permanent establishment within the meaning of an applicable Tax treaty or other taxable presence outside of the country in which it is formed. Since March 1, 2017, neither NewCo nor any Transferred Subsidiary has been subject to any accumulated earnings Tax or personal holding company Tax. None of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture has ever participated in any “international boycott” within the meaning of Section 999 of the Code. Since March 1, 2017, neither NewCo nor any Transferred Subsidiary has incurred any “dual consolidated loss” within the meaning of Section 1503(d)(2) of the Code. Since March 1, 2017, none of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture has transferred any intangible property, the transfer of which is subject to Section 367(d) of the Code, or has been required to include any amounts in income under Section 367(d) of the Code. Since March 1, 2017, none of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture owns any interest in real property outside the jurisdiction in which it is organized. Since March 1, 2017, at no time would the shareholders of NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture, have been subject to nonresident capital gains Tax on the disposition of shares in NewCo, such Transferred Subsidiary, or such Transferred Joint Venture by reason of NewCo, such Transferred Subsidiary, or such Transferred Joint Venture owning real property interests. None of NewCo, any Transferred Subsidiary, and, to the

Knowledge of Parent, any Transferred Joint Venture is a party to a gain recognition agreement that is currently in effect under Section 367 of the Code.
(p)    Section 3.14(p) of the Parent Disclosure Schedule sets forth all Tax holidays that have current applicability to NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture. Each of NewCo, the Transferred Subsidiaries, and, to the Knowledge of Parent, has complied with all requirements for such Tax holidays. To the Knowledge of Parent, no such Tax holidays will terminate or be subject to recapture or carryback by reason of the Transactions.
(q)    No equity interest in NewCo, any Transferred Subsidiary, or, to the Knowledge of Parent, any Transferred Joint Venture was issued in connection with the performance of services and subject to vesting for which no valid and timely election was filed pursuant to Section 83(b) of the Code.
(r)    New Atkinson LLC will be validly classified as a corporation for U.S. federal and applicable state and local income Tax purposes at all times from formation through and including the Closing Date. At least one day before the Closing Date and through the Closing, New Atkinson LLC will own at least one percent (1%) of the outstanding Common Units of NewCo and, at least one day before the Closing Date, pursuant to the Pre-Closing Reorganization, New Atkinson LLC will effect the Contribution, pursuant to which New Atkinson LLC will contribute property to NewCo at least equal to one percent (1%) of the fair market value of NewCo at Closing. Immediately after the Closing and the Transactions, New Atkinson LLC will own at least one percent (1%) of the outstanding Common Units of NewCo.
(s)    Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date, or limitations on (or availability of) any net operating loss of NewCo, any Transferred Subsidiary, or any Transferred Joint Venture.
Section 3.15    Employee Benefits.
(a)    Section 3.15(a) of the Parent Disclosure Letter contains a correct and complete list, as of the Execution Date, of each Benefit Plan and identifies each Benefit Plan to be assumed by NewCo and with respect to each Benefit Plan assumed by NewCo set forth on Section 3.15(a) of the Parent Disclosure Letter, Parent has made available to Purchaser correct and complete copies of the following documents, as applicable: (i) all current plan documents governing such plan, including any adoption agreements, award or grant notices or other agreements with participants, and all amendments thereto (or, to the extent unwritten, a summary of its material terms), (ii) the current summary plan description and any summaries of material modifications thereto; (iii) the most recent annual report (Form 5500-series) including all schedules and attachments thereto; (iv) each current related trust agreement or other funding arrangement (including insurance policies and stop loss insurance policies); (v) the most recent determination, advisory, or opinion letter from the Internal Revenue Service; (vi) all non-discrimination, coverage, contribution limits or other tests for each Benefit Plans for the three (3) most recent plan years; and (vii) all material written correspondence given to such Benefit Plan, Parent, any Transferred Subsidiary, any Transferred Joint Venture or ERISA Affiliate by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Entity during the three (3) years preceding the date of this Agreement relating to such Benefit Plan or provided to any such Governmental Entity by Parent, any Transferred Subsidiary, any Transferred Joint Venture or ERISA Affiliate during the three (3) years preceding the date of this Agreement with respect to such Benefit Plan. Parent does not maintain or sponsor any unwritten Benefit Plan.
(b)    All Benefit Plans have been established and maintained in accordance with their terms and are and have been in compliance in all material respects with their terms and with applicable Law. Each Benefit Plan and related trust that is intended to be “qualified” or exempt from taxation under Section 401(a) or Section 501(a) of the Code is and at all times has been so qualified and has received a favorable determination letter or prototype opinion letter from the Internal Revenue Service, and, there are no facts or circumstances that would reasonably be expected to adversely affect the qualification of any such Benefit Plan.

(c)    No Benefit Plan is (i) a “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA which is subject to Title IV of ERISA, (ii) a “multiple employer plan” (as described under Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iv) a plan maintained in connection with a trust described in Section 501(c)(9) of the Code on behalf of any Business Employee. Neither NewCo nor any Transferred Subsidiary has any liability with respect to any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA which is subject to Title IV of ERISA.
(d)    Section 3.15(d) of the Parent Disclosure Letter contains a correct and complete list of each Multiemployer Plan to which NewCo or any Transferred Subsidiary or Transferred Joint Venture contributes or has any obligation to contribute. Other than with respect to any Multiemployer Plan listed in Section 3.15(d) of the Parent Disclosure Letter, neither NewCo nor any Transferred Subsidiary nor any Transferred Joint Venture has any Liability with respect to any Multiemployer Plan.
(e)    Neither the execution of this Agreement nor any of the Transactions contemplated by this Agreement will result in the payment of any amount or provision of any benefit that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(f)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, there are no material pending or, threatened, claims, controversies, actions, charges, suits, audits, assessments, arbitrations, mediations, inquiries, proceedings, investigations or other legal proceeding before any Governmental Entity (other than routine claims for benefits in the ordinary course) with respect to any Transferred Subsidiary Benefit Plan and no fact or circumstance exists that would be reasonably likely to give rise to any such actions. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan that in any case would reasonably be expected to result in a material Liability to NewCo, a Transferred Subsidiary, or a Transferred Joint Venture.
(g)    Each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which Parent or any of its Subsidiaries is a party complies with, and has been established and maintained in all material respects in accordance with, the requirements of Section 409A of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance thereunder. No Business Employee or individual service provider who provides services primarily to the Business before and after the Closing is entitled to any gross-up, make-whole, or other additional payment by Parent, any ERISA Affiliate, NewCo or any of the Transferred Subsidiaries in respect of the imposition of any Tax or interest or penalty related thereto under Section 409A of the Code, Section 4999 of the Code, or otherwise.
(h)    Each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which Parent or any of its Subsidiaries is a party complies with, and has been established and maintained in all material respects in accordance with, the requirements of Section 409A of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance thereunder. No Business Employee or individual service provider who provides services primarily to the Business before and after the Closing is entitled to any gross-up, make-whole, or other additional payment by Parent, any ERISA Affiliate, NewCo or any of the Transferred Subsidiaries in respect of any Tax or interest or penalty related thereto under Section 409A of the Code, Section 4999 of the Code, or otherwise.
(i)    Parent, its Subsidiaries and ERISA Affiliates are in compliance in all material respects with the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder, as well as any similar provisions of state or local law.
(j)    All payments and/or contributions required to have been made with respect to all Benefit Plans and Multiemployer Plans either have been made on or before their due dates or have been accrued in accordance with the terms of the applicable Benefit Plan, GAAP and applicable Law. Each Benefit Plan that, under applicable legal requirements, is required to be funded, is either: (i) funded in accordance therewith and to an extent sufficient to provide for accrued benefit obligations with respect to all Business Employees; or (ii) is fully insured, in each case based upon generally accepted accounting and actuarial practice and procedure.

(k)    Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has material unfunded liabilities that, as of the Closing, will not be offset by insurance or fully accrued.
Section 3.16    Labor and Employment Matters.
(a)    Prior to the Execution Date, Parent has provided a complete and accurate census of all Business Employees as of the date thereof that sets forth, to the extent permitted by applicable Law, (i) name or employee identification number; (ii) title or job description; (iii) employing entity; (iv) work location; (v) current annual base compensation or annual rate of pay, as applicable; (vi) commission, bonus or other incentive based compensation; (vii) leave status; (viii) visa status (if applicable); and (ix) for Union Employees, the applicable Union and bargaining unit.
(b)    NewCo, each Transferred Subsidiary and each Transferred Joint Venture is, and since March 1, 2020 has been, in compliance in all material respects with all Laws relating to the employment of labor, including all Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, gratuity, leaves of absence, classification of employees (both as exempt and non-exempt and independent contractors versus employees), verification of immigration status, background screening, and the collection and payment of withholding and social security Taxes, and to the Knowledge of Parent, there are no material Actions pending against NewCo, any Transferred Subsidiary or any Transferred Joint Venture brought under such Laws. To the Knowledge of Parent, there are no Actions pending against NewCo, any Transferred Subsidiary or any Transferred Joint Venture brought by any Business Employee or government agency challenging a Business Employee’s status or treatment as an employee or independent contractor.
(c)    Except for each Contract with a union, labor organization or other similar organization representing or otherwise related to any Business Employee set forth in Section 3.16(c) of the Parent Disclosure Letter (each a “Collective Bargaining Agreement” and, collectively, the “Collective Bargaining Agreements”), neither NewCo nor the Transferred Subsidiaries are party to, or bound by, any collective bargaining agreement with any Union. To the Knowledge of Parent, there are no pending or threatened petitions, demands or proceedings by any individual or group of individuals, including representatives of any Union, to organize any Business Employees or seek recognition of a bargaining representative. Neither NewCo nor any Transferred Subsidiary has promised to any Union voluntary recognition or neutrality with respect to Union representation of any current or potential future Business Employees, other than any current or potential future Business Employees covered by a Collective Bargaining Agreement. There is no labor strike, material slowdown or material work stoppage or lockout pending nor, to the Knowledge of Parent, threatened against or affecting NewCo or any Transferred Subsidiary, and since March 1, 2019, neither NewCo nor any Transferred Subsidiary has ever experienced any strike, material slowdown or material work stoppage or lockout with respect to its employees.
(d)    Neither NewCo nor any Transferred Subsidiary or Transferred Joint Venture has, as of the date of this Agreement and since March 1, 2020, experienced or implemented any “plant closing” or “mass layoff” of Business Employees that triggered the Worker Adjustment and Retraining Notification Act or any other similar applicable Law, rule or regulation of any Governmental Entity, and no layoffs are currently contemplated that could reasonably be expected to result in a violation of such Laws or regulations.
(e)    Since March 1, 2019, no allegations of sexual harassment or sexual assault have been made against any officer, manager or director of NewCo, any Transferred Subsidiary or any Transferred Joint Venture nor, to the Knowledge of Parent, any other Business Employee and neither NewCo nor any Transferred Subsidiary or Transferred Joint Venture has entered into any settlement agreement related to allegations of sexual harassment or sexual assault by a director, manager or officer of NewCo, any Transferred Subsidiary or any Transferred Joint Venture.

(f)    No Business Employee with a base salary in excess of $200,000 has announced to NewCo, any Transferred Subsidiary or any Transferred Joint Venture a current intention to terminate such employee’s employment with the applicable employer.
(g)    To the Knowledge of Parent, no current or former Business Employee is or has been at any time since March 1, 2020 in any material respect in violation of any employment Contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant or consulting agreement with a former employer or service recipient relating to the right of any such Business Employee to be employed by or provide services to NewCo, any Transferred Subsidiary or any Transferred Joint Venture because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
(h)    All Business Employees have been duly and properly remunerated for all services they performed in the course of their working relationship with NewCo, any Transferred Subsidiary or any Transferred Joint Venture in material compliance with Law and any employment Contracts therewith.
(i)    To the Knowledge of Parent, since March 1, 2020, NewCo and the Transferred Subsidiaries have not employed, nor are they currently employing, any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a)). Since March 1, 2020, neither NewCo nor any Transferred Subsidiary or Transferred Joint Venture has been the subject of an audit by U.S. Immigration & Customs Enforcement (“ICE”), has not received a written notice of intent to fine, nor has it received any written notice of inspection of such audit by ICE.
Section 3.17    Intellectual Property and Data Privacy and Security.
(a)    Section 3.17(a) Parent Disclosure Letter sets forth a true, current, and complete list as of the date hereof of all United States, international and foreign registrations of Copyrights included in the NewCo IPR, the NewCo Trademarks, the NewCo Patents, and Internet domain names (collectively, the “NewCo Registered IP”), specifying for each (as applicable): (i) the jurisdiction by or in which it has been issued, registered or filed; (ii) the patent, registration, application or serial number; (iii) the issue, registration, grant or filing date; (iv) the current status; and (v) all payments and filings with any patent or trademark office that are required to be made by NewCo or any Transferred Subsidiary within ninety (90) days following the Execution Date to maintain the patent or registration, or continue prosecution of any application, of any NewCo Registered IP.
(b)    Immediately after the Closing, NewCo or the Transferred Subsidiaries, as applicable, exclusively own all right, title and interest in and to the NewCo IPR free and clear of all Encumbrances (except Permitted Encumbrances), and are record owners of all NewCo Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each former and current employee, independent contractor, consultant and advisor of the Parent, the Parent Entities, NewCo, or the Transferred Subsidiaries who is materially involved in or has contributed materially to any invention, reduction to practice, creation, or development of any NewCo IPR assigned in writing such employee’s, independent contractor’s, consultant’s, or advisor’s rights, title and interest (to the extent not owned by the employer as a result of applicable law) of the applicable NewCo IPR invented, reduced to practice, created, or developed by such employee, independent contractor, consultant and advisor within the scope of his, her or its employment or engagement to Parent, the Parent Entities, NewCo, or the Transferred Subsidiaries, as applicable. No former or current employee, independent contractor, consultant or advisor who has contributed materially to such an invention, reduction to practice, creation, or development of any NewCo IPR during the course of employment or engagement with Parent, the Parent Entities, NewCo or the Transferred Subsidiaries, as applicable, has claimed in writing to Parent, the Parent Entities, NewCo or the Transferred Subsidiaries to own any rights in such NewCo IPR. All assignments and other instruments necessary to establish, record, and perfect Parent’s, the Parent Entities’, NewCo’s or the Transferred Subsidiaries’, as applicable, ownership interest in the NewCo Registered IP have been executed, delivered, and filed with the relevant Governmental Entities and authorized registrars thereof.
(c)    Immediately following the Closing, all NewCo IPR will be owned or available for use by NewCo and the Transferred Subsidiaries on substantially similar terms, in all material respects, as they were owned or available for use immediately prior to the Closing.

(d)    (i) The Intellectual Property Rights to be owned by NewCo and the Transferred Subsidiaries immediately following the Closing and (ii) the Intellectual Property Rights to be used by Parent and its Affiliates in connection with the provision of the transitional and operational services to be provided following the Closing to NewCo and Transferred Subsidiaries under the Transition Services Agreement or the other Transaction Documents, constitute all Intellectual Property Rights that are owned by Parent, the Parent Entities, NewCo or the Transferred Subsidiaries necessary to the operation of the Business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)    Each item of issued or granted NewCo Registered IP is subsisting, and each application of NewCo Registered IP is subsisting and pending. Parent, the Parent Entities, NewCo, or the Transferred Subsidiaries, as applicable, each while being the owner of the applicable NewCo IPR, have taken commercially reasonable steps to protect and maintain the NewCo IPR and to preserve the confidentiality of all Trade Secrets included in the NewCo IPR, including requiring all Persons given access thereto by them to execute binding and written agreements that include non-disclosure undertakings or be subject to another non-disclosure obligation. All registration, maintenance and renewal fees, and all filings, required to maintain any patent or registration of NewCo Registered IP have been made with the relevant patent, copyright, or trademark office in the United States or foreign jurisdictions, as the case may be.
(f)    The conduct of the Business as currently conducted does not infringe, misappropriate, or otherwise violate any Intellectual Property Right of any Third Party, in each case in any material respect, and there is no pending Action against Parent, the Parent Entities, NewCo or the Transferred Subsidiaries alleging any such infringement, misappropriation or violation. None of Parent, the Parent Entities, NewCo, or the Transferred Subsidiaries has been sued in any Action or received any written charge, complaint, claim, demand, or notice (including any invitation to license under threat of an infringement action), alleging any such infringement, misappropriation, or violation since March 1, 2020.
(g)    To the Knowledge of Parent as of the date hereof, since March 1, 2020, no Person has infringed upon, misappropriated (through unauthorized use or disclosure), or violated any NewCo IPR and there is no pending Action brought by Parent, the Parent Entities, NewCo or the Transferred Subsidiaries alleging any such infringement, misappropriation or violation.
(h)    As of the Execution Date, there is no pending Action to which Parent, the Parent Entities, NewCo, or the Transferred Subsidiaries is a party (including any opposition, cancellation, revocation, review, or other proceeding) challenging the validity, enforceability, registrability, patentability, or ownership of any NewCo Registered IP.
(i)    The IT Assets used in the Business (including the operation, design, development, production, distribution, testing, provision, maintenance or support of any Product) are, and will immediately upon the Closing be, sufficient for and operate and perform as reasonably required for the conduct of the Business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent, the Parent Entities, NewCo, or the Transferred Subsidiaries have implemented and maintained all commercially reasonable measures to maintain and protect the confidentiality, integrity, availability, and security of Business Data and IT Assets used in the Business and the information or Data stored or contained therein, all to the extent in the direct possession and control of Parent, the Parent Entities, NewCo or the Transferred Subsidiaries, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements therefor. Since March 1, 2020, to the Knowledge of Parent, there have been no actual or reasonably suspected security breaches of, attacks against, or outages of, or accidental, unlawful or unauthorized destruction or loss of, any IT Assets, any Data thereon, or any Data collected, handled, transmitted, stored, or otherwise processed for the Business (collectively a “Breach”). Parent, the Parent Entities, NewCo, and the Transferred Subsidiaries have not been notified in writing of any such Breach. Parent, the Parent Entities, NewCo, and the Transferred Subsidiaries, as applicable, have taken all commercially reasonable measures to protect such IT Assets and Data stored on contained therein used in the Business from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), vulnerabilities, bugs, material defects, malware, or other code, software routines or hardware components designed or intended to permit unauthorized access, to maliciously disable, disrupt, harm, erase, or otherwise impede in any manner the operation of any software, hardware, or device (including any computer, tablet computer, handheld device, disk or storage device) (collectively as “Contaminant”). To the Knowledge of Parent, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the IT Assets used in the Business contains any Contaminant.
(j)    Parent, the Parent Entities, NewCo, or the Transferred Subsidiaries, as applicable, have not developed or created any NewCo IPR under or subject to any grants from any U.S. Governmental Entity or any university, educational or military institution.
(k)    Parent, the Parent Entities, NewCo and the Transferred Subsidiaries have since March 1, 2020 complied with (i) applicable Privacy Laws and (ii) all published privacy policies, procedures, and contractual obligations relating to the privacy and security of IT Assets and Personal Information ((i) and (ii) together, the “Privacy Obligations”). As required by Privacy Obligations, Parent, the Parent Entities, NewCo and the Transferred Subsidiaries have at all times made all disclosures to and obtained all necessary consents from data subjects for the collection, use, disclosure, transfer and other processing of Business Data by or for Parent, the Parent Entities, NewCo and the Transferred Subsidiaries in connection with the operation or ownership of the Business. None of such disclosures or other statements made or contained in any such policies or notices of Parent, the Parent Entities, NewCo and the Transferred Subsidiaries have been in violation of Privacy Obligations.
(l)    Parent, the Parent Entities, NewCo and the Transferred Subsidiaries have since March 1, 2020 taken all commercially reasonable steps to contractually obligate all Third Parties processing Business Data (i) to comply with all applicable Privacy Obligations and (ii) to take all commercially reasonable steps to protect and secure such Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole).
(m)    Parent, the Parent Entities, NewCo and the Transferred Subsidiaries (i) have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, Privacy Obligations, (ii) to Parent’s Knowledge, are not aware of any fact or circumstance that would reasonably indicate Parent, the Parent Entities, NewCo or the Transferred Subsidiaries is not in compliance with any Privacy Obligations (iii) are not currently participating, in whole or in part, in any investigation, remediation, or other corrective action relating to any of the Privacy Obligations and (iv) are not a party to any Order that imposes any Liability relating to any Privacy Obligations.
Section 3.18    Real Property.
(a)    Section 3.18(a) of the Parent Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of the Owned Real Property. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Parent, the Parent Entities, the Transferred Subsidiaries and the Transferred Joint Ventures, as applicable, have good and valid fee simple title to the Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances, (ii) none of Parent, the Parent Entities, the Transferred Subsidiaries, and the Transferred Joint Ventures, as applicable, has granted any outstanding options, rights of first refusal, right of first offer, ground lease, or any other right to purchase any Owned Real Property, or any portion of any Owned Real Property, (iii) none of any Parent Entities’ or Transferred Subsidiaries’ have received written notice that the current use of the Owned Real Property violates any restrictive covenant of record that affects any of the Owned Real Property, (iv) the facilities at each of the Owned Real Properties are in good operating condition (except for customary wear and tear) and (v) there has been no destruction, damage or casualty with respect to any Owned Real Property that has not been substantially repaired. There are no pending or, to the Knowledge of Parent, threatened condemnation or eminent domain relating to any material portion of any of the Owned Real Property.
(b)    Section 3.18(b) of the Parent Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of the Leased Real Property and the Leases. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Parent Entities, the Transferred Subsidiaries, and the Transferred Joint Ventures, as applicable, have a valid leasehold interest in all Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances, (ii) there exists no default or event of default beyond applicable notice and cure periods on the part of Parent, any of the Parent Entities or any of the Transferred Subsidiaries or Transferred Joint

Ventures (as applicable) under the Leases, (iii) each Lease is enforceable against the applicable Parent Entity or Transferred Subsidiary party thereto and, to the Knowledge of Parent, each other party thereto, (iv) with respect to each of the Leased Real Properties, as of the Execution Date, neither Parent nor any Parent Entity has exercised or given any notice of exercise of any option or right of first offer or right of first refusal to purchase, condense, expand, renew or terminate contained in the Leases, (v) there exists no ongoing dispute with any landlord under any Lease, (vi) none of Parent, any Parent Entities or any Transferred Subsidiaries has received written notices that the current use of the Leased Real Property violates any restrictive covenant of record that affects any of the Leased Real Property, and (vii) the facilities at each of the Leased Real Properties are in good operating condition (except for customary wear and tear) and (viii) there has been no destruction, damage or casualty with respect to any Leased Real Property that has not been substantially repaired. None of Parent, any Parent Entity or any Transferred Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any portion of the Leased Real Property.
(c)    Neither Parent nor any of its Subsidiaries has received any written notice of any material uncured current violations, citations, summonses, subpoenas, compliance orders, directives, suits, other legal processes, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to any Owned Real Property or Leased Real Property. Neither Parent nor any of its Subsidiaries has received any written notice of any material default or breach by Parent or any of its Subsidiaries under any covenant, condition, restriction, right of way or easement affecting any Owned Real Property or any portion thereof, and, to the Knowledge of Parent, no such default or breach now exists.
(d)    The Transferred Joint Ventures do not own or lease any real property.
Section 3.19    Backlog. Section 3.19 of the Parent Disclosure Letter sets forth the backlog for the Business as of the Most Recent Balance Sheet Date and such backlog is true, correct and complete, except for any inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such backlog has been prepared in accordance with Parent’s (as related to the Business) financial reporting system, and is consistent with Parent’s (as related to the Business) sales and backlog booking procedures, consistently applied. Since the Most Recent Balance Sheet Date, Parent has continued to book all proposals and Contracts with respect to the Business’s backlog in accordance with past practice in all material respects.
Section 3.20    Customers and Suppliers.
(a)    Section 3.20(a) of the Parent Disclosure Letter sets forth a list of the 20 largest customers of the Business by aggregate revenues from March 1, 2021 through February 28, 2022 (collectively, the “Top Customers”) and provides total revenues received from each Top Customer in such period. No Parent Entity nor any Transferred Subsidiary has been since March 1, 2020, or is currently, engaged in any material dispute with any Top Customer. Since March 1, 2020, no Parent Entity nor any Transferred Subsidiary has received any communication from any Top Customer of any intention or threat to terminate or materially reduce purchases from, or otherwise adversely change in any material respect their relationship with, the Business.
(b)    Section 3.20(b) of the Parent Disclosure Letter sets forth a list of the 10 largest vendors or suppliers of the Business by aggregate purchases from March 1, 2021 through February 28, 2022 (collectively, the “Top Suppliers”) and provides the total amounts paid to each Top Supplier in such period. To the Knowledge of Parent, no Parent Entity nor any Transferred Subsidiary is engaged in any material unresolved dispute with any Top Supplier. Since March 1, 2020, no Parent Entity nor any Transferred Subsidiary has received any communication from any Top Supplier of any intention or threat to terminate or materially reduce its provision of goods and services to, or otherwise adversely change in any material respect their relationship with, the Business.
Section 3.21    Government Contracts. To the Knowledge of Parent:
(a)    Since March 1, 2020, Parent and the applicable Transferred Subsidiary or Transferred Joint Venture have complied with (i) all terms and conditions of each Government Contract and

Government Bid and (ii) all Laws applicable to each Government Contract and Government Bid, except in the case of clauses (i) and (ii), as such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since March 1, 2020, Parent and the applicable Transferred Subsidiary or Transferred Joint Venture have not received any written notice (or to the Knowledge of Parent, verbal) notice of any actual or alleged material violation or breach of any term or condition of a Government Contract, or of any actual or alleged material violation of any legal requirements applicable to a Government Contract.
(b)    With respect to the Government Contracts, since March 1, 2020 (i) no termination for convenience, termination for default, cure notice or show cause notice has been issued, (ii) no cost or charge incurred by Parent or the applicable Transferred Subsidiary or Transferred Joint Venture has been disallowed and (iii) no money due to Parent or the applicable Transferred Subsidiary or Transferred Joint Venture has been withheld or offset, in the case of clauses (ii) and (iii), except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole).
(c)    Since March 1, 2020, all representations, certifications, disclosures and warranties pertaining to a Government Contract or Government Bid (including certified cost and pricing data, all representations and certifications contained in Parent’s or any Transferred Subsidiary’s System for Award Management registration and all representations and certifications submitted to any prime contractor or higher-tier subcontractor) were true, correct and complete in all material respects as of the dates they were made (or deemed made), and Parent and the applicable Transferred Subsidiary or Transferred Joint Venture have complied in all material respects with all such representations, certifications, disclosures and warranties.
(d)    Since March 1, 2020, Parent and the applicable Transferred Subsidiary or Transferred Joint Venture have not: (i) received any document requests, subpoenas, search warrants, or civil investigative demands from a Governmental Entity requesting information with respect to any Government Contract or Government Bid; (ii) been informed in writing of a pending or threatened suspension or debarment, or other administrative, civil or criminal investigation or indictment or audit of any of its or their officers, directors or Business Employees with respect to any Government Contract or Government Bid; (iii) made or been required to make any voluntary or mandatory disclosure to any Governmental Entity of any alleged or suspected breach, violation, irregularity, mischarging, misstatement, or other act or omission with respect to any Government Contract or Government Bid; or (iv) been a party to any administrative or civil Action involving alleged false statements, false claims or other improprieties relating to the Government Contracts or Government Bids.
Section 3.22    Insurance. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Business and the Transferred Assets have at all times been covered by insurance in scope and amount customary and reasonable for the business in which it has been engaged during such period, (b) there are and have been no claims in the last five years with respect to the Business for which an insurance carrier has denied or threatened to deny coverage, (c) each of such insurance policies is legal, valid, binding, enforceable and in full force and effect and (d) no Parent Entity or Transferred Subsidiary is in breach or default under any such insurance policy (including with respect to the payment of any premium or the giving of any notice), and to the Knowledge of the Parent, no event has occurred and no circumstance or condition exists that, with notice or the lapse of time or both, would constitute such a breach or default under, or permit the termination or modification of, any such insurance policy. No party to any such insurance policy has repudiated any material provision thereof.
Section 3.23    Interested Party Transactions.
(a)    No Parent Entity, officer, director or manager of Parent or any of its Subsidiaries (nor, to the Knowledge of Parent, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had since March 1, 2020, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Business or any of the Transferred Subsidiaries furnishes or sells, (ii) any interest in any entity that purchases from or sells or furnishes to the Business or any of the Transferred Subsidiaries, any goods or services, or (iii) any interest in, or is a party to, any Contract to which any Transferred Subsidiary or any Transferred Joint Venture is a party (except for any Contract relating to the employment of such Interested Party, normal compensation or welfare benefits provided for services as an officer, director or employee of the Business or any of the Transferred Subsidiaries or Contracts between or among Transferred Subsidiaries) (collectively, “Interested Party Transactions”); provided, that ownership of no more than five percent (5%) of the outstanding voting securities of a publicly traded entity shall not be deemed to be an “interest in any entity” for purposes of this Section 3.23.
(b)    All Interested Party Transactions that were entered into since March 1, 2020 have been on an arms’-length basis on terms no less favorable, in the aggregate, to the Business or any of the Transferred Subsidiaries in all material respects than would be available from an unaffiliated party.
Section 3.24    Product and Service Warranties. Each Product is and has been since March 1, 2020 in material conformity with all applicable specifications, contractual commitments, express and implied warranties and applicable Law, and none of Parent, any Parent Entity, any Transferred Subsidiary or any Transferred Joint Venture has any material Liability (and, to the Knowledge of the Parent, there is no basis for any present or future Action against Parent, any Parent Entity, any Transferred Subsidiary or any Transferred Joint Venture giving rise to any such Liability) for any breach or violation thereof or other damages in connection therewith (including any obligation to replace or repair any such Product or re-perform any such service), subject only to the applicable reserve set forth in the Most Recent Balance Sheet. Since March 1, 2020, there have been no product liability claims or recalls that would result in a material Liability attributable to the Business, except as set forth in the Financial Statements. No Product is subject to any guaranty, warranty or other indemnity beyond Parent’s or its applicable Subsidiary’s applicable written standard terms and conditions, which are customary for the industries in which the Business operates.
Section 3.25    Brokers and Finders. Parent has not employed any investment banker, broker or finder or incurred or shall incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.
Section 3.26    No Other Parent Representations or Warranties. Parent expressly disclaims any express or implied representation or warranty with respect to the Business, NewCo, any Transferred Subsidiary, Transferred Asset, Assumed Liability, Parent or any Parent Entity (including any implied warranties that may otherwise be applicable because of the provisions of the UCC or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Purchaser or any of its Subsidiaries or their respective Affiliates in connection with the Transactions (including information, documents, projections, forecasts or other material made available to Purchaser, its Affiliates or their respective agents or Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the Transactions or any misrepresentation or omission by Parent or its Affiliates or any other Person with respect to any such information) other than those expressly set forth in Article 3 (as qualified by the Parent Disclosure Letter in accordance with this Agreement) or those set forth in any certificate delivered by Parent pursuant to this Agreement.
Section 3.27    No Other Purchaser Representations or Warranties. Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4 of this Agreement, the Ancillary Agreements and any certificate delivered in connection with this Agreement, neither Purchaser nor any other Person has made any express or implied representation or warranty with respect to the Transactions, Purchaser, the Purchaser Related Parties or any of their respective businesses, operations, assets, liabilities or results of operations (including any implied warranties that may otherwise be applicable because of the provisions of the UCC or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Parent or any of its Affiliates in connection with the Transactions (including information, documents, projections, forecasts or other material made available to Parent, its Affiliates or their respective agents or Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the Transactions or any misrepresentation or omission by Purchaser or its

Affiliates or any other Person with respect to any such information) and Parent has not relied on any representation or warranty other than those expressly set forth in Article 4 of this Agreement, the Ancillary Agreements and any certificate delivered in connection with this Agreement. Without limiting the generality of the foregoing sentence, Parent acknowledges and agrees that it has not relied on any other information provided, or made available, to Parent or any of its Affiliates in connection with the Transactions, and that, other than in the case of Fraud, neither Purchaser nor any Purchaser Related Party nor any other Person shall be subject to any liability to Parent or any other Person resulting from (i) any misrepresentation or omission by Purchaser or its Affiliates or any other Person with respect to such information or (ii) Parent’s use of, or the use by any of its Affiliates or any other Person of, any such information, unless any such information is expressly and specifically included in a representation or warranty set forth in this Agreement, the Ancillary Agreements or any certificate delivered in connection with this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Parent as follows, as of the date of this Agreement and the Closing:
Section 4.1    Organization, Good Standing and Qualification. Purchaser (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of the business conducted by it requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing or, except in the case of clause (b) where the failure to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 4.2    Authority; Approval. Purchaser and each Purchaser Ancillary Counterparty has all requisite corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or shall be a party, to perform its obligations thereunder and to consummate the Transactions and the transactions contemplated by the Ancillary Agreements. The execution, delivery and performance of this Agreement by Purchaser has been duly and validly authorized by all necessary organizational action on the part of Purchaser and no other organizational action on the part of Purchaser or performance on the part of Purchaser is necessary to authorize the execution, delivery or performance on the part of Purchaser of this Agreement and the consummation by Purchaser of the Transactions. The execution, delivery and performance of each of the Ancillary Agreements to which Purchaser and each Purchaser Ancillary Counterparty is or will be a party has been, or at the Closing will be, duly and validly authorized by all necessary corporate or other action on the part of such Person and no other organizational action on the part of Purchaser or any Purchaser Ancillary Counterparty or performance on the part of Purchaser or any Purchaser Ancillary Counterparty is necessary to authorize the execution, delivery or performance on the part of Purchaser or any Purchaser Ancillary Counterparty and the consummation by Purchaser or any Purchaser Ancillary Counterparty of the transactions contemplated by the Ancillary Agreements. This Agreement has been, and each of the Ancillary Agreements will be at Closing, duly and validly executed and delivered by Purchaser or the applicable Purchaser Ancillary Counterparty and, when executed and delivered by Parent and the other parties hereto and thereto, will constitute a legal, valid and binding agreement of Purchaser and each such Purchaser Ancillary Counterparty enforceable against such party pursuant to its terms, subject to the Bankruptcy and Equity Exception.
Section 4.3    Governmental Filings; No Violations.
(a)    Other than the Required Approvals, no notices, reports, consents, registrations, approvals, permits, waivers, licenses, exemptions or other filings are required to be made by Purchaser with, nor are any Permits required to be obtained by Purchaser from, any Governmental Entity in connection with the execution, delivery and performance of the Transaction Documents by Purchaser and the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. To the Knowledge of Purchaser, there is no reason that any Required Approvals will not be received on a timely basis or that the performance by Purchaser or any of its Affiliates of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby would reasonably be expected to be prevented, materially delayed or materially impeded.
(b)    The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party do not, and the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements shall not, conflict with or result in any violation of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under (i) the Organizational Documents of Purchaser, (ii) any Contract (not terminable for convenience by the counterparty thereto on 90 days’ notice or less) binding upon Purchaser or (iii) assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions and the transactions contemplated by the Ancillary Agreements) compliance with the Required Approvals, any Law to which Purchaser is subject except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect or prevent, materially delay or materially impede the performance by Purchaser of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
Section 4.4    Litigation.
(a)    As of the Execution Date, there are, and since March 1, 2020, have been no civil, criminal or administrative actions, suits, demands, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
(b)    As of the Execution Date, Purchaser is not, or since March 1, 2020 has not been, party to or subject to the provisions of any Order of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 4.5    Financing.
(a)    Purchaser has received and accepted Equity Commitment Letters from the Equity Financing Sources relating to the commitment of the Equity Financing Sources, subject to the terms and conditions thereof, to invest in Purchaser up to the full amount of the cash equity financing stated therein (such equity financing, collectively, the “Equity Financing”).
(b)    Purchaser has received and accepted a (i) debt commitment letter dated on or about the date hereof (including all exhibits, schedules, annexes and amendments thereto, and as supplemented or amended in accordance with the terms of Section 5.6(a) hereto, the “Debt Commitment Letter”), and (ii) corresponding fee letter (subject to customary redactions by Purchaser) dated on or about the date hereof (including all exhibits, schedules, annexes and amendments thereto, and as supplemented or amended in accordance with the terms of Section 5.6(a) hereto, the “Debt Fee Letter,” and, together with the Debt Commitment Letter, the “Debt Financing Commitment Letters”; the Debt Financing Commitment Letters, together with the Equity Commitment Letters, the “Commitment Letters”) from the lenders, agents, arrangers and bookrunners party thereto (as such parties may be supplemented or amended in accordance with the terms of Section 5.6(a) hereto, the “Lenders”) relating to the commitment of the Lenders, subject to the terms and conditions thereof, to provide debt financing in the aggregate amount set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”).
(c)    Assuming that each of the conditions in Article 6 is satisfied in accordance with its terms at or prior to the Closing, as of the date hereof, (i) the net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letters, will provide Purchaser, together with cash on hand or other sources of immediately available funds, with all of the funds necessary to make all payments required to be made by it at the Closing hereunder and (ii) the net proceeds of the Debt Financing will provide NewCo with all of the funds necessary to make the distribution to Parent pursuant to Section 2.7(a).
(d)    Purchaser has delivered to Parent true, accurate and complete copies of the Commitment Letters (in the case of the fee letter, subject to customary redactions by Purchaser), including all exhibits, schedules and annexes thereto, as of the Execution Date. The Equity Commitment Letters provide that Parent is an express third-party beneficiary in connection with Parent’s exercise of its rights under Section 9.10 of this Agreement to the extent set forth in the Equity Commitment Letters.
(e)    As of the Execution Date, each of the Commitment Letters is a legal, valid and binding obligation of Purchaser and, to the Knowledge of Purchaser, each other party thereto, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect. As of the Execution Date, no event has occurred that would reasonably be expected to (i) constitute a breach or default thereunder on the part of Purchaser or (ii) to the Knowledge of Purchaser, result in the failure of any condition to the Financing.
(f)    As of the Execution Date, there are no other contracts, side letters, other written agreements, arrangements, conditions precedent, contingencies or other provisions relating to the funding of the Financing, to which Purchaser or any of its Affiliates is a party, other than (i) as expressly set forth in the Commitment Letters, (ii) agreements among the Equity Financing Sources (none of which adversely affect the conditionality, enforceability, availability or termination of the Equity Financing), (iii) customary engagement letters or customary fee letters with respect to the Debt Financing (none of which adversely affect the conditionality, enforceability, availability or termination of the Debt Financing) or (iv) made available to Parent prior to the Execution Date.
(g)    Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders and the Equity Financing Sources to provide the Debt Financing or the Equity Financing, respectively, or any contingencies that would permit the Lenders or the Equity Financing Sources to reduce the total amount of the Debt Financing or the Equity Financing, respectively, below the amount required to consummate the Transactions.
(h)    Concurrently with the execution of this Agreement, Purchaser delivered to Parent a true, complete and correct copy of the executed Limited Guarantee. As of the Execution Date, the Limited Guarantee is valid, binding and enforceable in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception. As of the Execution Date, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Guarantor under the terms and conditions of the Limited Guarantee.
(i)    The obligations of Purchaser to consummate the transactions contemplated hereby are not contingent on the ability to obtain any financing other than to the extent expressly provided in this Agreement.
Section 4.6    Brokers and Finders. Purchaser has not employed any investment banker, broker or finder or incurred or shall incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.
Section 4.7    No Other Parent Representations or Warranties. Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 3 of this Agreement (as qualified by the Parent Disclosure Letter), the Ancillary Agreements and any certificate delivered in connection with this Agreement, neither Parent nor any other Person has made any express or implied representation or warranty with respect to the Transactions, the Business, NewCo, any Transferred Subsidiary, Transferred Asset, Assumed Liability, Parent or any Parent Entity (including any implied warranties that may otherwise be applicable because of the provisions of the UCC or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Purchaser or any of its Subsidiaries or their respective Affiliates in connection with the Transactions

(including information, documents, projections, forecasts or other material made available to Purchaser, its Affiliates or their respective agents or Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the Transactions or any misrepresentation or omission by Parent or its Affiliates or any other Person with respect to any such information) and Purchaser has not relied on any representation or warranty other than those expressly set forth in Article 3 of this Agreement (as qualified by the Parent Disclosure Letter), the Ancillary Agreements and any certificate delivered in connection with this Agreement. Without limiting the generality of the foregoing sentence, Purchaser acknowledges and agrees that it has not relied on any other information provided, or made available, to Purchaser or any of its Subsidiaries or their respective Affiliates in connection with the Transactions, and that, other than in the case of Fraud, neither Parent nor any of its Affiliates or any other Person shall be subject to any liability to Purchaser or any other Person resulting from (i) any misrepresentation or omission by Parent or its Affiliates or any other Person with respect to such information or (ii) Purchaser’s use of, or the use by any of its Affiliates or any other Person of, any such information, unless any such information is expressly and specifically included in a representation or warranty set forth in this Agreement, the Ancillary Agreements or any certificate delivered in connection with this Agreement.
Section 4.8    No Other Purchaser Representations or Warranties. Purchaser expressly disclaims any express or implied representation or warranty with respect to the Purchaser or any of its Affiliates (including any implied warranties that may otherwise be applicable because of the provisions of the UCC or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Parent or any of its Subsidiaries or their respective Affiliates in connection with the Transactions (including information, documents, projections, forecasts or other material made available to Parent, its Affiliates or their respective agents or Representatives in any information memorandum, management presentations or otherwise in connection with the Transactions or any misrepresentation or omission by Purchaser or its Affiliates or any other Person with respect to any such information) other than those expressly set forth in this ARTICLE 4.
ARTICLE 5
COVENANTS
Section 5.1    Interim Operations of the Business.
(a)    During the period from the Execution Date until the Closing, except (u) as and to the extent set forth in Section 5.1 of the Parent Disclosure Letter, (v) as and to the extent otherwise required by this Agreement (including in connection with the Pre-Closing Reorganization), (w) as and to the extent required by a Governmental Entity or applicable Law (including COVID-19 Measures), (x) as approved by Purchaser in writing (such approval not to be unreasonably conditioned, withheld or delayed), (y) for purposes of clauses (1), (2) and (4) of this Section 5.1(a), in connection with any commercially reasonable action taken (or not taken) by Parent or any of its Subsidiaries in good faith to mitigate the risk to the Business of COVID-19 or the COVID-19 Measures (such action or omission, “COVID-19 Changes”) or (z) with respect to any Transferred Joint Venture, to the extent that, despite Parent or its applicable Affiliates promptly exercising their commercially reasonable efforts with respect to such Transferred Joint Venture to prevent such action, the controlling Person or group for such Transferred Joint Venture causes such Transferred Joint Venture to take the applicable action, Parent shall, and shall cause each of its Affiliates, to (1) use commercially reasonable efforts to conduct the Business in the Ordinary Course in all material respects, (2) use, to the extent consistent with clause (1), their respective commercially reasonable efforts to preserve the Business intact, maintain the Business as a going concern, and maintain existing relations with Governmental Entities and other third parties, including customers, suppliers, content providers, distributors, licensors, creditors, lessors, employees and business associates, and (3) not, and cause each of its Affiliates not to, in each case to the extent relating to a Transferred Asset, Assumed Liability, NewCo, any Transferred Subsidiary, any Transferred Joint Venture or otherwise relating to the Business:
(i)    (A) make any declaration or payment of any non-cash dividend or other non-cash distribution with respect to any of its capital stock or other equity interests; or (B) repurchase, redeem, or otherwise acquire or cancel any of its capital stock or other equity interests;

(ii)    make capital expenditures that are in excess of $500,000 individually or $1,000,000 in the aggregate;
(iii)    (A) acquire any assets comprising a business or acquire or make an investment in any corporation, partnership, limited liability company, other business organization or division thereof or any equity interest therein, or (B) other than in the Ordinary Course, acquire other assets for consideration in excess of $500,000 individually or $2,000,000 in the aggregate, in the case of each of clauses (A) and (B), that would be a Transferred Asset or otherwise comprise part of the Business as a result of such action;
(iv)    create or incur any Encumbrance on any Transferred Assets (other than Permitted Encumbrances) that would not be released at or prior to Closing;
(v)    create, incur, assume or guarantee, or allow NewCo, any of the Transferred Subsidiaries or the Transferred Joint Ventures to create, incur, assume or guarantee Indebtedness in excess of $1,000,000 individually or $2,000,000 in the aggregate, except for (1) any such Indebtedness that will be discharged on or prior to the Closing, (2) drawdowns of Parent’s credit facilities outstanding as of the Execution Date in the Ordinary Course, including working capital needs and capital expenditure requirements, (3) guarantees, letters of credit, bonds, other sureties and performance guarantees in the Ordinary Course and (4) Indebtedness as set forth on and in accordance with Exhibit A;
(vi)    except in the Ordinary Course (including with respect to change orders issued by Parent or its Affiliates) or as otherwise contemplated by this Agreement or any other Transaction Documents, to the extent such Contract is or would be a Transferred Contract or a Commingled Contract (to the extent Related to the Business), (A) amend or modify in any material respect, terminate or renew (other than automatic renewals in accordance with such Contract) any Material Contract or waive, release or assign any material rights, claims or benefits under any Material Contract or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the Execution Date;
(vii)    (A) make any material changes with respect to accounting policies or procedures of the Business, the Transferred Subsidiaries or the Transferred Joint Ventures, other than changes as may be initiated by Parent or any Parent Entity with respect to Parent’s ultimate parent’s business generally and other than as may be required to conform to GAAP or by applicable Law, or (B) make any changes other than in the Ordinary Course with respect to the Business’, Transferred Subsidiaries’ or Transferred Joint Ventures’ management of working capital, collection of accounts receivable or payment of accounts payable, or otherwise knowingly take or fail to take any actions with the primary purpose of affecting the calculation of Closing Specified Contract Cash;
(viii)    (A) amend any income or other material Tax Return, (B) make, change, or revoke any material Tax election, (C) settle or compromise any income or other material Tax liability, (D) surrender any right to claim a material Tax refund, (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (F) enter into any Contract in respect of Taxes (including any “closing agreement” within the meaning of Section 7121 of the Code or any analogous or similar state, local, or non-U.S. Law, any voluntary disclosure or similar agreement or process, and any Tax ruling) with any Governmental Entity, (G) adopt any method of accounting for Tax purposes, (H) change any method of accounting for Tax purposes, (I) change any annual Tax accounting period, (J) enter into any Tax allocation, indemnity, or sharing agreement, or (K) take any other action outside the Ordinary Course, or knowingly fail to take any action, which failure is outside the Ordinary Course, that could reasonably be expected to have the effect of materially increasing the Tax liability of NewCo or any Transferred Subsidiary after the Closing or materially decreasing any Tax asset or attribute of NewCo or any Transferred Subsidiary in existence as of the Closing;
(ix)    assign, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, fail to maintain, abandon or allow to lapse or expire or otherwise dispose of any assets or properties of the Business that would have been a Transferred Asset if not for such action, including Transferred Subsidiary Shares or any NewCo IPR, except for (A) sales or other dispositions of obsolete tangible assets in the Ordinary Course, (B) sales of products, inventory and services in the Ordinary Course or (C) sales, leases, licenses or other dispositions of assets that are (1) entered into in the Ordinary Course and (2) in an amount not to exceed $500,000 individually or $1,000,000 in the aggregate;

(x)    except as required pursuant to the terms of any Benefit Plan or Collective Bargaining Agreement, (A) increase the compensation payable to any Business Employee or individual service provider who provides services primarily to the Business (other than (i) annual base salary (and corresponding bonus) increases in the Ordinary Course for Business Employees that would not exceed 15 % in the aggregate and (ii) in connection with Ordinary Course promotions, Ordinary Course base salary (and corresponding bonus) increases up to 15% of such Business Employee’s annual base salary and Ordinary Course target percentage short-term incentive opportunity increases based on the level of position), (B) grant any new retention, transaction or change in control bonuses, new long-term incentive awards (including, for the avoidance of doubt, incentive equity awards) or new severance enhancements to any Business Employee (other than any bonuses, awards or enhancements for which Parent or its Affiliates (other than NewCo, the Transferred Subsidiaries and the Transferred Joint Ventures) will retain sole responsibility after the Closing), or (C) have NewCo, the Transferred Subsidiaries or the Transferred Joint Ventures become a party to, enter into, establish, adopt or commence participation in any Benefit Plan or arrangement that would have been a Benefit Plan had it been entered into prior to the Execution Date;
(xi)    hire, engage or terminate (other than a termination for cause) the employment or engagement of any Business Employee or any natural Person who is an independent contractor (with respect to the Business), who earns or will earn annual base salary or consulting fees in excess of $200,000, except for filling of any vacancies that exist on the Execution Date (in such case, subject to prior consultation with Purchaser);
(xii)    except as required by applicable Law, in the Ordinary Course under any Collective Bargaining Agreement, in connection with routine, immaterial or ministerial actions that do not materially increase any existing Liabilities, or in accordance with Parent’s obligations under Section 5.8(d), negotiate, enter into, extend or materially amend any Contract with any Union, including any Collective Bargaining Agreement, or make any promise of neutrality or voluntary recognition in any Union, in each case to the extent applicable to any current or potential future Business Employees;
(xiii)    take any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or liability under any applicable Law, in each case, with respect to any Business Employee;
(xiv)    except with respect to the settlement of any Action constituting an Excluded Liability, settle any Action for an amount in excess of $1,000,000 in the aggregate, net of any amount covered by insurance, indemnification or existing reserves or settle any other obligation or liability of the Transferred Subsidiaries or the Transferred Joint Ventures in excess of such amount or on a basis that would result in the imposition of any Order that provides for any non-monetary remedies, including an Order that would restrict the future activity or conduct of the Transferred Subsidiaries, the Transferred Joint Ventures or the Business or a finding or admission of a violation of Law or violation of the rights of any Person;
(xv)    terminate, cancel or make any material changes to Parent Insurance Policies solely with respect to the Business;
(xvi)    enter into any new material line of business for the Business or open a new office for the Business in any country in which the Business does not operate as of the Execution Date;
(xvii)    enter into any Contract that would restrain or restrict the ability of Purchaser, any of its Affiliates or the Business to compete in any material respect with any Person or to conduct any business or line of business in any geographic area;
(xviii)    take any action, or omit to take any action, that would reasonably be expected to cause Purchaser, NewCo or any ERISA Affiliate of NewCo to incur any Liabilities to a Multiemployer Plan arising as a result of, or in connection with, a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Title IV of ERISA;
(xix)    agree, authorize or commit to do any of the foregoing.

(b)    Notwithstanding the foregoing, in the event of any action taken outside of the Ordinary Course in reliance on clause (y) of Section 5.1(a), Parent shall consult with Purchaser prior to taking such action to the extent possible, or if the prior consultation with Purchaser is not possible due to an urgent need to respond to the COVID-19 Changes, provide notice to Purchaser as promptly as reasonably practicable after taking any such action.
(c)    Notwithstanding anything to the contrary set forth herein, Purchaser acknowledges that Parent and its Affiliates may, prior to the Closing, (i) Transfer or cause to be Transferred any Excluded Assets or Excluded Liabilities out of the Transferred Subsidiaries or Transferred Joint Ventures and (ii) take the steps explicitly outlined in Exhibit A or otherwise in accordance with Section 1.1 or Section 1.2 to effect the Pre-Closing Reorganization.
(d)    Except to the extent otherwise contemplated by this Agreement (including the Pre-Closing Reorganization), Parent agrees to cause each of the Transferred Subsidiaries and Transferred Joint Ventures not to (other than, with respect to any Transferred Joint Venture, to the extent that, despite Parent or its applicable Affiliates promptly exercising their commercially reasonable efforts with respect to such Transferred Joint Venture to prevent such action, the controlling Person or group for such Transferred Joint Venture causes such Transferred Joint Venture to take the applicable action): (i) reclassify or amend the terms of issue with respect to its capital stock or other equity interests, issue or sell any capital stock or other equity interests or options, warrants, calls, subscriptions or equity rights to purchase any capital stock or other equity interests of any Transferred Subsidiary or Transferred Joint Venture to any Person (other than Parent or any Parent Entity); (ii) merge or consolidate any of the Transferred Subsidiaries or Transferred Joint Venture with any other Person; (iii) authorize or effect any amendment to or otherwise change the Organizational Documents of any Transferred Subsidiary or Transferred Joint Venture; (iv) subject any Transferred Subsidiary or Transferred Joint Venture to any voluntary bankruptcy, receivership, insolvency or similar proceeding; (v) deposit any Transferred Subsidiary Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Transferred Subsidiary Shares or grant any proxy with respect thereto; or (vi) agree, authorize or commit to do any of the foregoing.
(e)    Other than to the extent expressly provided for in connection with the Pre-Closing Reorganization, from and after the Execution Date and prior to the Closing, Parent shall not, and shall not permit its Affiliates to, Transfer any Transferred Assets (including any Transferred Subsidiary Shares) or Assumed Liabilities to any newly formed Subsidiary of Parent or the Parent Entities that does not constitute a Transferred Subsidiary.
(f)    Nothing contained in this Agreement shall give Purchaser or its Affiliates, directly or indirectly, any right to control or direct the operations of (i) NewCo, the Transferred Subsidiaries, the Transferred Joint Ventures or the Business prior to the Closing or (ii) Parent or the Parent Entities at any time. Prior to the Closing, each of Purchaser, Parent and NewCo shall exercise, consistent with the terms and conditions of this Agreement and with applicable Law, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.2    Access and Information. Subject to applicable Law, upon reasonable advance notice, Parent shall, and shall cause its Subsidiaries to, afford Purchaser and its Representatives reasonable access (other than with respect to information provided electronically, during normal business hours) throughout the period prior to the Closing, to its books, records, work papers, personnel, offices, facilities and properties to the extent (x) relating to the Business, the Transferred Assets, the Transferred Subsidiaries, the Transferred Joint Ventures or the Assumed Liabilities and (y) reasonably required to prepare for the consummation of the Transactions, transition or integration planning or the operation of the Business following the Closing (including any Tax information in Parent’s possession); provided that the foregoing requirements shall not require Parent (a) to permit any inspection, or to disclose any information, that would violate any of its obligations with respect to confidentiality, (b) to disclose any privileged information of the Parent or any of its Subsidiaries, (c) to provide access to any Parent Consolidated Return (other than any such Tax Return relating solely to NewCo and/or any of its Subsidiaries, including, for the avoidance of doubt, any pro forma Tax Returns of any Transferred Subsidiary that would be included in any Parent Consolidated Return but which solely reflects the activities and operations of such Transferred Subsidiary or Transferred Joint Venture) or any other Tax information that does not relate solely to NewCo and the Transferred Subsidiaries or the Transferred

Assets or (d) provide access to any physical locations or personnel to the extent reasonably necessary (i) to protect the health and safety of Parent and its Affiliates’ respective Representatives, or customers, lessors, suppliers, vendors or other commercial partners or (ii) in order to comply with any applicable COVID-19 Measures; provided, further that, in the event that Parent relies on clauses (a) through (d) of the foregoing proviso to limit access afforded to Purchaser under this Section 5.2, Parent shall (A) provide Purchaser and its Representatives with access to the maximum extent possible, (B) if requested by Purchaser, use its commercially reasonable efforts, with Purchaser’s cooperation, to implement an alternative means of providing Purchaser with the access requested, and (C) in the case of clauses (a), (b) and (c), notify Purchaser in writing the nature of any information or documents withheld. All requests for information made pursuant to this Section 5.2 shall be directed to such Persons designated by Parent. All such information shall be governed by the terms of the Confidentiality Agreement prior to the Closing and the NewCo Operating Agreement from and after the Closing.
Section 5.3    Cooperation and Efforts to Consummate Transactions; Status Updates.
(a)    Cooperation and Efforts to Consummate the Transactions. On the terms and subject to the conditions set forth herein, from the date of this Agreement to the Closing, Parent and Purchaser shall cooperate with each other and use (and shall cause its controlled Affiliates to use and instruct their non-controlled Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to cause the conditions to the Closing set forth in Article 6 to be satisfied as promptly as practicable and to consummate the Transactions as promptly as practicable and in any event prior to the Outside Date.
(b)    Status Updates. Subject to applicable Law or as required by any Governmental Entity, Parent and Purchaser shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other material communications (or where no such copies are available, a reasonably detailed written description thereof) received by Purchaser and its Affiliates, on the one hand, or Parent and its Affiliates on the other hand, as the case may be, from any Third Party or any Governmental Entity with respect to the Transactions and the transactions contemplated by the Ancillary Agreements.
Section 5.4    Regulatory Filings/Approvals.
(a)    Submission of Filings and Notices.
(i)    Exchanging Information. Subject to restrictions imposed under applicable Law, Parent and Purchaser shall each, upon reasonable request by the other, furnish the other with all information (subject to, as the Parties deem necessary or advisable, redactions of commercially sensitive terms, information pertaining to a Party’s valuation of the Business or NewCo or the privileged information of such Party or the exchange of information on an “outside counsel only” basis) concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, Parent or any of their respective Affiliates or controlling Persons to any Governmental Entity in connection with the Transactions.
(ii)    Initial Submissions. Parent and its Affiliates, on the one hand, and Purchaser (and, if applicable, Purchaser shall procure that its controlling Persons), on the other hand, shall each prepare and file as promptly as reasonably practicable all documentation to effect all necessary or advisable notices, reports and other filings and to obtain as promptly as practicable all permits, clearances, and approvals necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions or operate the Business from and after the Closing, including, as applicable, the CFIUS Satisfied Condition. Without limiting the foregoing sentence, Parent and its Affiliates, on the one hand, and Purchaser (and, if applicable, Purchaser shall procure that its applicable controlling Persons), on the other hand, shall each make or cause to be made its respective filing pursuant to the approvals set forth on Section 5.4(a) of the Parent Disclosure Letter, in each case, as promptly as reasonably practicable after the Execution Date.

(iii)    Subsequent Submissions. Parent and Purchaser shall promptly provide all information and documents requested by any Governmental Entity to the extent necessary or advisable to resolve any inquiry or investigation and to obtain as promptly as practicable all permits, clearances, and approvals necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transactions or operate the Business from and after the Closing.
(b)    CFIUS Filing Requirement and CFIUS Satisfied Condition. In order to satisfy the determination by Parent and Purchaser that a joint filing with the Committee on Foreign Investment in the United States (“CFIUS”) with respect to the Transactions is advisable or required by applicable Law (a “CFIUS Filing Requirement”): (i) the Parent and Purchaser shall, and shall cause their respective controlled Affiliates and any controlling Persons to, cooperate and make a CFIUS filing in the requested, required or advisable form in accordance with the DPA as promptly as reasonably practicable after the Execution Date; and (ii) the Parent and Purchaser shall, and shall cause their respective controlled Affiliates and any controlling Persons to, use commercially reasonable efforts to obtain, as applicable, the CFIUS Satisfied Condition. The “CFIUS Satisfied Condition” shall be achieved when (A) the Parent and Purchaser shall have received written notice from CFIUS stating that: (1) CFIUS has concluded that the transactions contemplated by the Agreement do not constitute a “covered transaction” under the DPA; or (2) the assessment, review or investigation of the Transactions under the DPA has concluded, and there are no unresolved national security concerns; (B) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Transactions and either (1) the fifteen (15) day period under the DPA subsequent to the President’s receipt of the CFIUS report during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Transactions has expired without any such action being taken or (2) the President of the United States has announced a decision not to take any action to suspend, prohibit or place any limitations on the Transactions; or (C) CFIUS has provided written notice that it is not able to complete action under the DPA with respect to the Transactions on the basis of a CFIUS declaration, but CFIUS has not requested that the parties to submit a CFIUS notice and has not initiated a unilateral CFIUS review. Purchaser shall pay, or cause to be paid, one hundred percent (100%) of the filing fee with respect to the CFIUS Filing Requirement.
(c)    Conduct of Interactions with Governmental Entities. Except with respect to Tax matters, notwithstanding any other provisions of this Agreement, Parent and Purchaser shall (i) jointly determine timing and strategy and be jointly responsible for the final content of any substantive oral or written joint communications with any applicable Governmental Entity, and (ii) jointly coordinate all activities with respect to seeking any Permits of any Governmental Entity under any U.S. or non-U.S. Antitrust Laws or in order to obtain the CFIUS Satisfied Condition. Purchaser and Parent shall have the right to review in advance (subject to, as necessary, redactions of commercially sensitive terms, information pertaining to a Party’s valuation of the Business or NewCo or the privileged information of such party or the exchange of information on an “outside counsel only” basis) and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Purchaser and Parent, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transaction, provided, however, that in the event of any disagreement between Parent and Purchaser with respect to the matters described in the foregoing clause (i) or (ii), Parent and Purchaser shall cooperate and consult with one another and seek to resolve such disagreement reasonably and in good faith. In exercising the foregoing rights, Purchaser and Parent shall act reasonably and as promptly as practicable. Except with respect to Tax matters or as prohibited by applicable Law, neither Parent nor Purchaser shall permit any of its officers or any other Representatives to participate in any meeting or substantive communication with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transaction unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat (and in the event the other Party is unable or prohibited from participating, the attending Party shall promptly update the other Party with respect to such meeting or substantive communication). Neither Purchaser nor any of its Affiliates (other than NewCo from and after Closing) will be required to pay any fee, penalty or other consideration to any Person (other than any filing fees paid or payable to any Governmental Entity) for any consent or approval required for the consummation of the Transactions, subject to Section 5.4(d).
(d)    Remedies. The Parties understand and agree that the commercially reasonable efforts of Parent and Purchaser pursuant to Section 5.3 shall be deemed to include proposing, negotiating, offering to agree to, agreeing to or effecting (by consent decree, hold separate order or otherwise) such conditions, commitments or restrictions on or related to the conduct of the Business (including amendments to or waivers of provisions of any agreement among any or all of the Parties that relate to the Business) as are necessary or proper to cause the expiration or termination of the applicable waiting periods or approval required under any Antitrust Law, to obtain the CFIUS Satisfied Condition or to avoid a suit by a Governmental Entity seeking to enjoin the Transactions pursuant to any Antitrust Law or the DPA; provided that no Party shall be required to agree to any conditions, commitments or restrictions that (i) individually or in the aggregate, would reasonably be expected to materially and adversely impact the assets, liabilities, business, operations, results of operation or financial condition of the Business, NewCo, the Transferred Subsidiaries, and the Transferred Joint Ventures taken as a whole (any action excused from being undertaken under this clause (i), a “NewCo Substantial Detriment”) or (ii) are not conditioned upon the consummation of the Closing. Notwithstanding anything to the contrary set forth herein, none of Parent, Purchaser, NewCo or any of their respective Affiliates shall be required to divest, transfer, sell or otherwise dispose of or hold separate (or agree to do any of the foregoing), any business, asset or any portion thereof, whether or not to be contributed to NewCo, and none of Parent, Purchaser or any of their respective Affiliates (other than NewCo, the Transferred Subsidiaries and the Transferred Joint Ventures in accordance with the first sentence of this Section 5.4(d)) shall be required to effect any conditions, commitments or restrictions (or agree to do any of the foregoing) on or related to the conduct of their respective businesses (other than the Business in accordance with the first sentence of this Section 5.4(d)) (any action excused from being undertaken under this sentence, a “NewCo Investor Substantial Detriment”). Neither Purchaser nor Parent shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under any Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other Party.
(e)    Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be required to (i) provide (A) nonpublic or other confidential financial or sensitive personally identifiable information of the Equity Financing Sources, their respective Affiliates (other than Purchaser) and their respective directors, officers, employees, managers or partners, or its or their control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ (collectively with the Equity Financing Sources, the “Equity Financing Source Related Party”) nonpublic or other confidential financial or sensitive personally identifiable information (other than such information with respect to the officers and directors of Purchaser which may be provided to a Governmental Entity on a confidential basis) or (B) any other nonpublic, proprietary or other confidential information of an Equity Financing Source Related Party that exceeds the scope of information that such Equity Financing Source Related Party has historically supplied in connection with a similar governmental filing or notification, or (ii) disclose the identities of direct or indirect limited partners, shareholders, members or beneficiaries of any Equity Financing Source or its Affiliates that beneficially own less than 5% of any such entity (including any affiliated investment funds); provided that to the extent that a Governmental Entity requests any non-public or other confidential financial or sensitive personal information that is not required to be provided pursuant to this Section 5.4(e), Purchaser shall either (i) provide such information or (ii) enter into good faith discussions with the Governmental Entity to resolve such requests and use its commercially reasonable efforts to identify and effect alternative means of satisfying any such request. Notwithstanding anything to the contrary herein, Purchaser and the Equity Financing Sources may designate any materials provided to a Governmental Entity that contain sensitive information (as determined by the applicable Equity Financing Source Related Party) in respect of an Equity Financing Source Related Party as limited to such Person only and such materials and the information contained therein shall not be disclosed to any of the other Parties without the prior written consent of such Equity Financing Source Related Party.
Section 5.5    Third Party Consents. Except with respect to filings and approvals with Governmental Entities (which are addressed in Section 5.4) and Commingled Contracts and Dual-Use Contracts (which are addressed in Section 1.7), on the terms and subject to the conditions set forth herein, Parent and Purchaser shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective commercially reasonable efforts to obtain any Consents required or advisable from third parties (including Consents required to Transfer any Transferred Asset) in connection with the consummation of the Transactions or the transactions contemplated by the Ancillary Agreements at or prior to the Closing. In furtherance of the foregoing sentence, the Parties agree to provide such evidence as to financial capability, resources, and creditworthiness of NewCo, Parent, their respective Subsidiaries or Purchaser as may be reasonably requested by any Third Party whose Consent or approval is sought hereunder. In no event shall any Party (or any of their respective Affiliates) other than NewCo be required to make any payment, incur any liability, commence any litigation or make any concession to obtain any Consents of third parties contemplated by this Section 5.5.
Section 5.6    Debt Financing.
(a)    Purchaser shall, and shall cause its controlled Affiliates and directors, officers and employees to use commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its other Representatives to, obtain the Financing on the terms and conditions set forth in the Commitment Letters in all material respects (including using commercially reasonable efforts to satisfy on a timely basis the conditions set forth in the Debt Commitment Letter that are within its control, negotiate definitive financing agreements in respect of the Debt Financing and cause the Financing to be funded at Closing (or such other time prior to Closing as the Parties shall reasonably agree)). Notwithstanding anything contained in this Agreement to the contrary, in no event shall such commercially reasonable efforts require or be deemed to require Purchaser or any of its Affiliates or Representatives (other than NewCo, any Transferred Subsidiary or any Transferred Joint Venture) to pay any fees in excess of those contemplated by the Debt Financing as of the Execution Date.
(b)    Purchaser shall not agree to, or permit, without the prior written consent of Parent, any assignment, amendment, supplement or modification to be made to, replacement, restatement or substitution of, or any waiver by Purchaser of any material provision or remedy under, the Commitment Letters (including with respect to any alternative financing intended to replace or be substituted for, in whole or in part, any portion of the Financing) if such assignment, amendment, supplement, modification, replacement, restatement, substitution or waiver (i) reduces the aggregate amount or the net cash proceeds of the Financing (after netting or payment of all fees, expenses and other amounts) to be funded on the Closing Date unless the Equity Financing, Debt Financing, alternative financing permitted in accordance herewith or cash on hand is increased by a corresponding amount (or NewCo or any other Transferred Subsidiary may draw upon an available revolving credit facility at Closing to fund an amount equal to such reduction), (ii) imposes new or additional conditions precedent or otherwise expands, amends or modifies any of the conditions precedent to the receipt of the Financing, in each of the foregoing cases in this clause (ii), that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing, (iii) adversely impacts (other than to a de minimis extent) the ability of Purchaser, Parent or NewCo, as applicable, to enforce its rights against other parties to the Commitment Letters with respect to the Financing or (iv) would otherwise reasonably be expected to prevent, materially impede or materially delay Purchaser’s ability to consummate the Closing as contemplated by this Agreement on the Closing Date; provided, that Purchaser may amend, modify, assign, supplement, substitute, replace or restate the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities, subject to the foregoing clauses (i) through (iv). Purchaser shall promptly furnish the other Parties complete, correct and executed copies of any assignment, amendment, supplement, modification, replacement, restatement, substitution or waiver of any Commitment Letters (including all related fee letters, which may be subject to customary redactions by Purchaser).
(c)    Purchaser shall (i) keep Parent and NewCo reasonably informed on a prompt basis and in reasonable detail of the status of its efforts to arrange the Financing and provide copies of the draft material definitive agreements for the Debt Financing and (ii) consult with Parent and NewCo on any lender presentations, offering memorandum, term sheets and definitive agreements for the Debt Financing. Each of Parent, NewCo and Purchaser shall give the other Parties prompt notice if any Party becomes aware (A) that the Debt Commitment Letter ceases to be in full force and effect regarding the legal, valid, binding and enforceable obligations of Purchaser or of the other parties thereto, (B) of any breach or default by any party to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing, (C) of the receipt of (1) any written notice or (2) other written communication, in each case from any Debt Financing Source with respect to (I) any actual or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letter or definitive agreements related to the Debt Financing or (II) material dispute or disagreement between or among any parties to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing, and

(iii) if at any time for any reason any Party believes in good faith that NewCo’s ability to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or definitive agreements related to the Debt Financing has been, or will be, materially and adversely impacted.
(d)    Parent and NewCo shall, and shall cause their respective controlled Affiliates, directors, officers and employees to, use their respective commercially reasonable efforts, and shall use their respective commercially reasonable efforts to cause their other Representatives to, cooperate with Purchaser in connection with the arrangement of the Financing as may be requested by Purchaser in connection with the arrangement of the Financing, which commercially reasonable efforts shall include: (i) participating in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and otherwise reasonably cooperating with the marketing efforts of Purchaser and the Debt Financing Sources with respect to the Debt Financing (including using commercially reasonable efforts to cause the syndication of the Debt Financing to benefit from the existing banking relationships of Parent); (ii) reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, and the preparation, execution and delivery of guarantees, mortgages, other definitive financing documents or other certificates or documents as may be requested by Purchaser, including obtaining releases of existing Encumbrances (to the extent required in the Debt Commitment Letter); (iii) taking all corporate and similar actions necessary to facilitate the incurrence of the Debt Financing or satisfy the conditions to funding under the Debt Commitment Letter or the definitive financing documents, including providing a certificate of the chief financial officer or person performing similar functions for NewCo in the form attached to the Debt Commitment Letter with respect to solvency matters at the Closing and providing customary authorization letters with respect to the bank information memoranda and lender presentations; (iv) furnishing (at least five (5) Business Days prior to the Closing Date) all documentation and other information reasonably requested in writing no later than ten (10) Business Days prior to the Closing Date (provided, that the preceding requirement to make such written request no later than ten (10) Business Days prior to the Closing Date shall not have the effect of determining the Closing Date for any purpose hereunder) required by a Governmental Entity under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and the Beneficial Ownership Regulation, to the extent required by the Debt Commitment Letter; (v) to the extent requested by Purchaser, assisting Purchaser and the Debt Financing Sources with the preparation of rating agency presentations, bank information memoranda, lender presentations and business projections and furnishing Purchaser with such other pertinent financial and other customary information relating to the Business, NewCo, the Transferred Subsidiaries, the Transferred Joint Ventures, the Transferred Assets or the Assumed Liabilities as Purchaser or the Lenders shall reasonably request and of the type and form customarily included in materials pertaining to transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Business; (vi) providing the Required Financial Information, including commencing the preparation of such information as promptly as possible following the Execution Date; and (vii) reasonably assisting in the preparation, execution and delivery of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Purchaser; provided, that all of the foregoing shall be subject to the occurrence of the Closing and become effective no earlier than upon the Closing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any such cooperation to the extent that it would require Parent or any of its Subsidiaries to: (A) waive, breach or amend any terms of this Agreement; (B) other than to the extent set forth in the Debt Commitment Letter, pay or agree to pay any commitment or other fees or pay, incur or reimburse any expenses (in the case of NewCo or any Transferred Subsidiary, prior to the Closing); (C) approve the execution or delivery of any document or certificate (other than customary authorization letters) in connection with the Financing prior to the Closing Date; (D) take any action that would conflict with, violate or result in a breach of or default under any Organizational Documents of Parent or of any of its Affiliates or any applicable Law; (E) require providing access to or disclose information that Parent reasonably determines on the advice of outside counsel would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements (to the extent not entered into in contemplation of the Transactions) applicable to, Parent or such Affiliate (provided that Parent shall (x) provide Purchaser and its Representatives with access to the maximum extent possible and (y) if requested by Purchaser, use its commercially reasonable efforts, with Purchaser’s cooperation, to implement an alternative means of providing Purchaser with the access requested); (F) require the adoption of any board, shareholder or similar resolutions or written consents, the effectiveness of which is not subject to the occurrence of the Closing; or (G) require Parent or any of its Subsidiaries to take any action that would unreasonably interfere with the operation of the businesses of the Parent or its Subsidiaries.
(e)    If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Purchaser shall (i) promptly notify Parent of such unavailability and (ii) use its commercially reasonable efforts to arrange to promptly obtain such Debt Financing from alternative sources in an amount sufficient, together with the gross proceeds of the Equity Financing in lieu thereof, to consummate the Transactions (in which case, such replacement financing shall be deemed to be the “Debt Financing” for all purposes hereunder thereafter, and any related debt commitment letter and debt fee letter shall be deemed to be the “Debt Commitment Letter” and “Debt Fee Letter” for all purposes hereunder thereafter).
(f)    All material non-public information provided by Parent or Purchaser or any of their respective Subsidiaries or Representatives pursuant to this Section 5.6 shall be kept confidential in accordance with the Confidentiality Agreement, as applicable, except that the Parties shall be permitted to disclose such information upon mutual agreement of the Parties to the Financing Sources and other potential sources of capital, rating agencies and prospective lenders (but not prospective purchasers in any debt securities offering) during syndication of the Debt Financing subject to the potential sources of capital, ratings agencies and prospective lenders and Purchasers entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda or lender presentations for senior credit facilities).
(g)    Parent hereby consents to the use of all logos of Parent and its Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage Parent or any of its Subsidiaries or the reputation or goodwill of Parent or any of its Subsidiaries and (ii) are used solely in connection with a description of NewCo, the Business or the Transactions.
Section 5.7    Tax Matters.
(a)    Transfer Taxes. All sales, use, value added, registration, stamp, recording, documentary, conveyance, transfer, and similar Taxes incurred in connection with the Transactions, excluding the Pre-Closing Reorganization (collectively, “Transfer Taxes”), shall be borne fifty percent (50%) by Parent and fifty percent (50%) by NewCo (with Parent’s portion constituting an Excluded Liability and NewCo’s portion constituting an Assumed Liability). All Transfer Taxes shall be timely paid, and all applicable filings, reports, and returns shall be timely filed, as provided by applicable Law. The Parties shall cooperate in the preparation of any such filings, reports, or returns. The Parties shall promptly reimburse one another so that Transfer Taxes are borne in the manner required by this Section 5.7(a).
(b)    [Reserved.]
(c)    Tax Claims. If any claim or demand for Taxes that could reasonably be expected to give rise to a claim for indemnification under Section 7.2 or Section 7.3 is asserted by any Governmental Entity, the Party first receiving notice of such claim or demand shall notify the other Party of such claim or demand promptly, and in any case within ten (10) Business Days of receipt of such notice; provided, however, that the failure of a Party to give such prompt notice shall not relieve the other Party of any of its indemnification obligations, except to the extent such other Party is actually and materially prejudiced by such failure. NewCo shall control any claim, audit, litigation, or other proceeding with respect to Taxes of NewCo, any Transferred Subsidiary or, to the extent permitted by the governing documents of any Transferred Joint Ventures, any Transferred Joint Venture (each, a “Tax Claim”); provided that the definition of “Tax Claim” shall not include any claim, audit, litigation, or other proceeding with respect to Income Taxes of any Affiliated Group of which Parent is the common parent (such claim, a “Parent Claim”), which shall solely be controlled by Parent; provided that Parent shall keep NewCo reasonably informed with respect to any such Parent Claim and provide copies of all material communications regarding such Parent Claim to Purchaser to the extent such Parent Claim would reasonably be expected to give rise to a material claim for indemnification pursuant to this Agreement or otherwise result in Taxes of NewCo, the Transferred Subsidiaries or the Transferred Joint Ventures. To the extent a Tax Claim would reasonably be expected to give rise to a material claim for indemnification pursuant to this

Agreement, NewCo shall keep Parent reasonably informed with respect to any such Tax Claim, provide copies of all material communications regarding such Tax Claim to Parent, provide Parent with the opportunity, at Parent’s sole expense, to participate in such Tax Claim, and not settle such Tax Claim without Parent’s consent (such consent not to be unreasonably withheld, conditioned, or delayed).
(d)    Tax Returns.
(i)    Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by NewCo and the Transferred Subsidiaries that relate solely to any Pre-Closing Tax Period (excluding any Straddle Period). Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Law. Parent shall, at least thirty (30) days prior to the due date (taking into account any applicable extensions properly obtained) for any such income Tax Return(s) and at least fifteen (15) days prior to the due date (taking into account any applicable extensions properly obtained) for any such non-income Tax Return(s), provide a copy of such Tax Return(s) (which, in the case of any income Tax Return of any Transferred Subsidiary, shall be pro forma Tax Returns of such Transferred Subsidiary that would be included in any Parent Consolidated Return, which pro forma Tax Returns shall solely reflect the activities and operations of such Transferred Subsidiary) to Purchaser. Purchaser shall, within fifteen (15) days after receiving such income Tax Return(s) or within five (5) days after receiving such non-income Tax Return(s), provide, in writing, any comments to Parent regarding any matters in such Tax Return(s) with which Purchaser reasonably disagrees, and if Purchaser does not so provide written comments within such time period, Purchaser shall be deemed to have accepted such Tax Return(s). If Purchaser does provide Parent with written comments in accordance with this Section 5.7(d)(i), Parent shall incorporate any reasonable comments from Purchaser. Parent, Purchaser, and NewCo shall reasonably cooperate and shall cause their Affiliates to reasonably cooperate in connection with the act of executing and filing any such Tax Return(s).
(ii)    Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by NewCo and the Transferred Subsidiaries for any Straddle Period, the cost of which shall be borne by NewCo. Purchaser shall, at least thirty (30) days prior to the due date (taking into account applicable extensions properly obtained) for any such income Tax Return(s) and at least fifteen (15) days prior to the due date (taking into account any applicable extensions properly obtained) for any such non-income Tax Return(s), provide a copy of such Tax Return(s) to Parent. Parent shall, within fifteen (15) days after receiving such income Tax Return(s) or within five (5) days after receiving such non-income Tax Return(s), provide, in writing, any comments to Purchaser regarding any matters in such Tax Return(s) with which Parent reasonably disagrees, and if Parent does not so provide written comments within such time period, Parent shall be deemed to have accepted such Tax Return(s). If Parent does provide Purchaser with written comments in accordance with this Section 5.7(d)(ii), Purchaser shall incorporate in good faith any reasonable comments from Parent.
(iii)    In the case of any Tax Return described in Section 5.7(d)(i) or Section 5.7(d)(ii), if the Parties are unable to resolve any dispute at least ten (10) days before the due date (taking into account any applicable extensions properly obtained) for any income Tax Return, or at least five (5) days before the due date (taking into account any applicable extensions properly obtained) for any non-income Tax Return, the dispute shall be referred to the Accounting Expert for resolution. If the Accounting Expert is unable to resolve any such dispute prior to the due date (taking into account any applicable extensions properly obtained) for any such Tax Return, such Tax Return shall be filed as prepared by the relevant Party, subject to amendment, if necessary, to reflect the resolutions of the dispute by the Accounting Expert. The costs and expenses of the Accounting Expert shall be allocated between Purchaser and Parent based upon the percentage of the contested amount submitted to the Accounting Expert by the other Party that is ultimately awarded to such other Party by the Accounting Expert, such that Purchaser bears a percentage of such costs and expenses equal to the percentage of the contested amount, if any, awarded to Parent, and Parent bears a percentage of such costs and expenses equal to the percentage of the contested amount, if any, awarded to Purchaser.
(iv)    For the avoidance of doubt, Parent Consolidated Returns shall not be subject to this Section 5.7(d) (other than any pro forma Tax Returns of any Transferred Subsidiaries that would be included in any Parent Consolidated Returns, which pro forma Tax Returns shall solely reflect the activities and operations of such Transferred Subsidiary). Notwithstanding anything to the contrary herein, Parent shall not be required to provide Purchaser or NewCo with a copy of any Parent

Consolidated Return (other than any pro forma Tax Returns of any Transferred Subsidiaries that would be included in any Parent Consolidated Returns, which pro forma Tax Returns shall solely reflect the activities and operations of such Transferred Subsidiary).
(e)    Straddle Period Allocation. For purposes of this Agreement, with respect to any taxable period including, but not ending on, the Closing Date (each, a “Straddle Period”), items of income, gain, loss, and deduction shall be apportioned between the Pre-Closing Tax Period and the portion of the Straddle Period beginning after the Closing Date: (x) on a per diem basis in the case of any real property, personal property and similar ad valorem Taxes and (y) on the basis of an interim closing of the books as of the end of the Closing Date in the case of all Income Taxes and other Taxes not described in (x) (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date); provided that exemptions, allowances, or deductions that are calculated on an annual basis and that are not apportioned on the basis of an interim closing of the books as of the end of the Closing Date shall be allocated between the Pre-Closing Tax Period and the remaining portion of such taxable period on a per diem basis.
(f)    Tax Treatment. The Parties and their respective Affiliates agree to treat, for applicable Tax purposes, (x) Purchaser’s purchase of the Purchased Units as (A) an acquisition of the Purchased Units in exchange for the Final Purchase Price (and any other amounts treated as consideration for applicable Tax purposes) and (B) an acquisition of partnership interests for U.S. federal income tax purposes, and (y) the distribution contemplated by Section 2.7(a) as occurring immediately before the Closing (collectively, the “Intended Tax Treatment”). No Party or its Affiliates shall take any action or position inconsistent with the Intended Tax Treatment, except as otherwise required by applicable Law.
(g)    Refunds. Parent shall be entitled to the amount of any refund of Taxes of NewCo or any Transferred Subsidiary for a Pre-Closing Tax Period that were paid on or before the Closing Date or that Parent indemnified Purchaser for under Section 7.2, which refund is actually received by NewCo or any Transferred Subsidiary after the Closing Date and is set forth on Schedule 5.7(g), net of any Taxes or other costs attributable to obtaining, receiving, distributing, or paying over such refund; provided that Parent shall not be entitled to the amount of any such refund to the extent such refund arises as the result of a carryback of a loss or other Tax benefit arising in a taxable period (or portion thereof) beginning after the Closing Date. NewCo shall use commercially reasonable efforts, at the expense and reasonable request of Parent, to obtain any such refund. NewCo shall pay, or cause to be paid, to Parent any amount to which Parent is entitled pursuant to this Section 5.7(g) within thirty (30) days following the actual receipt of the applicable refund. To the extent such refund is subsequently disallowed or required to be returned to the applicable Governmental Entity, Parent agrees to promptly repay the amount of such refund, together with applicable interest, if any, to NewCo.
(h)    Post-Closing Actions. Neither NewCo nor any of its Affiliates (including the Transferred Subsidiaries after the Closing) shall (or shall cause or permit any of its Affiliates to) without prior notice to Parent and consulting with Parent in good faith (a) amend or refile, any material Tax Return of NewCo or any Transferred Subsidiary relating solely to any taxable period ending on or before the Closing Date, (b) make any material Tax election (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3) with respect to NewCo or any Transferred Subsidiary that has retroactive effect to any Pre-Closing Tax Period or (c) make or cause to be made any election under Sections 336 or 338 of the Code with respect to the Transactions, in each case, except as otherwise required by applicable Law, as provided in the NewCo Operating Agreement, or to the extent such action would not reasonably be expected to give rise to a claim for indemnification pursuant to this Agreement or otherwise cause Parent or any of its Affiliates to incur any Liability for Taxes.
(i)    Tax Sharing Agreements. All Tax sharing agreements with respect to or involving NewCo or any Transferred Subsidiary, on the one hand, and any Person other than NewCo or another Transferred Subsidiary, on the other hand, shall be terminated as of the Closing Date.

Section 5.8    Post-Closing Obligations to Certain Employees.
(a)    To the extent requested by Purchaser, no later than ten (10) days prior to the Closing Date, Parent shall provide an updated version of the employee census referenced in Section 3.16(a) as of such date.
(b)    Each Business Employee who continues to be employed by NewCo or a Transferred Subsidiary in each case, as of the Closing, shall be referred to herein as a “Transferred Employee.”
(c)    Commencing on the Closing Date and ending on the earlier of (i) the first anniversary of the Closing Date or (ii) the date on which a Transferred Employee ceases to be employed, NewCo shall provide, or shall cause its Subsidiaries to provide, to each Transferred Employee (A) a base salary or wage rate, as applicable, and annual cash bonus target opportunities that are, in each case, comparable in the aggregate to those provided by Parent and its Affiliates (including the Transferred Subsidiaries and the Transferred Joint Ventures) immediately prior to the Closing Date and (B) subject to the terms and conditions of the Transition Services Agreement, retirement, welfare and employee benefit plans, agreements, programs, policies and arrangements of NewCo, but excluding any long term incentive programs or plans (the “NewCo Plans”) that are comparable in the aggregate to the employee retirement, welfare and benefit plans, programs and arrangements in effect immediately prior to the Closing Date with respect to such Transferred Employee. Notwithstanding anything to the contrary set forth herein, commencing on the Closing Date and ending on the first anniversary of the Closing Date, NewCo shall maintain a severance pay practice for the benefit of each Transferred Employee that is comparable in the aggregate to the severance pay practice provided by Parent immediately prior to the Execution Date and set forth on Section 5.8(c) of the Parent Disclosure Letter.
(d)    Notwithstanding anything contrary in this Section 5.8, the terms and conditions of any Transferred Employee subject to a Collective Bargaining Agreement shall be in accordance with the applicable Collective Bargaining Agreement. As of the Closing, NewCo and its Subsidiaries shall, and shall cause its Subsidiaries to, honor the terms of each Collective Bargaining Agreement until such Collective Bargaining Agreement otherwise expires pursuant to its terms or is modified by the parties thereof. Notwithstanding anything in this Agreement to the contrary, Parent shall comply in all material respects with any notice and effects bargaining obligations which Parent owes to any Union in connection with the Transactions and Purchaser and NewCo shall assist Parent in satisfying in all material respects any such notice or effects bargaining obligations as reasonably requested by Parent in accordance with this section and as permitted by law.
(e)    With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by NewCo, NewCo shall (i) use commercially reasonable efforts to cause there to be waived any pre-existing condition, actively at work requirements and waiting periods to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Parent Benefit Plan and (ii) use commercially reasonable efforts to cause such plans to honor any expenses incurred by the Transferred Employees and their beneficiaries under similar plans of Parent and its Affiliates during the portion of the calendar year on and after the Closing Date for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.
(f)    NewCo agrees to give Transferred Employees credit for all service with Parent or any of its Affiliates (other than for purposes of equity-based compensation, transaction-based compensation, deferred compensation, defined benefit pension benefits and retiree welfare benefits) to the same extent as such service was credited for such purpose by Parent or any of its Affiliates immediately prior to the Closing Date, under each NewCo Plan in which such Transferred Employees are eligible to participate for purposes of eligibility, vesting, benefit accrual and, with respect to Transferred Employees who are covered by a Collective Bargaining Agreement, seniority; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.
(g)    Except as provided under the Transition Services Agreement, as of the Closing Date, the Transferred Employees shall cease to accrue further benefits under the Parent Benefit Plans and shall commence participation in NewCo Plans. NewCo shall take all steps necessary to permit each such

Business Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from and Parent Benefit Plan intended to be qualified under Section 401(a) of the Code, if any, to roll such eligible rollover distribution as part of any lump sum distribution into an account under NewCo’s 401(k) plan (the “NewCo 401(k) Plan”). As soon as practicable following the Closing Date, NewCo shall have established the NewCo 401(k) Plan (and an associated tax-exempt trust) in order to provide the 401(k) and associated benefits required pursuant to this Agreement and the applicable Collective Bargaining Agreements.
(h)    With respect to any accrued but unused vacation time (including flexible time-off and sick pay) to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date, NewCo or a Subsidiary thereof shall allow such Business Employee to use such accrued vacation in accordance with applicable Law and on terms that are comparable in the aggregate, to those then in effect for such Transferred Employee immediately prior to Closing.
The provisions of this Section 5.8(b) are solely for the benefit of the Parties, and neither any Union nor any current or former employee or independent contractor, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary set forth herein, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment or waiver to, any Benefit Plan or employee benefit plan of NewCo or its Affiliates, (ii) alter or limit the ability of NewCo or any of its Affiliates to amend, modify or terminate any Benefit Plan or any other benefit plan, program, agreement or arrangement, (iii) give any Third Party any right to enforce the provisions of this Section 5.8(b), (iv) create, or shall be deemed to create, a guarantee or promise of employment or services, continued employment or services, or any term or condition of employment or service with NewCo or any of its Affiliates to any individual, or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder. Nothing herein prevents NewCo from terminating the employment of any Transferred Employee after Closing.
Section 5.9    Confidentiality. Each of Purchaser and Parent acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference in their entirety; provided, that actions taken by Purchaser and Parent to the extent necessary in order to comply with their respective obligations under Section 5.4 and Section 5.5 hereunder shall not be deemed to be in violation of this Section 5.9 or the Confidentiality Agreement; provided, further that nothing in the Confidentiality Agreement and this Agreement prevents the disclosure of such information to the Purchaser’s current and prospective direct or indirect investors (including limited partners) and each of their respective Representatives in the ordinary course of business consistent with past practice; provided, further, that Purchaser acknowledges and agrees that from the date hereof to the Closing Date, Purchaser’s current and prospective direct or indirect investors (including limited partners) shall, to the extent they receive such information, be deemed to be Representatives subject to the obligations set forth in the Confidentiality Agreement. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Business, the Transferred Assets, the Transferred Subsidiaries, the Transferred Joint Ventures or the Assumed Liabilities (and, following the Closing, such information shall be governed by the terms of the NewCo Operating Agreement).
Section 5.10    Publicity; Contact with Customers and Suppliers.
(a)    The initial press release regarding the Transactions shall be a joint press release mutually agreed by Purchaser and Parent. Other than such initial press release, Purchaser and Parent shall not, and shall cause their respective controlled Affiliates not to, issue any press releases or otherwise make public announcements with respect to the Transactions without the prior written consent of the other Party, except to the extent such press release or other public announcement is required by applicable Law, any listing agreement with or rules of any national securities exchange or by the request of any Governmental Entity, in which case no consent of the other Party shall be required; provided, that in no event shall the foregoing apply to (i) any communications with employees of Parent or Purchaser (or their respective

Affiliates) or union representatives of Parent and its Affiliates in connection with any Collective Bargaining Agreement to the extent required by applicable Law, (ii) any press releases or other public announcements that are consistent in tone and substance with previous press releases or other public announcements made by it in compliance with this Section 5.10(a) (or jointly made by Parent and Purchaser, if applicable) or to the extent that they have been reviewed and previously approved by the other Party or (iii) any communications by Purchaser and its Affiliates to their and their Affiliates current and prospective direct and indirect investors in connection with the customary and ordinary course fundraising, marketing, informational or reporting activities of Purchaser or its Affiliates that are consistent in tone and substance with previous public statements, disclosures or communications made by it in compliance with this Section 5.10(a). Notwithstanding the foregoing, this Section 5.10(a) shall not apply to or in any way restrict public communications to the extent they do not address this Agreement or the Transactions.
(b)    Except as otherwise provided in this Agreement (including Section 5.10(a)) or as required by applicable Law, until the Closing, Purchaser shall not (and shall cause its controlled Affiliates not to), and Purchaser shall use its commercially reasonable efforts to cause its Representatives and non-controlled Affiliates not to, contact or communicate with customers, suppliers, distributors or licensors of the Business, in each case, concerning the Transactions, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, or otherwise in coordination with Parent.
Section 5.11    Intellectual Property Covenants.
(a)    Prior to the Closing, NewCo and the Transferred Subsidiaries, as applicable, shall assign and transfer to Parent or such Person designated by Parent any such Excluded IPR owned (whether solely or jointly) by NewCo or any of the Transferred Subsidiaries that is identified by Parent, the Parent Entities, NewCo or the Transferred Subsidiaries prior to Closing. For a period of up to six (6) months after Closing, to the extent any Intellectual Property Right constituting a Transferred Asset or Excluded Asset is registered with, or the subject of a pending application before, a Governmental Entity, in each case in the name of the transferor of such Transferred Asset or Excluded Asset, NewCo and the Transferred Subsidiaries, on the one hand, and Parent and its Affiliates, on the other hand, shall reasonably assist the other and deliver such assignments and other documents and instruments as may be reasonably required in order to permit the other to effect and perfect the Transfer of such registration or application to the applicable transferee with the relevant Governmental Entity.
(b)    Except as expressly provided in this Agreement or in any Ancillary Agreement, it is expressly agreed that neither Purchaser, NewCo nor any of their respective Affiliates (including, after the Closing, the Transferred Subsidiaries and the Transferred Joint Ventures) is purchasing, acquiring, licensing or otherwise obtaining, and as of the Closing shall not have, any right, title or interest, license, covenant not to sue or not to assert, option, or claim (whether express or implied) in, to or under (i) the Trademarks listed on Section 5.11(b) of the Parent Disclosure Letter and any other Trademarks or Digital Indicia that are owned or controlled by Parent or any of its Affiliates (other than NewCo, the Transferred Subsidiaries and the Transferred Joint Ventures), or any derivation, variation, translation or adaptation thereof, or any Trademarks or Digital Indicia that are similar to, including or embodying any of the foregoing (collectively, the “Parent Retained Names”), or (ii) any other Intellectual Property Rights or any other intellectual property or industrial property rights throughout the world, in each case owned or licensed by Parent or its Affiliates (other than NewCo, the Transferred Subsidiaries, and the Transferred Joint Ventures) (the foregoing, together with the Parent Retained Names, the “Parent Retained IP”); provided that, for a period of up to six (6) months after the Closing Date, NewCo and its Subsidiaries may use the Parent Retained Names solely to the extent and in the same manner as used immediately prior to Closing, so long as NewCo uses commercially reasonable efforts to minimize and eliminate use of the Parent Retained Names. Subject to the terms of this Agreement or any Ancillary Agreement, NewCo, the Transferred Subsidiaries and the Transferred Joint Ventures shall cease and discontinue promptly as of the Closing any and all uses of any and all Parent Retained IP. Without limiting the foregoing, NewCo, the Transferred Subsidiaries and the Transferred Joint Ventures shall assign any and all right, title and interest it has in or to any of the Parent Retained IP to Parent or a designee specified by Parent.
(c)    Notwithstanding the foregoing, Purchaser shall, as soon as reasonably practicable but in any event within six (6) months after the Closing Date, cause each of the Transferred Subsidiaries whose name contains any of the Parent Marks to change its name to a name that does not contain any of the Parent Marks and to amend all of the Organizational Documents of such Transferred Subsidiary to eliminate such Parent Marks from the name of such Transferred Subsidiary.
Section 5.12    Payments to and from Third Parties.
(a)    Parent shall, or shall cause its applicable Affiliate to, other than as otherwise provided by any applicable Ancillary Agreement, promptly pay or deliver to NewCo any monies or checks that are in respect of a Transferred Asset or Assumed Liability that have been delivered to Parent or any Parent Entity after the Closing, including any monies or checks sent by customers, suppliers or other contracting parties in respect of any such Transferred Asset or Assumed Liability or arise from the operation, ownership or conduct of the Business or any such Transferred Assets after the Closing (and to the extent that the monies or checks are in respect of a period that commences before the Closing and ends after the Closing, the relevant amount shall be prorated).
(b)    NewCo shall, or shall cause its applicable Affiliate to, other than as otherwise provided by any applicable Ancillary Agreement, promptly pay or deliver to Parent any monies or checks that are in respect of an Excluded Asset or Excluded Liability that have been sent to NewCo or any of its Affiliates after the Closing, including any monies or checks sent by customers, suppliers or other contracting parties in respect of an Excluded Asset or Excluded Liability or arise from the operation, ownership or conduct of the Business or the Transferred Assets prior to the Closing (and to the extent that the monies or checks are in respect of a period that commences before the Closing and ends after the Closing, the relevant amount shall be prorated).
(c)    The Parties acknowledge and agree there is no right of offset regarding such payments and a Party shall not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any Ancillary Agreement.
Section 5.13    De-Consolidation Matters. Prior to the Closing Date, upon prior written notice to Purchaser, Parent shall be permitted to implement any modification or amendment to the form of NewCo Operating Agreement attached as Exhibit B as is reasonably necessary to ensure that NewCo and its Subsidiaries are not required to be consolidated under Financial Accounting Standards Board Codification Topic 810, Consolidation (or any comparable successor standard) into the consolidated financial statements of Parent and its Affiliates for periods following the Closing, including as a result of changes to accounting standards, including GAAP (or the interpretation thereof) or in any Law (including the repeal thereof or the interpretation or enforcement thereof), following the Execution Date; provided that, no such modifications or amendments shall be made without the prior written consent of Purchaser if such modifications or amendments could (a) reasonably be expected to prevent, materially delay or materially impair the Closing (including any adverse effect on Purchaser’s ability to obtain the Debt Financing), (b) adversely affect Purchaser’s or any of its Affiliates’ rights under the Transaction Documents, (c) alter or change the Final Purchase Price, the Transferred Assets or the Assumed Liabilities, (d) adversely impact in any material respect the Tax treatment of Purchaser or any Purchaser Related Party or (e) result in any unreimbursed Liability being imposed upon Purchaser or any of its Affiliates (or any of their direct or indirect owners) that would not otherwise be imposed pursuant to the Transaction Documents or the NewCo Operating Agreement. Each of NewCo, Parent and Purchaser shall cooperate and take all necessary action to effectuate such modifications or amendments promptly following any request by Parent to take such action; provided that, in the event Purchaser does not have the right to consent to such modification or amendment pursuant to this Section 5.13, Purchaser shall have at least three Business Days after delivery of any such request to review, consider and provide comments and Parent shall consider any comments in good faith.
Section 5.14    Intercompany Arrangements.
(a)    Intracompany Receivables/Payables. Prior to the Closing, Parent shall take or cause to be taken all actions reasonably necessary to ensure that all Intracompany Receivables or Intracompany Payables (other than (i) pursuant to or contemplated by this Agreement, (ii) to the extent reflected in the Estimated Closing Statement (including reflected amounts owed to Parent or its Affiliates for general administrative or corporate services provided to the Business up to and including the Closing Date) and that will be adjusted for pursuant to Section 2.4, or (iii) to the extent reflected in the Estimated Closing Statement, obligations under existing purchase orders and Contracts, in each case, that were entered into in the Ordinary Course and the terms and conditions of which are on arm’s length terms) between or among any Transferred Subsidiary or Transferred Joint Venture or NewCo, on the one hand, and Parent or any Parent Entity, on the other, shall be fully satisfied and extinguished as of the Closing.
(b)    Intercompany Contracts. Except as pursuant to, or contemplated by, this Agreement, in any Ancillary Agreement or in connection with providing any service under any Ancillary Agreement, prior to Closing, Parent shall take or cause to be taken all commercially reasonable actions necessary to ensure that all Supported Rights and Services and any Intercompany Contracts (including, to the extent reasonably requested by Purchaser, any agreements between or among one or more Transferred Subsidiaries) shall be terminated and be of no further force or effect and all obligations thereunder shall be fully satisfied and extinguished as of Closing, notwithstanding any terms thereof to the contrary; provided, however, that this Section 5.14(b) shall not apply to: (i) this Agreement or any Ancillary Agreement, (ii) any Commingled Contract or any Contract or service entered into in replacement thereof as contemplated by this Agreement (including any resulting Intercompany Contract), (iii) any Delayed Transferred Asset Arrangement pursuant to Section 1.6 and (iv) Contracts that were entered into in the Ordinary Course and the terms and conditions of which are on arm’s-length terms and are set forth on Section 5.14(b) of the Parent Disclosure Letter.
Section 5.15    Mutual Release. Effective as of the Closing, each of Parent, Purchaser and NewCo, on behalf of itself and its successors, assigns, Representatives, administrators, executors, beneficiaries, agents and its controlled Affiliates, hereby unconditionally and irrevocably waives, releases, remises and forever discharges any rights, claims and Losses of any type that it or any of its controlled Affiliates has had, now has or might now or hereafter have against, as applicable, Parent, Purchaser, NewCo, and each of their respective individual, joint or mutual, past, present and future Representatives, Affiliates, stockholders, Subsidiaries, successors and assigns (each, a “Releasee”) in respect of, relating to or arising in connection with the Business contemporaneously with or prior to the Closing, except: (i) for rights under the terms of this Agreement, the Confidentiality Agreement, or any Ancillary Agreement, (ii) as otherwise expressly contemplated by the terms of this Agreement (including the Intercompany Contracts, Intracompany Receivables and Intracompany Payables in accordance with the terms hereof) or any Ancillary Agreement, (iii) in the case of Fraud, or (iv) as provided in any agreement entered into after the Execution Date among the Parties; provided, that no rights, claims and Losses arising under this Agreement, the Confidentiality Agreement, any Ancillary Agreement or any Intercompany Contract or arrangements not contemplated to be terminated at the Closing pursuant to the terms hereof are waived, released, remised or discharged pursuant to this Section 5.15. Each of Parent, Purchaser and NewCo, for itself and its controlled Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding against any Releasee, based upon any matter purported to be released hereby. The Parties acknowledge that this Section 5.15 is not an admission of liability or of the accuracy of any alleged fact or claim. The Parties expressly agree that this Section 5.15 shall not be construed as an admission in any proceeding as evidence of or an admission by any Party of any violation or wrongdoing.
Section 5.16    Further Assurances. On the terms and subject to the conditions set forth herein, from time to time after the Closing Date, each Party agrees to use commercially reasonable efforts to promptly execute, acknowledge and deliver, and to cause its controlled Affiliates (and use commercially reasonable efforts to cause its non-controlled Affiliates) to promptly execute, acknowledge and deliver, any assurances, documents or instruments of Transfer reasonably requested by the other Party and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the Transactions and the transactions contemplated by the Ancillary Agreements and deliver the Transferred Assets to NewCo and the Transferred Subsidiaries in accordance with the terms hereof.
Section 5.17    Restrictive Covenants.
(a)    Non-Solicitation and No-Hire – Parent. Parent agrees that, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, it shall not, and shall cause its controlled Affiliates not to, directly or indirectly, hire, retain, solicit for employment or induce or attempt to induce to leave the employ of NewCo or its applicable Affiliate any Business Employee or other executive or employee of NewCo or such Affiliate; provided that the foregoing shall not apply to (i) solicitations made by generalized advertisement of employment opportunities, including in trade or industry publications and generalized employee searches by headhunters or search firms (in any such case not intentionally directed at Business Employees or other employees of NewCo and its Subsidiaries), or any hiring or retention that results therefrom, (ii) any employee whose employment was terminated by NewCo or an Affiliate of NewCo at least six months prior to such hire, retention, solicitation or inducement or (iii) any other employee who voluntarily resigned their employment with NewCo or an Affiliate of NewCo more than six months prior to such hire, retention, solicitation or inducement.
(b)    Non-Solicitation and No-Hire - Purchaser. Purchaser agrees that, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, it shall not, and shall cause its controlled Affiliates (including, after Closing, NewCo) not to, directly or indirectly, hire, retain, solicit for employment or induce to leave the employ of Parent or its applicable Affiliate any executive of Parent or its Affiliates or other senior manager-level employee of Parent or any Affiliate; provided that the foregoing shall not apply to (i) solicitations made by generalized advertisement of employment opportunities, including in trade or industry publications and generalized employee searches by headhunters or search firms (in any such case not intentionally directed at any employee of Parent or any of its Affiliates), or any hiring or retention that results therefrom, (ii) any employee whose employment was terminated by Parent or an Affiliate of Parent at least six months prior to such hire, retention, solicitation or inducement or (iii) any other employee who voluntarily resigned their employment with Parent or an Affiliate of Parent more than six months prior to such hire, retention, solicitation or inducement.
Section 5.18    Exclusivity. From the Execution Date until the Closing, Parent shall not, and shall cause its Affiliates and its and their respective Representatives not to: (a) solicit, encourage or facilitate the initiation or submission of any indication of interest, proposal or offer from any Person (other than Purchaser or its Affiliates) relating to a possible Acquisition Proposal; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Purchaser, its Affiliates or their respective Representatives) relating to or in connection with a possible Acquisition Proposal; or (c) accept any proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to a possible Acquisition Proposal. Parent shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Purchaser, its Affiliates or their respective Representatives) with respect to any Acquisition Proposal, and shall promptly (and in any event within 48 hours of receipt) notify Purchaser regarding the receipt of any new Acquisition Proposal after the Execution Date and prior to the Closing. For purposes of this Agreement, an “Acquisition Proposal” means any offer, proposal or inquiry relating to, or any indication of interest in, any acquisition of all or any material portion of the Business, including by way of equity purchase, asset purchase, merger, consolidation, share exchange or similar business combination transaction.
Section 5.19    Resignation of Officers and Directors. Parent shall obtain and deliver to Purchaser, at or prior to the Closing, the written resignation (in form and substance satisfactory to Purchaser) of each officer and director of NewCo and any Transferred Subsidiary from such officer’s and director’s corporate offices (but not such Person’s employment) with such entity, effective as of the Closing, in each case as Purchaser shall have requested in writing to Parent not less than five (5) Business Days prior to the Closing Date.
Section 5.20    Insurance.
(a)    Subject to Section 5.20(b), from and after the Closing, NewCo, the Transferred Subsidiaries, the Transferred Joint Venture and the Business shall cease to be insured by Parent’s current and historical insurance policies or programs or by any of their current and historical self-insured programs (“Parent Insurance Policies”), and neither NewCo nor its Affiliates shall have any access, right, title or interest to or in any such Parent Insurance Policies (including to all claims and rights to make claims and all rights to proceeds) to cover any Transferred Assets, Assumed Liabilities or any other Loss arising from the operation or ownership of the Business.

(b)    With respect to events, occurrences, circumstances or claims relating to NewCo, the Transferred Subsidiaries, the Transferred Joint Venture, the Transferred Assets, the Assumed Liabilities or the Business that occurred or existed prior to the Closing Date that are covered by any occurrence-based Parent Insurance Policies (“Pre-Closing Insurance”), from and after the Closing, NewCo or any of its Subsidiaries may make claims under the Pre-Closing Insurance to the extent (i) available in accordance with the terms thereof and (ii) such claim is in respect of a Loss of NewCo or such Subsidiary that constitutes an Assumed Liability. Parent shall reasonably cooperate with NewCo in connection with any such claim made by NewCo or any of its Subsidiaries. By making any claims under the Pre-Closing Insurance, NewCo agrees to reimburse Parent and its Affiliates for any costs incurred by any of them as a direct result of such claims. NewCo and its Subsidiaries shall exclusively bear the amount of any “deductibles” or net retentions associated with such claims under the Pre-Closing Insurance, including any self-insured retentions, and shall be liable for all uninsured, unavailable, uncollectible or uncovered amounts of such claims. For the avoidance of doubt, subject to Section 5.20(c), Parent and its Affiliates shall retain all rights to control the Parent Insurance Policies. For the avoidance of doubt, from and after the Closing Date, neither NewCo nor any of its Subsidiaries shall have any right to make claims or seek coverage under any of the claims-made Parent Insurance Policies.
(c)    Notwithstanding anything to the contrary in this Agreement, from and after the Closing, Parent shall not eliminate or permit to be eliminated the coverage available under any Pre-Closing Insurance without first providing, no less than five (5) Business Days in advance of such action, written notice to NewCo.
Section 5.21    Replacement of Parent Guarantees. From and after the Execution Date through the Closing, Purchaser shall use its commercially reasonable efforts to cause the replacement, effective as of the Closing, of all guarantees, letters of credit and bonds, other sureties and performance guarantees provided by Parent or any of its Affiliates (other than the Transferred Subsidiaries and the Transferred Joint Ventures) in respect of the Business, the Transferred Assets, the Transferred Subsidiaries and the Transferred Joint Ventures (the “Credit Support Items”), including the Credit Support Items set forth on Section 5.21 of the Parent Disclosure Letter, on a like-for-like basis, which replacement shall include a release, in a form reasonably acceptable to Parent, of all obligations undertaken by Parent or the applicable Affiliate thereof effective as of the Closing; provided that, if any Credit Support Item is not replaced effective as of the Closing, (a) Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause any such Credit Support Item to remain in full force and effect and (b) Purchaser and NewCo shall use their respective commercially reasonable efforts to replace such Credit Support Item promptly after the Closing (and each of Purchaser and NewCo shall have an ongoing obligation to use such efforts until each such Credit Support Item is replaced). NewCo shall indemnify the Parent Indemnitees against, and hold each of them harmless from, any and all Losses (including all out-of-pocket costs and expenses incurred by them to maintain any Credit Support Item after the Closing) arising after the Closing that are incurred or suffered by any Parent Indemnitee related to or arising out of any Credit Support Item. For purposes of this Section 5.21, “commercially reasonable efforts” will be limited to offering to provide to the applicable beneficiary of a Credit Support Items, and providing such beneficiary, such replacement guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations as are substantially similar in form and substance to the Credit Support Items.
Section 5.22    RWI Policy. Purchaser agrees that the RWI Policy insuring Purchaser for Losses arising out of or relating to breaches of representations and warranties of Parent under this Agreement has been issued as of the date hereof. Purchaser will not amend, terminate, waive or otherwise modify the RWI Policy in any manner that would allow the insurer thereunder or any other Person to, directly or indirectly, subrogate or otherwise make or bring any Action against Parent and its past, present and future Representatives, Affiliates, shareholders, Subsidiaries, successors and assigns arising out of this Agreement or the Transactions, other than in the case of Fraud or willful breach (and in such case, only against the party who has committed such Fraud or willful breach). The aggregate cost of the RWI Policy (consisting of the applicable premiums, commissions, underwriting fees, the insurer’s diligence costs and any applicable Taxes) shall be borne 100% by NewCo (as an Assumed Liability). As soon as reasonably practicable, but in any event at least five (5) days before the Closing Date, Purchaser will provide Parent with its good faith estimate of the aggregate cost of the RWI Policy.

Section 5.23    Specified Contract.Section 5.24     From the Execution Date through the Closing, Parent shall, and shall cause its Subsidiaries to, (a) perform under the Specified Contract in the Ordinary Course and (b) use commercially reasonable efforts to manage expenditures in respect of the Specified Contract in accordance with the project tracking report related to performance of the Specified Contract provided by Parent to Purchaser on or prior to the date hereof.
ARTICLE 6
CONDITIONS TO CLOSING
Section 6.1    Conditions to Each Party’s Obligation. The respective obligations of each Party to consummate the Closing are subject to the satisfaction or waiver at the Closing of the following conditions:
(a)    Required Approvals. The approvals set forth on Section 6.1(a) of the Parent Disclosure Letter shall have been granted or deemed to have been granted.
(b)    Orders and Litigation. No Governmental Entity of competent jurisdiction shall have enacted, promulgated or enforced any Law, or issued or entered any Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions.
(c)    RWI Policy. The RWI Policy shall have been bound in accordance with Section 5.22 and remain in full force and effect.
Section 6.2    Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(a)    Representations and Warranties of Parent.
(i)    The representation and warranties set forth in Section 3.2(a) and Section 3.3 shall be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct (other than de minimis inaccuracies) as of such earlier date).
(ii)    Each of the Parent Fundamental Representations (other than the representation and warranties set forth in Section 3.2(a) and Section 3.3) shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).
(iii)    Each Parent Representation (other than the Parent Fundamental Representations) (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifier contained therein) shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), in each case of this clause (iii), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Performance of Obligations of Parent. Parent shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.
(c)    Pre-Closing Reorganization. Parent shall have consummated the Pre-Closing Reorganization (other than with respect to Steps 11 and 12 set forth in Exhibit A).

(d)    No Material Adverse Effect. Since the Execution Date, there shall not have been any Material Adverse Effect that is continuing.
(e)    Required Approvals. (i) The condition to Closing set forth in Section 6.1(a) shall have been satisfied without the imposition of any term, limitation, condition or restriction that has resulted in or would reasonably be expected to result in a NewCo Substantial Detriment or NewCo Investor Substantial Detriment and (ii) no Governmental Entity shall have commenced a proceeding seeking to impose any term, limitation, condition or restriction that would reasonably be expected to result in a NewCo Substantial Detriment or NewCo Investor Substantial Detriment.
(f)    NewCo Operating Agreement. Parent shall have delivered its counterpart of the NewCo Operating Agreement, executed by all of the parties to it other than the Purchaser, to Purchaser.
(g)    Ancillary Agreements. Parent shall have delivered to the Purchaser, a counterpart of each other Ancillary Agreement executed by all of the parties to it other than the Purchaser or any Purchaser Ancillary Counterparty.
(h)    Closing Certificate. Purchaser shall have received at Closing a certificate signed on behalf of Parent by a duly authorized officer of Parent and dated the Closing Date, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(d) have been satisfied.
Section 6.3    Conditions to Obligations of Parent. The obligations of Parent and NewCo to consummate the Closing are subject to the satisfaction or waiver a or prior to the Closing of the following conditions:
(a)    Representations and Warranties of Purchaser.
(i)    Each of the Purchaser Fundamental Representations shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).
(ii)    Each Purchaser Representations (other than the Purchaser Fundamental Representations) (without giving effect to any “materiality”, “Purchaser Material Adverse Effect” or similar qualifier contained therein) shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), in each case of this clause (ii), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
(b)    Performance of Obligations of Purchaser. Purchaser shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.
(c)    Required Approvals. (i) The condition to Closing set forth in Section 6.1(a) shall have been satisfied without the imposition of any term, limitation, condition or restriction that has resulted in or would reasonably be expected to result in a NewCo Investor Substantial Detriment and (ii) no Governmental Entity shall have commenced a proceeding seeking to impose any term, limitation, condition or restriction that would reasonably be expected to result in a NewCo Investor Substantial Detriment.
(d)    Debt Financing. The Debt Financing shall have (i) been consummated in accordance with Section 5.6 and (ii) resulted in available net cash proceeds to NewCo of not less than $120,000,000.

(e)    NewCo Operating Agreement. Purchaser shall have delivered its executed counterpart of the NewCo Operating Agreement to Parent.
(f)    Ancillary Agreements. Purchaser shall have delivered to Parent, an executed counterpart of each other Ancillary Agreement to which it or a Purchaser Ancillary Counterparty is a party.
(g)    Closing Certificate. Parent shall have received at the Closing a certificate signed on behalf of Purchaser by a duly authorized executive officer of and dated the Closing Date, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
ARTICLE 7
INDEMNIFICATION
Section 7.1    Survival. Except in the case of Fraud, the representations and warranties of Parent and Purchaser contained in this Agreement (or any certificate delivered pursuant hereto) shall not survive the Closing. All covenants contained in this Agreement which are to be performed prior to the Closing (other than the obligations hereunder to make payments at or in connection with the Closing, which shall survive until performed in accordance with their terms) shall terminate on the Closing Date. The covenants contained in this Agreement which are to be performed at or after the Closing (“Post-Closing Covenants”) shall terminate thirty (30) days after the expiration of the applicable statute of limitations (including any extensions thereof, whether automatic or permissive). Notwithstanding the foregoing, each covenant and agreement contained in this Agreement shall survive the time at which it would otherwise expire pursuant to this Section 7.1 if, prior to such time, a Third Party Claim Notice or Direct Claim Notice with respect to the breach shall have been timely delivered to the Party against whom such indemnity may be sought in accordance with Section 7.5. Any claim not asserted in accordance with this Article 7 on or prior to the expiration of the applicable survival period set forth in this Section 7.1 will be irrevocably and unconditionally released and waived. Nothing in this Article 7 shall affect or limit the ability of Purchaser to recover or seek recovery under the RWI Policy for any Losses or other matters covered thereunder; provided that, without limiting the right of any Purchaser Indemnitees to provide notice of or otherwise preserve a claim or remedy under this Agreement, recovery for Losses of any Purchaser Indemnitee shall first be sought under the RWI Policy for any matters actually covered thereunder (to the extent the retention thereunder has been satisfied and coverage is available for such Losses) before any Purchaser Indemnitee may obtain recovery from Parent under this Article 7 in respect of such Losses.
Section 7.2    Indemnification by Parent. Subject to the provisions of this Article 7, from and after the Closing, Parent shall indemnify Purchaser and its Affiliates and its and their respective officers, directors, direct and indirect equityholders, members, partners, Representatives and the respective successors and assigns of the foregoing (collectively, the “Purchaser Indemnitees”) from and against, without duplication, all Losses actually suffered or incurred by them to the extent arising out of or related to: (a) Parent’s nonfulfillment of or failure to perform any of its Post-Closing Covenants, (b) any Excluded Liability or (c) any Pre-Closing Taxes.
Section 7.3    Indemnification by Purchaser. Subject to the provisions of this Article 7, from and after the Closing, Purchaser shall indemnify Parent and its Affiliates and its and their respective officers, directors, Representatives and the respective successors and assigns of the foregoing (collectively, the “Parent Indemnitees”) from and against all Losses actually suffered or incurred by them to the extent arising out of or related to Purchaser’s nonfulfillment of or failure to perform any of its Post-Closing Covenants.
Section 7.4    Indemnification by NewCo. Subject to the provisions of this Article 7, from and after the Closing, NewCo shall indemnify the Parent Indemnitees and the Purchaser Indemnitees (other than NewCo and its Subsidiaries) from and against all Losses actually suffered or incurred by them to the extent arising out of or related to: (a) the ownership or operation of the Transferred Assets or the Business after the Closing (other than (x) to the extent resulting in an Excluded Liability, (y) Liabilities allocated to the applicable Parent Indemnitee or Purchaser Indemnitee under the NewCo Operating Agreement or another Transaction Document or (z) any Liability incurred by the direct or indirect equityholders of NewCo only indirectly through the incurrence by NewCo or any of its Subsidiaries of such Liability), (b) any Assumed Liabilities or (c) any Specified MEPP Liability (other than any Specified MEPP Liability allocated to the applicable Parent Indemnitee or Purchaser Indemnitee under the NewCo Operating Agreement).
Section 7.5    Limitations on Indemnifiable Losses.
(a)    Notwithstanding anything to the contrary contained in this Agreement, (i) the aggregate total amount in respect of which Parent will be liable to indemnify and hold harmless the Purchaser Indemnitees pursuant to Section 7.2(a) will not exceed the Unadjusted Purchase Price and (ii) the aggregate total amount in respect of which Purchaser will be liable to indemnify and hold harmless the Parent Indemnitees pursuant to Section 7.3 will not exceed the Unadjusted Purchase Price.
(b)    For all purposes of this Article 7, indemnifiable “Losses” shall be calculated net of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received or recovered by an Indemnified Party (including under the RWI Policy) with respect to such Losses or any of the circumstances giving rise thereto; provided that the amount deemed to be recovered under insurance policies (other than the RWI Policy) will be net of the deductible for such policies and any increase in the premium for such policies that can be demonstrated to have arisen as a result of such Losses.
(c)    In the event a Person seeks indemnification under this Article 7 for any Losses, Purchaser (if such Person is a Purchaser Indemnitee) or Parent (if such Person is a Parent Indemnitee) shall use its commercially reasonable efforts to take all actions as may be reasonably required or necessary to mitigate, to the extent practicable, such Losses.
(d)    Any indemnity provided hereunder by a Party shall be so applied as to avoid any double counting and no Indemnified Party shall be entitled to obtain indemnification more than once for the same matter or Losses.
(e)    To the extent NewCo or any of its Subsidiaries incurs Losses in respect of Excluded Liabilities that are subject to indemnification by Parent pursuant to Section 7.2(b), Parent shall make the applicable indemnification payments directly to NewCo or such Subsidiary (and not to any other Purchaser Indemnitee).
Section 7.6    Indemnity Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
(a)    Third Party Claims.
(i)    Any Purchaser Indemnitee or Parent Indemnitee seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by Third Party (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 7.2, Section 7.3 or Section 7.4, as applicable, shall promptly deliver to the indemnifying Party under the applicable Section (the “Indemnifying Party”) a written notice (a “Third Party Claim Notice”) setting forth a description in reasonable detail of the nature of the Third Party Claim or, in the alternative, include a copy of all papers served with respect to such Third Party Claim (if any); provided, however, that the failure to so transmit a Third Party Claim Notice shall not affect the Indemnifying Party’s obligations under this Article 7, except that the Indemnifying Party shall be entitled to reduce any payment to the extent that the Indemnifying Party demonstrates that it is materially prejudiced as a result of such failure.
(ii)    If a Third Party Claim is asserted against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if the Indemnifying Party delivers a written notice to the Indemnified Party within thirty (30) days after receipt of a Third Party Claim Notice (or sooner, if the nature of the Third Party Claim so requires) stating that the Indemnifying Party shall assume and control the defense of such Third Party Claim and specifying any reservations or exceptions to its defense (except that the failure to so specify any reservation or exception to its defense in a timely delivered written notice shall not affect the validity of such written notice unless the Indemnified

Party is materially prejudiced as a result of such failure), then, subject to the last sentence of this Section 7.6(a)(ii), the Indemnifying Party may assume and control the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party and settle such Third Party Claim at the discretion of the Indemnifying Party; provided, that the Indemnifying Party shall not, except with the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to entry of any Order that (A) does not include the provision by the Person(s) asserting such claim to all Indemnified Parties of a full, unconditional and irrevocable release from all Liability with respect to such Third Party Claim, (B) includes an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party or (C) includes injunctive or other nonmonetary relief affecting any Indemnified Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim, such Third Party Claim shall irrevocably and unconditionally be deemed indemnifiable by the Indemnifying Party pursuant to this Agreement (and the Indemnifying Party waives any claim to the contrary by so electing to assume the defense), and the Indemnifying Party shall not be liable to the Indemnified Party for legal fees or expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party (it being understood that the Indemnifying Party shall control such defense), provided further, that if, based on the reasonable opinion of legal counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, a conflict or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct, the reasonable fees and expenses of such separate counsel shall constitute indemnifiable Losses pursuant this Article 7; provided further that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. The Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under this Article 7 and fully releases the Indemnifying Party with respect to such Third Party Claim. If an Indemnifying Party elects not to assume and control the defense of any Third Party Claim or fails to notify the Indemnified Party of its election within thirty (30) days after receipt of a Third Party Claim Notice, then such Indemnified Party shall be entitled to continue to conduct and control the defense of such Third Party Claim and the reasonable fees and expenses of counsel (including appropriate local counsel) for the Indemnified Party in connection with the defense of such Third Party Claim shall constitute indemnifiable Losses pursuant this Article 7. Notwithstanding anything to the contrary in this Section 7.6(a)(ii), in no event shall the Indemnifying Party be entitled to assume the defense of a Third Party Claim if such Third Party Claim (1) seeks an injunction or other equitable relief other than monetary damages (other than de minimis equitable relief incidental to the granting of money damages) or (2) seeks a finding or admission of a violation of Law or seeks to impose criminal Liabilities or any Order of a Governmental Entity against the Indemnified Party. Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any Order that was consented to by the Indemnified Party without the Indemnifying Party’s prior written consent.
(iii)    The Parties shall reasonably cooperate with each other in the investigation, prosecution or defense of any Third Party Claim. Such cooperation shall, upon reasonable notice to the Party providing such cooperation, include (A) providing, and causing their respective Affiliates to provide, documentary or other evidence in its possession or control, (B) implementing, and causing their respective Affiliates to implement, reasonable record retention or litigation hold policies and (C) making available, and causing their respective Affiliates to make available, directors, officers and employees to give depositions or testimony. The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Party (or Affiliate thereof, as the case may be) providing such cooperation and by its officers, directors, employees and Representatives, but not including reimbursing such Party (or Affiliate thereof, as the case may be) or its officers, directors, employees and Representatives for their time spent in such cooperation.
(iv)    This Section 7.6(a) shall not apply to any Third Party Claim with respect to Taxes, which shall be governed by Section 5.7(c).

(b)    Direct Claims. If any Indemnified Party has a claim against any Indemnifying Party under this Article 7 that does not involve a Third Party Claim being asserted against such Indemnified Party (a “Direct Claim”), such Indemnified Party shall promptly deliver to the Indemnifying Party a written notice (a “Direct Claim Notice”) setting forth a description in reasonable detail of the nature of the Direct Claim; provided, that the failure to so transmit a Direct Claim Notice shall not affect the Indemnifying Party’s obligations under this Article 7, except that the Indemnifying Party shall be entitled to reduce any payment to the extent that the Indemnifying Party demonstrates that it is materially prejudiced as a result of such failure. The Indemnifying Party shall have thirty (30) days from receipt of any such Direct Claim Notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any Direct Claim by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. If the Indemnifying Party fails to deliver a written response disputing such claim within such thirty (30) day period, the Indemnifying Party will be deemed to have waived its right to dispute such claim and such claim shall have been deemed to have been agreed to by the Indemnifying Party.
Section 7.7    Tax Treatment of Indemnity Payments. For all Tax purposes, the Parties agree to treat all payments made under any indemnity provisions contained in this Agreement as adjustments to the Final Purchase Price, except to the extent applicable Law requires otherwise.
Section 7.8    Exclusivity. Except in cases of Fraud and subject to Section 8.3, from and after the Closing, recovery pursuant to this Article 7 shall constitute the Parties’ sole and exclusive monetary remedy for any and all claims relating to or arising from this Agreement or the Transactions, and each Party hereby expressly waives and releases, to the fullest extent permitted by applicable Law, any and all other rights, remedies, claims and causes of action (including rights of contributions, if any), whether in contract, tort or otherwise, known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any federal, state or local Law, that any Party may have against the other Persons party hereto relating to or arising from this Agreement or the Transactions; provided, however, that the foregoing shall not be deemed to deny (a) any Party equitable remedies (including injunctive relief or specific performance) to the extent any such remedy is otherwise available under this Agreement or (b) any Party or any of its Affiliates any rights or remedies under any Ancillary Agreement, and the foregoing shall not interfere with or impede the resolution of disputes by the Accounting Expert pursuant to Section 2.4(b). Other than in the case of Fraud, no Party shall be liable for any breach of or inaccuracy in any representation or warranty contained in this Agreement (or any certificate delivered hereto). All representations and warranties set forth in this Agreement are contractual in nature only and shall automatically terminate at the Closing without any further force or effect.
ARTICLE 8
TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by written agreement of Parent and Purchaser;
(b)    by either Purchaser or Parent, by giving written notice of such termination to the other Party, if:
(i)    the Closing shall not have occurred on or prior to the Outside Date; provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose breach of any of its representations, warranties, covenants or other agreements hereunder has been a principal cause of, or resulted in, the failure of Closing to occur on or prior to the Outside Date; or
(ii)    any Order permanently restraining or prohibiting consummation of the Transactions shall become final and non-appealable or any Law shall have been enacted, promulgated or enforced, in each case, such that the condition in Section 6.1(b) is not capable of being satisfied; provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose breach of any of its representations, warranties, covenants or other agreements hereunder has been a principal cause of, or resulted in, the imposition of such Order or enactment, promulgation or enforcement of such Law;
(c)    by Parent, if Purchaser shall have breached or failed to perform, as applicable, any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement (including an obligation to consummate the Transactions), which breach or failure to perform (i) if occurring or continuing on the Closing Date, would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is not curable by the Outside Date or, if curable by the Outside Date, is not cured within the earlier of (A) 30 days after written notice thereof is given by Parent to Purchaser and (B) the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c);
(d)    by Purchaser, if Parent shall have breached or failed to perform, as applicable, any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement (including an obligation to consummate the Transactions), which breach or failure to perform (i) if occurring or continuing on the Closing Date, would give rise to the failure of a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c), and (ii) is not curable by the Outside Date or, if curable by the Outside Date, is not cured within the earlier of (A) 30 days after written notice thereof is given by Purchaser to Parent and (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Purchaser is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b); or
(e)    by Parent, if (but only if): (i) all of the conditions set forth in Article 6 have been and continue to be satisfied through any such termination (other than those conditions that by their terms are to be satisfied at the Closing, each of which would be satisfied if there were a Closing) or have been otherwise been waived in full by Parent; (ii) Parent has irrevocably notified Purchaser in writing three Business Days prior to such termination that it is ready, willing and able to consummate the Transaction from the date the Closing should have occurred pursuant to Section 2.6 through any such termination; and (iii) Purchaser fails to consummate the Transactions within two Business Days of the date by which the Closing is required to have occurred pursuant to Section 2.6.
The Party terminating this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) must deliver written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the basis for such termination.
Section 8.2    Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of such Party’s Affiliates or its and their respective Representatives); provided, however, that (a) subject to Section 8.3, no such termination shall relieve any Party of any liability or damages to the other Party resulting from any Willful Breach or Fraud and (b) the provisions set forth in this Section 8.2, Section 8.3, Article 9 and the Confidentiality Agreement shall survive the termination of this Agreement.
Section 8.3    Purchaser Termination Fee; Expense Reimbursement.
(a)    If this Agreement is validly terminated pursuant to Section 8.1(e), then, Purchaser shall promptly pay, or cause to be paid, to Parent the Purchaser Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; provided that if this Agreement is validly terminated pursuant to Section 8.1(e) and Parent waived the condition set forth in Section 6.3(d), then, Purchaser shall promptly pay, or cause to be paid, to Parent an amount equal to $2,500,000 in cash (the “Expense Reimbursement”) by wire transfer of immediately available funds to an account designated in writing by Parent, which payment of the Expense Reimbursement shall be in full satisfaction of Purchaser’s obligations under this Section 8.3(a) and shall be in lieu of, and not in addition to, the Purchaser Termination Fee.
(b)    The Parties acknowledge and agree that in no event will Purchaser be required to pay both the Purchaser Termination Fee and the Expense Reimbursement, or pay the Purchaser Termination Fee or Expense Reimbursement on more than one occasion, whether or not the Purchaser Termination Fee or Expense Reimbursement may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(c)    Despite anything to the contrary contained in this Agreement, if Purchaser breaches this Agreement (whether such breach is knowing, deliberate, willful, unintentional or otherwise) or fails to perform hereunder (whether such failure is knowing, deliberate, willful, unintentional or otherwise), then, except for specific performance as and to the extent permitted by Section 9.10 or for Parent’s right to enforce its rights under the Confidentiality Agreements or the Limited Guarantee (but subject to the limitations set forth therein), Parent’s, NewCo’s and the other Parent Related Parties’ sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Purchaser or any Purchaser Related Party for any breach, loss or failure to perform (which recourse shall be sought solely against Purchaser under this Agreement) will be: (i) if applicable, upon termination of this Agreement, for Parent to receive the Purchaser Termination Fee or Expense Reimbursement under the circumstances in which the Purchaser Termination Fee or Expense Reimbursement, as applicable, is payable pursuant to Section 8.3(a) from Purchaser (or the Guarantor under the Limited Guarantee, solely to the extent provided therein and subject to the limitations set forth therein); or (ii) following a termination of this Agreement pursuant to Section 8.3(c) or for Willful Breach, in each case, under the circumstances in which the Purchaser Termination Fee is not payable pursuant to Section 8.3(a), for Parent to seek to recover monetary damages from Purchaser; provided that in no event (even in the case of Willful Breach or Fraud) shall Purchaser or the Purchaser Related Parties be subject to monetary damages in the aggregate in the excess of the Purchaser Termination Fee in respect of the Transactions (or any of them), this Agreement, any agreement executed in connection herewith (including the Commitment Letters and the Limited Guarantee) and the transactions contemplated thereby. Despite anything to the contrary herein, in no event will Parent, NewCo, the Parent Related Parties or any other Person: (A) be entitled to or permitted to receive both (1) the payment of any monetary damages (including the Purchaser Termination Fee or the Expense Reimbursement) and (2) a grant of specific performance requiring consummation of any of the Transactions; or (B) seek, directly or indirectly, to recover (or recover) against any of Purchaser or the Purchaser Related Parties, or compel any payment by any of Purchaser or the Purchaser Related Parties of, any damages or other payments whatsoever that are, in the aggregate, in excess of the Purchaser Termination Fee.
(d)    In the event that the Purchaser Termination Fee or the Expense Reimbursement is payable pursuant to Section 8.3(a), the payment by Purchaser of the Purchaser Termination Fee or the Expense Reimbursement shall not be a penalty and shall constitute liquidated damages for any and all Losses suffered or incurred by Parent, NewCo or any other Person in connection with this Agreement, and the receipt by Parent of the Purchaser Termination Fee or the Expense Reimbursement, as applicable (including Parent’s right to receive the Purchaser Termination Fee or Expense Reimbursement from the Guarantor under the Limited Guarantee, solely to the extent provided therein and subject to the limitations set forth therein), shall be the sole and exclusive monetary remedies (whether at law, in equity, in contract, in tort or otherwise) of Parent, NewCo and Parent Related Parties against any of Purchaser Related Parties or the Financing Source Related Parties for any breach, Loss or other claim suffered as a result thereof or in connection with the matters forming the basis for the termination of this Agreement (including in the event of Fraud or Willful Breach) or related thereto, in respect of the Transactions (or any of them), this Agreement, any agreement executed in connection herewith (including the Commitment Letters and the Limited Guarantee) and the transactions contemplated thereby or otherwise, and upon payment of such amounts (or, in any event, upon payment in the aggregate of the Purchaser Termination Fee) (as applicable), none of Purchaser or any of the Purchaser Related Parties shall have any further liability or obligation arising out of or relating to, and none of Parent, NewCo or the Parent Related Parties or any other Person shall be entitled to bring or maintain any Action against Purchaser, the Purchaser Related Parties or the Financing Source Related Parties arising out of or relating to, the Transactions (or any of them), this Agreement, any agreement executed in connection herewith (including the Commitment Letters and the Limited Guarantee) and the transactions contemplated thereby or any other document or under any theory of Law (whether at law or equity in contract, in tort or otherwise), except that Purchaser will remain obligated with respect to, and the Parent and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement.
ARTICLE 9
MISCELLANEOUS
Section 9.1    Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier service to the Person for whom it is intended or (b) sent by email, as provided in this Section 9.1, provided that no message of non-delivery is received with respect to such email from the intended recipient:
To Parent:
AZZ Inc.
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
Attn:     Tara D. Mackey
Email:     TaraMackey@AZZ.com

With a copy to:
Baker & McKenzie LLP
1900 N. Pearl Street, Suite 1500
Dallas, Texas 75201
Attn:     Amar Budarapu and Brook Mestre
Email:     Amar.Budarapu@bakermckenzie.com; Brook.Mestre@bakermckenzie.com

To Purchaser:
Fernweh AIS Acquisition LP
C/O Mirabilis Management Company LLC
100 Century Center Court, Suite 205
San Jose, CA 95112
Attn:     Daniel Flynn
Email:     dan.flynn@fernweh.com
With a copy to:
Cooley LLP
55 Hudson Yards
New York, NY 10001
Attn:     Ian Nussbaum and Bill Roegge
Email:     inussbaum@cooley.com; broegge@cooley.com

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

Section 9.2    Amendment; Waiver. Subject to Section 9.16, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Purchaser and Parent, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as provided in Article 7.
Section 9.3    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, directly or indirectly, without the prior written consent of the other Party. Any purported assignment in violation of this Agreement is void; provided, that (a) by notice no less than five (5) Business Days prior to the Closing Date, this Agreement (and all rights, interests and obligations hereunder) may be assigned, in whole or in part, by Purchaser to any of its Affiliates without the prior written consent of any other Party (provided that no such assignment shall relieve Purchaser of its obligations and other Liabilities under this Agreement) unless such assignment would materially delay the Closing or would result in any condition to Closing not being satisfied and (b) NewCo may pledge or assign its rights hereunder to its Debt Financing Sources as collateral security in connection with the Debt Financing without the prior written consent of any other Party (provided that such assignment shall not relieve Purchaser of any of its obligations hereunder).
Section 9.4    Third Party Beneficiaries; Parties in Interest. Except as provided in Article 7, which is intended to benefit, and to be enforceable by, the Purchaser Indemnitees and the Parent Indemnitees as and to the extent specified therein, there shall be no third party beneficiaries of this Agreement, any Ancillary Agreement or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the Parties and thereto any claim, cause of action, right or remedy including any right to contract or any right to employment or service or continued employment or service; provided, however, that each Debt Financing Source is an express third party beneficiary of, and shall be entitled to enforce, Section 9.2, Section 9.3, Section 9.4, Section 9.10, Section 9.16 and Prior Parent Counsel are express third party beneficiaries of, and shall be entitled to enforce, Section 9.15.
Section 9.5    Expenses. Except as otherwise provided in this Agreement and the Ancillary Agreements (including Purchaser Transaction Expenses constituting Assumed Liabilities, Parent Transaction Expenses constituting Excluded Liabilities and pursuant to Section 8.3(a)), whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.
Section 9.6    Bulk Sales. Purchaser acknowledges that Parent and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale, bulk transfer Laws or similar Laws of any jurisdiction. Parent, NewCo and Purchaser hereby agree to waive compliance with such any applicable bulk sale, bulk transfer Laws or similar Laws of any jurisdiction in connection with the Transactions.
Section 9.7    Entire Agreement. This Agreement (including any exhibits or schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.
Section 9.8    Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
Section 9.9    Dispute Resolution. Any dispute arising out of or relating to this Agreement shall first be escalated to an ad hoc committee consisting of executive-level representatives of Parent, on the one hand, and Purchaser, on the other, to attempt to achieve mutually satisfactory resolution within 30 days after such dispute is referred to such committee (as such 30-day period may be mutually extended by the Parties); provided that this sentence shall not apply, and no such consultation shall be required (a) to the extent an alternative dispute resolution provision is included herein, including pursuant to Section 2.4 or Article 7 (with respect to Direct Claims), (b) if a Party intends to promptly make any claim for injunctive and provisional relief (including specific performance) in lieu of such consultation, (c) if the Parties mutually agree to forego such consultation or (d) if a Party determines in good faith that delaying its exercise of other remedies would materially prejudice such Party. After the expiration of such 30-day period (as extended), the Parties may exercise any remedies available under this Agreement or to which they are entitled at law or in equity.
Section 9.10    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.
(a)    Subject to Section 9.16, this Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any borrowing statute or applicable principles of conflicts of law to the extent that the application of the laws (including statutes of limitation) of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.
(b)    Subject to Section 9.16, each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or the Transactions exclusively in to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction or if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively first to any federal court, or second, to any state court, each located in Wilmington, Delaware (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(c)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH SELLER RELATED PARTY AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, INCLUDING ANY ACTION, PROCEEDING OR OTHER COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS Section 9.10(c).
(d)    The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof to prevent breaches or threatened breaches in accordance with this Section 9.10, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Parties otherwise have an adequate remedy at law.
(e)    Despite the foregoing or anything to the contrary contained in this Agreement, it is explicitly agreed that the right of Parent or NewCo to an injunction, specific performance or other equitable remedies in connection with enforcing Purchaser’s obligation to cause the Equity Financing to be funded to consummate the Closing shall be subject to the requirement that: (i) all conditions in Article 6 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their nature are to be satisfied at the Closing, each of which are capable of being satisfied at the Closing), (ii) the Debt Financing has been funded in a manner that would satisfy the condition set forth in Section 6.3(d), or will be so funded at the Closing if the Equity Financing were funded, (iii) Parent has irrevocably confirmed in a written notice to Purchaser that if the Equity Financing and Debt Financing are funded, then it shall take such actions that are required of Parent by this Agreement to cause the Closing to occur and (iv) Purchaser has failed to consummate the Closing within two Business Days following the delivery of such written confirmation; provided, that the foregoing shall not limit or be deemed to limit Parent from seeking any monetary damages remedy against the Purchaser in accordance with this Agreement. Despite the foregoing or anything to the contrary in this Agreement but without limitation of any rights of the parties to the Debt Commitment Letter, in no event shall Parent be entitled to seek the remedy of specific performance of this Agreement directly against the Debt Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.
Section 9.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
Section 9.12    Interpretation; Construction.
(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Article, Section or Schedule, such reference shall be to an Annex, Exhibit, Article, Section or Schedule to this Agreement unless otherwise indicated.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email.
(c)    Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted,

consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided, that for purposes of any representations and warranties set forth in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date.
(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(e)    The Parties have drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(f)    Neither the specification of any dollar amount in any representation or warranty set forth in this Agreement nor the inclusion of any specific item in any Schedule or section of the Parent Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule or section of the Parent Disclosure Letter is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty set forth in this Agreement nor the inclusion of any specific item in any Schedule or section of the Parent Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule or section of the Parent Disclosure Letter is or is not in the Ordinary Course for purposes of this Agreement.
Section 9.13    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 9.14    Obligations of Purchaser and of Parent. Whenever this Agreement requires a Subsidiary of Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Parent to take any action (including, prior to the Closing, NewCo), such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.
Section 9.15    Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.
(a)    Conflicts of Interest. Purchaser and NewCo acknowledge that Baker & McKenzie LLP (“Prior Parent Counsel”) has, on or prior to the Closing Date, represented one or more of Parent and its

Affiliates, and their respective officers, employees and directors (each such Person, other than any Transferred Subsidiary or any Transferred Joint Venture, a “Designated Person”) in one or more matters solely relating to this Agreement (including any such matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any matters that arise following the Closing (i) relating solely to this Agreement (including any such matter that may be related to a litigation, claim or dispute solely arising under or related to this Agreement) and (ii) in which Purchaser or any of its Affiliates or NewCo or any of its Affiliates (including the Transferred Subsidiaries and Transferred Joint Ventures after the Closing), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Parent Counsel shall represent them in connection with such Post-Closing Matter. Accordingly, each of Purchaser and NewCo hereby (A) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by Prior Parent Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (B) agrees that, in the event that a Post-Closing Matter arises, Prior Parent Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Purchaser, NewCo or any of their respective Affiliates (including the Transferred Subsidiaries and the Transferred Joint Ventures after the Closing), except in any case in which Prior Parent Counsel may (x) have represented one or more of the Transferred Subsidiaries or Transferred Joint Ventures in a matter substantially related to such dispute or (y) be currently representing any of the Transferred Subsidiaries or Transferred Joint Ventures.
(b)    Attorney-Client Privilege. Each of Purchaser (on behalf of itself and its Affiliates) and NewCo (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work product protection or expectation of client confidence with respect to confidential communications between any Prior Parent Counsel, on the one hand, and any Designated Person, on the other hand (collectively, the “Pre-Closing Designated Persons”), or any legal advice given to any Pre-Closing Designated Person by any Prior Parent Counsel, in each case to the extent occurring in the course of one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of NewCo and its Affiliates (including the Transferred Subsidiaries and Transferred Joint Ventures after Closing) and Purchaser and its Affiliates, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by Parent and shall not pass to or be claimed or used by NewCo, Purchaser, any Transferred Subsidiary or any Transferred Joint Venture except as provided in the last sentence of this Section 9.15(b). Furthermore, each of Purchaser (on behalf of itself and its Affiliates) and NewCo (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons to the extent related to an Existing Representation or a Post-Closing Representation shall not be subject to any joint privilege (whether or not any Transferred Subsidiary or any Transferred Joint Venture also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 9.15(b), in the event that a dispute arises between Purchaser, NewCo, any Transferred Subsidiary, or any Transferred Joint Venture on the one hand, and a Third Party other than a Designated Person, on the other hand, such Transferred Subsidiary or Transferred Joint Venture shall (and shall cause its Affiliates to) assert to the extent available the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such Third Party; provided, however, that such privilege may be waived only with the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed.
(c)    Privileged Materials. All Privileged Materials shall be Excluded Assets and shall be distributed to Parent (on behalf of the applicable Pre-Closing Designated Persons) immediately prior to the Closing with (in the case of such books and records solely to the extent containing Privileged Materials) no copies retained by NewCo or any of its Affiliates (including the Transferred Subsidiaries and Transferred Joint Ventures after the Closing). Absent the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), none of NewCo, Purchaser or (following the Closing) the Transferred Subsidiaries or Transferred Joint Ventures shall have a right of access to Privileged Materials.

(d)    Miscellaneous. Purchaser hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Parent Counsel. This Section 9.15 shall be irrevocable, and no term of this Section 9.15 may be amended, waived or modified, without the prior written consent of Parent and Prior Parent Counsel affected thereby.
Section 9.16    Debt Financing Matters. The Parties hereby agree that (a) no Debt Financing Source shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach and no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature (provided that nothing in this Section 9.16 shall limit the liability or obligations of the Debt Financing Sources to Purchaser or the other parties to the Debt Commitment Letter pursuant to the Debt Commitment Letter or any definitive agreements with respect to the Debt Financing), (b) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Debt Commitment Letter or the performance of services thereunder shall (i) be governed by, and construed in accordance with, and enforced under the laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of New York and (ii) be subject to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in The City of New York, (c) no Seller Related Party nor any other party hereto shall bring, permit any of their respective Affiliates to bring, or support any other Person in bringing, any such claim, suit, cross-claim, action, proceeding or third-party claim of any kind or description against the Debt Financing Sources, whether in law or in equity, whether in contract, or tort or otherwise, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively the state or Federal court sitting in the Borough of Manhattan in The City of New York, (d) the waiver of rights to trial by jury and governing law set forth in Section 9.10 applies to any such claim, suit, action or proceeding against any Debt Financing Source, (e) no Seller Related Party or any other Party hereto (other than Purchaser or its Affiliates (and its or their permitted successors and assigns under the Debt Commitment Letter)) shall be permitted to bring any claim against any Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter, (f) no amendment, supplement, modification or waiver of Section 9.2, Section 9.3, Section 9.4, Section 9.10 or this Section 9.16 and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of the foregoing sections (including the defined terms used therein to the extent used in any such Section) that is adverse to the Debt Financing Sources shall be effective as to the Debt Financing Sources without the prior written consent of the Debt Financing Sources and (g) the Debt Financing Sources are express and intended third party beneficiaries of Section 9.2, Section 9.3, Section 9.4, Section 9.10 and this Section 9.16. This Section 9.16 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary. For the avoidance of doubt, Purchaser and the other parties to the Debt Commitment Letter shall have recourse against the Debt Financing Sources pursuant to the terms of the Debt Commitment Letter and any definitive agreements with respect to the Debt Commitment Letter to which it or they are party, and nothing in this Section 9.16 shall limit the liability or obligations of the Debt Financing Sources to Purchaser or such other party pursuant to the Debt Commitment Letter or any definitive agreements with respect to the Debt Financing.
Section 9.17    No Recourse. Despite anything to the contrary set forth herein, any Action based upon, arising out of, or related to this Agreement or the Transactions, the other Transaction Documents, the Limited Guarantee or the Equity Commitment Letters may only be brought against the entities that are expressly named as parties hereto or thereto (in each case, solely in their capacities as such, the “Contracting Parties”) and then only with respect to the specific obligations of such Contracting Party and subject to the terms, conditions and limitations set forth herein or therein. No Person that is not a Contracting Party (including any Purchaser Related Party, Financing Source Related Party or Parent

Related Party that is not a Contracting Party) (“Nonparty Affiliates”) shall have any Liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions, the other Transaction Documents, the Limited Guarantee or the Equity Commitment Letters, as applicable, or based on, in respect of, or by reason of this Agreement or the transactions contemplated hereby, the other Transaction Documents, the Limited Guarantee or the Equity Commitment Letters, as applicable, or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such claims, causes of action and Liabilities against any such Nonparty Affiliates.
Section 9.18    Parent Disclosure Letter. The Parent Disclosure Letter referenced herein is a part of this Agreement as if fully set forth herein. The Parties acknowledge and agree that (a) the inclusion of any item, information or other matter in the Parent Disclosure Letter that is not required by this Agreement to be so included is solely for informational purposes, (b) the disclosure by Parent of any item, information or other matter in the Parent Disclosure Letter shall not be deemed to constitute an acknowledgement by Parent that such item, information or other matter is required to be disclosed by the terms of this Agreement or that such item, information or other matter is material, (c) the Parent Disclosure Letter sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Parent Disclosure Letter relates; provided if any section of the Parent Disclosure Letter lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Parent Disclosure Letter reasonably apparent on its face (without reference to any document referred to therein), such item or information shall be deemed to have been disclosed in or with respect to such other section, (d) except as provided in clause (c) above, headings have been inserted in the Parent Disclosure Letter for informational purposes only and (e) the Parent Disclosure Letter and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of Parent or any of its Affiliates except as and to the extent provided in this Agreement.

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

AZZ INC.
By: /s/ Thomas E. Ferguson
Name: Thomas E. Ferguson
Title: President and Chief Executive Officer

[Signature Page to Contribution and Purchase Agreement]

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AIS INVESTMENT HOLDINGS LLC

By: /s/ Thomas E. Ferguson
Name: Thomas E. Ferguson
Title: President

[Signature Page to Contribution and Purchase Agreement]

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FERNWEH AIS ACQUISITION LP
By: Fernweh AIS Acquisition GP LLC
Its: General Partner

By: /s/ Narendra K. Santhanam
Name: Narendra K. Santhanam
Title: Authorized Person

[Signature Page to Contribution and Purchase Agreement]

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ANNEX A    Definitions
As used in this Agreement, the following terms have the meanings set forth in this Annex A:
“Accounting Expert” has the meaning set forth in Section 2.4(c)(iii)(A).
“Accounts Receivable” means all trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business.
“Accrued Pre-Closing Taxes” means any Taxes of NewCo, any Transferred Subsidiary or any Transferred Joint Venture that are attributable to a Pre-Closing Tax Period, including the portion of a Straddle Period ending on (and including) the Closing Date that are accrued but unpaid as of the Closing; provided that Accrued Pre-Closing Taxes shall (a) not be less than zero in any jurisdiction and (b) take into account, as a reduction, any prepayment or overpayment of Taxes made by NewCo, the Transferred Subsidiaries or the Transferred Joint Ventures prior to the Closing Date (to the extent any such prepayment or overpayment may properly be applied to offset such Tax), (c) for the avoidance of doubt, include any Taxes imposed on NewCo or any of the Transferred Subsidiaries by reason of the transactions comprising the Pre-Closing Reorganization, and (d) exclude any deferred Tax assets and deferred Tax liabilities; provided, further, that Accrued Pre-Closing Taxes shall not be less than zero.
“Acquisition Proposal” has the meaning set forth in Section 5.18.
“Action” means any legal, civil, criminal, commercial, investigative or administrative (whether formal or informal) proceeding, suit, investigation, arbitration, complaint, demand, audit, hearing, inquiry, litigation or action.
“Additional Contracts” has the meaning set forth in Section 3.11(a).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise). From and after the Closing, Parent and its Subsidiaries, on the one hand, shall not constitute Affiliates of NewCo, the Transferred Subsidiaries, or Transferred Joint Ventures and NewCo, the Transferred Subsidiaries and the Transferred Joint Ventures shall not constitute Affiliates of Parent or its Subsidiaries. Other than for purposes of the definitions of Purchaser Related Party or Equity Financing Source Related Party, in no event shall Purchaser or any of its Subsidiaries be considered an “Affiliate” of any portfolio company (as such term is customarily used in the private equity industry) of any Equity Financing Source.
“Affiliated Group” means an “affiliated group” as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Tax Law).
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means, collectively, those agreements in the forms attached hereto as Exhibit B and Exhibit F, the Secondment Agreement and the other documents and agreements expressly required to be executed pursuant to this Agreement; provided, however that, in the event any or all employees identified in the Secondment Agreement are no longer employed by Parent or any other Parent Entity at or prior to the Closing, no failure of any condition to the Closing shall be deemed to occur as a

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result thereof and the Parties shall each cooperate in good faith to provide NewCo with comparable services under the Secondment Agreement, the Transition Services Agreement or another arrangement.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (b) the United Kingdom Bribery Act, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transaction, and (e) other anti-bribery and anti-corruption laws, regulations or ordinances applicable to the Business and its Subsidiaries and their respective operations from time to time.
“Anti-Money Laundering Laws” means anti-money laundering-related Laws, regulations, and codes of practice applicable to the Business and its Subsidiaries and their operations from time to time, including, without limitation (a) the EU Anti-Money Laundering Directives and any Laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (b) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.
“Antitrust Law” means all U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Assigned Leases” has the meaning set forth in the “Transferred Assets” definition.
“Assumed Liabilities” means all Liabilities (a) to the extent resulting from, arising out of or relating to the ownership or operation of the Transferred Assets as of the Closing, (b) to the extent resulting from, arising out of or relating to the Transferred Employee Obligations, (c) to the extent resulting from, arising out of or relating to the employment or engagement (or termination of the same) by Parent, NewCo or any Subsidiary thereof of any Business Employees prior to, on or after the Closing Date, (d) for Purchaser Transaction Expenses, (e) for Indebtedness of NewCo or any Transferred Subsidiary to the extent taken into account in the calculation of Closing Outstanding Indebtedness, (f) incurred in connection with the Debt Financing (other than Parent Transaction Expenses) and (g) to the extent first incurred after the Closing and resulting from, arising out of or relating to the ownership or operation of the Business from and after the Closing (unless, in the case of this clause (g), such Liability is an express Excluded Liability under clause (a) through (f) of the definition thereof).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4.
“Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA, but excluding any Multiemployer Plan) and any other incentive, bonus, commissions, profit-sharing, stock option, stock purchase, stock ownership, other equity or equity-based compensation, employment, individual compensation, vacation or other leave, change in control, retention, severance, disability, life insurance, deferred compensation, fringe benefit, employee loan and other employee compensation and benefit plans, programs, practices, policies, schemes, arrangements and agreements, in any case, whether written or unwritten, (i) that is sponsored, contributed to, required to be contributed to or maintained by Parent or any of its Affiliates (other than the Transferred Subsidiaries or the Transferred Joint Ventures) with respect to any Business Employee or any beneficiary or dependent thereof (an “Parent Benefit Plan”), or (ii) that is established, sponsored, contributed to, required to be contributed to or maintained by NewCo or any Transferred Subsidiaries (a “Transferred Subsidiary Benefit Plan”), in each case, other than any plan, program or arrangement (i) sponsored by a Governmental Entity or (ii) which mandated under applicable Law.
“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) to the extent Related to the Business and all personnel files and Forms I-9 for Transferred Employees, but excluding any such items to the extent (a) they constitute, or are primarily related to, any Excluded Assets or Excluded Liabilities or (b) any Law prohibits their Transfer.
“Breach” has the meaning set forth in Section 3.17(i).

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“Business” means the business, operations and activities currently conducted by Parent and its Subsidiaries through what is as of the Execution Date known as the infrastructure solutions operating segment of Parent, including High Voltage Bus Systems (including as conducted by CGIT Systems, Inc.), Medium Voltage Bus Systems (including as conducted by The Calvert Company, Inc.), Enclosure Systems (including as conducted by Atkinson Industries, Inc., AZZ Enclosure Systems-Chattanooga LLC, and AZZ Enclosure Systems LLC), Switchgear Systems (including as conducted by Powergrid Solutions LLC and Central Electric Manufacturing Company), Welding Solutions (including as conducted by AZZ WSI LLC), Lighting Solutions (including as conducted by Rig-a-Light LLC), AZZ International Holdings LLC, AZZ Trading (Shanghai) Co. Ltd, Blenkhorn & Sawle Limited Ontario and AZZ Specialty Repair and Overhaul LLC, but specifically excluding the Excluded Assets and any business, operations and activities to the extent related solely to the Excluded Assets.
“Business Data” means (i) any and all Data contained in the databases of Parent, any of the Parent Entities, NewCo or any of the Transferred Subsidiaries, as the case may be, to the extent Related to the Business, and the Data and databases (not including Third Party licensed database software) that such entity uses in the operation of its business to the extent Related to the Business; and (ii) any and all Data maintained by any Third Party on behalf of Parent, any of the Parent Entities, NewCo, or any of the Transferred Subsidiaries.
“Business Day” means any day ending at 11:59 p.m. (Central Standard Time) other than a Saturday, a Sunday or a day on which banks in New York, New York or Dallas, Texas are authorized or obligated by Law or executive order to close.
“Business Employees” means all current employees of the Transferred Subsidiaries as of the Execution Date.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor Law or executive order or executive memo (including, without limitation, IRS Notice 2020-65, 2020-38 IRB) in any U.S. jurisdiction, including the Health and Economic Recovery Omnibus Emergency Solutions Act.
“Carve-Out Qualifications” has the meaning set forth in Section 3.6(b).
“Cash” means, with respect to any Person, cash and cash equivalents, currency on hand, cash balances in deposits with banks or financial institutions, investment accounts, negotiable instruments, checks, money orders, marketable securities, short-term instruments and other cash equivalents of such Person determined in accordance with the Closing Statement Guidelines.
“CFIUS” has the meaning set forth in Section 5.4(b).
“CFIUS Filing Requirement” has the meaning set forth in Section 5.4(b).
“CFIUS Satisfied Condition” has the meaning set forth in Section 5.4(b).
“Change” means any event, fact, condition, circumstance, change, occurrence, development or effect.
“Chosen Courts” has the meaning set forth in Section 9.10(b).
“Closing” has the meaning set forth in Section 2.6.
“Closing Balance Sheet” has the meaning set forth in Section 2.4(a).
“Closing Date” has the meaning set forth in Section 2.6.
“Closing Minimum Cash Amount” means an amount equal to $3,000,000 plus Estimated Specified Contract Cash.

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“Closing Outstanding Indebtedness” means the aggregate amount of outstanding Indebtedness of NewCo and the Transferred Subsidiaries as of the time immediately preceding the Closing, calculated in accordance with the Closing Statement Guidelines (provided, that such amount shall not include or reflect any Indebtedness pursuant to the Debt Financing or as otherwise contemplated to be incurred by NewCo and the Transferred Subsidiaries at the Closing pursuant to this Agreement), in each case, as finally determined pursuant to Section 2.4.
“Closing Specified Contract Cash” means an amount equal to the Cash received by Parent or one or more of its Subsidiaries pursuant to the Specified Contract from and after the Most Recent Balance Sheet Date through the time immediately prior to the Closing minus the aggregate amount of Cash paid by Parent or one or more of its Subsidiaries to Persons (other than Parent and its Affiliates) to fund the performance of the Specified Contract in the Ordinary Course from and after the Most Recent Balance Sheet Date through the time immediately prior to the Closing, including all related inventory, supplies, payroll, labor, contractors and capital expenditure costs and expenses incurred during such period, in each case calculated in accordance with the Closing Statement Guidelines.
“Closing Statement” has the meaning set forth in Section 2.4(c)(i).
“Closing Statement Guidelines” means (i) the accounting principles, policies, procedures, categorizations, definitions, methodologies, practices and techniques set forth in Exhibit C; and (ii) to the extent not addressed in the Closing Statement Guidelines, the same accounting principles, policies, procedures, categorizations, assets recognition bases, definitions, methods, estimation methodologies, practices and techniques (including management judgement) applied in the preparation of the Most Recent Balance Sheet (provided, that the foregoing clause (i) shall take precedence over the foregoing clause (ii)).
“Closing Statement Preparation Period” has the meaning set forth in Section 2.4(c).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” has the meaning set forth in Section 3.16(c).
“Commingled Contract” means any Contract (other than a Dual-Use Contract) to which Parent or any Parent Entity is a party and relating to both (a) the Business and (b) one or more other businesses of Parent or any Parent Entity.
“Commitment Letters” has the meaning set forth in Section 4.5(b).
“Common Units” has the meaning set forth in Section 3.3(a).
“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between Fernweh Group LLC and its affiliates and Parent dated as of October 18, 2021.
“Consent” means any consent, license, permit, waiver, approval, clearance, grant, exemption, declaration, authorization or order of, or filing or registration with, or notification to, any Person that is not a Governmental Entity or Parent, Purchaser or any Affiliate thereof, or under any applicable Law.
“Contaminant” has the meaning set forth in Section 3.17(i).
“Contract” means any written agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other written obligation (other than a Benefit Plan).
“Contracting Parties” has the meaning set forth in Section 9.17.
“Copyrights” has the meaning set forth in the “Intellectual Property Rights” definition.

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“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).
“COVID-19 Changes” has the meaning set forth in Section 5.1(a).
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.
“Credit Support Items” has the meaning set forth in Section 5.21.
“Data” means any and all data, including Personal Information, subscriber data, viewership data and metadata.
“Debt Commitment Letter” has the meaning set forth in Section 4.5(b).
“Debt Fee Letter” has the meaning set forth in Section 4.5(b).
“Debt Financing” has the meaning set forth in Section 4.5(b).
“Debt Financing Commitment Letters” has the meaning set forth in Section 4.5(b).
“Debt Financing Sources” means the Lenders and the other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing (other than the Equity Financing) in connection with the transactions contemplated hereby (including the parties to any joinder agreements, indentures, credit agreements or other definitive agreements relating thereto), together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.
“Deferred Payroll Taxes” means (a) the “applicable employment taxes” within the meaning of Section 2302(d) of the CARES Act payable by NewCo, the Transferred Subsidiaries or any of the Transferred Joint Ventures that (i) relate to the portion of the “payroll tax deferral period” within the meaning of Section 2302(d) of the CARES Act that occurs prior to the Closing Date and (ii) are payable following the Closing Date as permitted by Section 2302(a) of the CARES Act, (b) any payroll Taxes (including those imposed under Section 3101(a) and 3201 of the Code) deferred (for example, by a failure to timely withhold, deposit, or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order (or any analogous or similar state, local, or non-U.S. Law) by NewCo, any Transferred Subsidiary or any Transferred Joint Venture, and (c) any other employment, payroll, or similar Taxes of NewCo, any Transferred Subsidiary, or any Transferred Joint Venture relating to any Pre-Closing Tax Period that is deferred after the Closing Date pursuant to any other Pandemic Response Laws.
“Delayed Transferred Asset” has the meaning set forth in Section 1.6(a).
“Delayed Transferred Asset Arrangement” has the meaning set forth in Section 1.6(b).
“Designated Person” has the meaning set forth in Section 9.15(a).
“Digital Indicia” has the meaning set forth in the “Intellectual Property Rights” definition.
“Direct Claim” has the meaning set forth in Section 7.6(b).
“Direct Claim Notice” has the meaning set forth in Section 7.6(b).

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“Disputed Adjustment Amounts” has the meaning set forth in Section 2.4(c)(ii).
“DPA” means the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
“Draft Allocation Statement” has the meaning set forth in Section 2.8.
“Dual-Use Contracts” means any Contract to which Parent, a Parent Entity or a Transferred Subsidiary is a party and that (a) primarily relates to, or is primarily held for use in, the Business and (b) also relates to, or is also held for use in, one or more other businesses of Parent or any Parent Entity.
“Encumbrance” means any lien, charge, pledge, security interest, claim or other encumbrance.
“Environmental Law” means any Law concerning pollution or protection of the environment, natural resources or protection of human health and safety with respect to exposure to any Hazardous Substance, or concerning the handling, management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance.
“Equity Commitment Letters” has the meaning set forth in the Recitals.
“Equity Financing” has the meaning set forth in Section 4.5(a).
“Equity Financing Sources” means the Guarantor and Cynosure Management, LLC.
“Equity Financing Source Related Party” has the meaning set forth in Section 5.4(e).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code.
“Estimated Closing Outstanding Indebtedness” has the meaning set forth in Section 2.4(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).
“Estimated Purchase Price” has the meaning set forth in Section 2.4(b).
“Estimated Specified Contract Cash” has the meaning set forth in Section 2.4(a).
“Excluded Assets” means the following assets, properties and rights:
(a)    all Cash of NewCo and the Transferred Subsidiaries prior to the Closing in excess of an amount equal to $3,000,000 plus Closing Specified Contract Cash (as finally determined pursuant to Section 2.4);
(b)    the Common Units held by Parent following consummation of the Pre-Closing Reorganization other than the Purchased Units;
(c)    (i) all insurance policies and binders of Parent and its Affiliates, and (ii) all rights of action, lawsuits, benefits, claims, demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies other than rights, lawsuits, benefits, claims, demands, rights of recovery and set-off, and proceeds to the extent Related to the Business;
(d)    the Parent Retained Names or any names, marks and logos either alone or in combination with other words, phrases, designs and the like that are substantially similar to the Parent Retained Names or any derivations therefrom in any language;

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(e)    all Excluded IPR;
(f)    all licenses with respect to Intellectual Property Rights or Technology of any Third Party granted to Parent or its Affiliates (other than NewCo, the Transferred Subsidiaries or the Transferred Joint Ventures);
(g)    all Excluded Books and Records, wherever located;
(h)    all invoices, shipping documents, purchase orders and other preprinted business forms that have any Trademark thereon other than those included in the NewCo Trademarks;
(i)    all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to any asset that is not a Transferred Asset;
(j)    Excluded Parent Leased Property;
(k)    all Commingled Contracts, subject to Section 1.7;
(l)    all Supported Rights and Services (including the tangible and intangible assets that shall be utilized by Parent in providing services to NewCo under the Transition Services Agreement) and Intercompany Contracts, subject to Section 5.14;
(m)    all Intracompany Receivables (except as otherwise provided in this Agreement);
(n)    all confidential communications between Parent and its legal counsel and other advisors relating to the Business or arising out of or relating to the negotiation, execution or delivery of this Agreement or the Transactions or the transactions contemplated by the Ancillary Agreements (or the sales process relating to the potential sale of the Business), including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, in each case including information or files in any format in connection therewith, provided, that all such confidential communications related to the Transferred Assets shall not be an Excluded Asset;
(o)    any shares or other equity interests in (i) Aztec Manufacturing, LLC or (ii) any Person other than NewCo, the Transferred Subsidiaries and the Transferred Joint Ventures;
(p)    all Privileged Materials;
(q)    all consideration received by Parent and its Affiliates pursuant to, and all rights of Parent and its Affiliates under, this Agreement or any Ancillary Agreement, subject to the terms hereof and thereof; and
(r)    all assets described on Section 1.2(a)(i) of the Parent Disclosure Letter.
“Excluded Books and Records” means (a) all Parent Consolidated Returns and all records which relate in whole or in part to Taxes or accounting of any combined, unitary, consolidated or similar group of which Parent is a member, (b) all records relating to the employees of Parent or any of the Parent Entities (other than Business Employees), including personnel, employment and medical records (c) all records relating to or used in the business of Parent and that are (i) not located at the Transferred Real Property and (ii) not Related to the Business, (d) any documents, papers and other records the confidentiality of which is protected, or the transfer of which is prohibited, by applicable Law, (e) any documents, papers and other records (including any minutes or summaries of executive meetings and strategy papers) relating to evaluating, negotiating or implementing the Transactions or the transactions contemplated by the Ancillary Agreements (or the sales process relating to the potential sale of the Business) and (f) the corporate charter, seal, minute books, stock record books and other similar documents relating to the organization, maintenance and existence of Parent and its Subsidiaries (other than the Transferred Subsidiaries and the Transferred Joint Ventures). “Excluded IPR” means (a) Trade

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Secrets and Copyrights in and to proprietary Software, (b) proprietary rights in Data and (c) the Parent Retained IP, and (d) any other Intellectual Property Rights that are not NewCo IPR.
“Excluded Liabilities” means all Liabilities of Parent and its Affiliates, whether arising before, at or after the Closing, that are not Assumed Liabilities, including (a) all Liabilities to the extent resulting from, arising out of or relating to any Excluded Asset or the operation or conduct of any businesses of Parent and its Affiliates other than the Business whether before, at or after the Closing, (c) any Parent Transaction Expenses, (d) all Liabilities to the extent resulting from, arising out of or relating to compensation, employee bonuses and incentives (including retention bonuses), deferred compensation arrangements, equity appreciation rights, vested capital appreciation rights, phantom options and/or installment purchases, in each case accrued or incurred by any Business Employee prior to the Closing, or required to be paid in order to discharge fully all such amounts as of the Closing, and (e) any Liabilities related to the matters set forth on Exhibit D.
“Excluded Parent Leased Property” means those assets or rights not included in the Transferred Assets that are to be leased, licensed or otherwise provided by Parent or any of its Affiliates to NewCo or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement, excluding the Leased Real Property.
“Execution Date” has the meaning set forth in the Preamble.
“Existing Representation” has the meaning set forth in Section 9.15(a).
“Expense Reimbursement” has the meaning set forth in Section 8.3(a).
“Export Control Laws” means the EU Dual Use Regulation No. 2021/821 and the implementing laws and regulations of the EU member states; the U.S. Export Control Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar export control laws or restrictions applicable to Parent, NewCo or any Transferred Subsidiary and their respective operations from time to time.
“Final Allocation Statement” has the meaning set forth in Section 2.8.
“Final Adjustment Amount” means an amount (which may be positive or negative) equal to the Final Specified Contract Cash Adjustment minus Closing Outstanding Indebtedness.
“Final Purchase Price” means the amount equal to the Unadjusted Purchase Price plus the Final Adjustment Amount, as finally determined pursuant to Section 2.4.
“Final Specified Contract Cash Adjustment” means (a) if Closing Specified Contract Cash exceeds Estimated Specified Contract Cash, the amount of such excess (expressed as a negative number) and (b) if Closing Specified Contract Cash is less than Estimated Specified Contract Cash, the amount of such deficit (expressed as a positive number).
“Financial Statements” has the meaning set forth in Section 3.6(a).
“Financing” has the meaning set forth in Section 4.5(b).
“Financing Expenses” means fees and expenses in connection with the Debt Financing, including (i) any underwriting fee, upfront fee, commitment fee, takedown fee and other fees payable pursuant to the Debt Fee Letter and any placement fees or discounts, underwriting fees or discounts, purchase fees or discounts or similar fees or discounts payable in connection with any senior secured notes or other debt securities issued in lieu of the bridge loan facility contemplated in the Debt Commitment Letter, (ii) any interest payable with respect to the Debt Financing funded prior to the Closing Date, (iii) prepayment or redemption premiums with respect to the Debt Financing funded prior to the Closing Date required to be

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prepaid or redeemed in the event the Closing does not occur and (iv) those related to any reimbursement and indemnification obligations set forth in the Debt Financing or any related agreement.
“Financing Source Related Parties” means, collectively, the Financing Sources, their Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, agents and other Representatives, and the respective successors and assigns of each of the foregoing.
“Financing Sources” means the Debt Financing Sources and the Equity Financing Sources.
“Fixtures and Equipment” means all furniture, fixtures, furnishings, vehicles, equipment, computers, machinery, leasehold improvements, tools and other tangible personal property (other than Inventory) Related to the Business, wherever located, including any of the foregoing leased or purchased subject to any conditional sales or title retention agreement in favor of any other Person.
“Fraud” means, with respect to a Person, actual and intentional fraud by such Person with respect to the representations and warranties made by such Person in this Agreement, the Ancillary Agreements or any certificate delivered in connection with this Agreement that involves a knowing and intentional misrepresentation or omission made by such Person with the intent another Person rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.
“GAAP” means the generally accepted accounting principles in the United States, consistently applied.
“Government Bid” means any quotation, offer, bid or proposal made by a Transferred Subsidiary, a Transferred Joint Venture, Parent or a Parent Entity that, if accepted, would result in, or lead to a Government Contract.
“Government Contract” means any Contract, including any prime contract, subcontract, teaming agreement, grant, cooperative agreement, subaward, basic ordering agreement, blanket purchase agreement, other transaction agreement, purchase order, task order, delivery order, and including all amendments, modifications, and options thereunder, awarded (a) to a Transferred Subsidiary or a Transferred Joint Venture (or to Parent or a Parent Entity with respect to the Business), by a Governmental Entity or by a prime contractor or higher-tier subcontractor to a Governmental Entity, or (b) by a Transferred Subsidiary or Transferred Joint Venture (or by Parent or a Parent Entity with respect to the Business) to a subcontractor at any tier in connection with an agreement in (A). Unless otherwise indicated, a task, purchase, change or delivery order under a Government Contract will not constitute a separate Government Contract for purposes of this definition, but will be considered part of the Government Contract under which it was issued.
“Governmental Entity” means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive, judicial or administrative governmental entity at any level, or any agency, department or instrumentality thereof, or any mediator, arbitrator or arbitral body.
“Guarantor” has the meaning set forth in the Recitals.
“Hazardous Substance” means any contaminant, substance, pollutant or other hazardous or toxic substance, waste or material in any form that is subject to regulation due to a potential for harm or, as to which, liability or standards of conduct have been imposed under any Environmental Law, including asbestos, asbestos-containing materials, polychlorinated biphenyls, polyfluoralkyls, petroleum or petroleum products, radioactive materials and radon gas.
“ICE” has the meaning set forth in Section 3.16(i).

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“Income Tax” means any income, franchise, margin, or similar Tax (however denominated), and any withholding Tax with respect thereto.
“Indebtedness” means with respect to any Person, without duplication, (a) any indebtedness for borrowed money and any prepayment premiums, interest, penalties and any other fees and expenses paid to satisfy such indebtedness and all obligations evidenced by bonds, debentures, notes, or similar instruments; (b) obligations of such Person as lessee under any leases which have been or are required to be capitalized in accordance with GAAP, as obligor or guarantor; (c) any obligations of such Person for deferred and unpaid purchase price of property or services (other than trade payables and other obligations incurred in the Ordinary Course), conditional sale or title retention arrangements; (d) any reimbursement obligations of such Person with respect to letters of credit, banker’s acceptances issued for account of such Person, to the extent drawn; (e) any Liabilities of such Person under any interest rate swaps, collars, caps, foreign currency exchange agreement or similar hedging agreement (including any breakage cost or termination fee); (f) any off-balance sheet financing of such Person, including synthetic leases and project financing; (g) any “earn out” or other similar payment obligations of such Person or that is included in the Assumed Liabilities, (h) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest or other ownership or profit interest of such Person; (i) all obligations in respect to overdrafts; (j) any Deferred Payroll Taxes; (k) any indebtedness referred to in clauses (a) through (j) of this definition of another Person which is either guaranteed by such Person, or secured by a security interest upon any assets of such Person, and (l) Accrued Pre-Closing Taxes; provided, however, that “Indebtedness” shall not include: (i) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit or the undrawn portions thereof; (ii) liabilities under performance bonds other than amounts then due and owing and not being contested in good faith by appropriate proceedings; (iii) intercompany indebtedness, obligations or liabilities between or among the Transferred Subsidiaries that constitute Intracompany Payables or Intracompany Receivables; or (iv) amounts included in Parent Transaction Expenses, Purchaser Transaction Expenses or Excluded Liabilities.
“Indemnified Party” has the meaning set forth in Section 7.6(a).
“Indemnifying Party” has the meaning set forth in Section 7.6(a).
“Intellectual Property Rights” means (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”), (b) Internet domain name registrations and rights in social media accounts or user names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and social media pages (collectively, “Digital Indicia”), (c) rights in inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”), (d) trade secrets rights in confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”), (e) copyrights in published and unpublished works of authorship (including, without limitation, databases and other compilations of information, and computer Software), mask work rights, registrations and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing (collectively, “Copyrights”), and (f) any other intellectual property or proprietary rights, in each case, to the extent entitled to legal protection as such.
“Intended Tax Treatment” has the meaning set forth in Section 5.7(f).
“Intercompany Contract” means any Contract between the Transferred Subsidiaries or Transferred Joint Ventures, on the one hand, and Parent or any Affiliate of Parent (other the Transferred Subsidiaries or Transferred Joint Ventures), on the other.
“Interested Party” has the meaning set forth in Section 3.23(a).

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“Interested Party Transactions” has the meaning set forth in Section 3.23(a).
“Interim Financial Statements” has the meaning set forth in Section 3.6(a).
“International Employee Plan” means each Benefit Plan that has been adopted or maintained by Parent or any ERISA Affiliate, whether informally or formally, or with respect to which the Parent or any ERISA Affiliate will or may have any liability, for the benefit of Business Employees who primarily perform services outside the United States.
“Intracompany Payables” means all account, note or loan payables recorded on the books of Parent or any Parent Entity for goods or services purchased by or provided to the Business, NewCo, any Transferred Subsidiary, or an Transferred Joint Ventures or advances (cash or otherwise) or any other extensions of credit to the Business, NewCo, the Transferred Subsidiaries or the Transferred Joint Ventures from Parent or any Parent Entity, including amounts recorded on the Financial Statements or the Interim Financial Statements, whether current or non-current.
“Intracompany Receivables” means all account, note or loan receivables recorded on the books of Parent or any Parent Entity for goods or services sold or provided by the Business, NewCo, any Transferred Subsidiary, or any Transferred Joint Venture to Parent or any Parent Entity or advances (cash or otherwise) or any other extensions of credit made by the Business, NewCo, the Transferred Subsidiaries or the Transferred Joint Ventures to Parent or any Parent Entity, including amounts recorded on the Financial Statements or the Interim Financial Statements, whether current or non-current.
“Inventory” means all inventory Related to the Business, wherever located, including all raw materials, work-in-process, supplies, spare parts, unfinished inventory and finished goods whether held at any location or facility owned or leased by Parent or any Parent Entity or in transit to Parent or any Parent Entity or held on consignment by third parties on behalf of the Business.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means computers, Software, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“Knowledge” or any similar phrase means the collective actual knowledge, after reasonable inquiry to their respective direct reports, of the Persons listed on (a) Exhibit E-1 with respect to Parent and (b) Exhibit E-2 with respect to Purchaser.
“Law” means any federal, state, local or non-U.S. law, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, writ, injunction, decree, arbitration award, agency requirement, license or Permit, or other governmental restriction, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Entity that is issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Entity.
“Leased Real Property” means all real property that is the subject of the Assigned Leases and any leases, subleases or occupancy agreements governing the Transferred Subsidiary Real Property.
“Leases” means the Assigned Leases and any leases, subleases or occupancy agreements governing the Transferred Subsidiary Real Property.
“Lenders” has the meaning set forth in Section 4.5(b).
“Liabilities” means all debts, liabilities, fines, penalties, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, or determined or determinable, whenever or however arising.

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“Limited Guarantee” has the meaning set forth in the Recitals.
“Losses” means any actual damages, losses, payments, penalties, fines, Taxes, assessment, charge, interest, award, judgment, costs or expenses, including reasonable and documented Third Party legal fees, costs and expenses; provided, that, for purposes of any Direct Claim, “Losses” shall not include any special or punitive damages.
“Material Adverse Effect” means any Change that, individually or taken together with any other Changes is, or would reasonably be expected to be, materially adverse to, or has a material adverse effect on, the business, assets, liabilities, financial condition or results of operations of the Business, NewCo, the Transferred Subsidiaries and the Transferred Joint Ventures, taken as a whole; provided, however, that under no circumstances shall any of the following, either alone or in combination, be deemed to constitute or be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Material Adverse Effect:
(i)    Changes in the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the United States or in any other jurisdiction in which the Business, NewCo, any of the Transferred Subsidiaries or any of the Transferred Joint Ventures operate, including any Changes in currency exchange rates, interest rates, monetary policy or inflation;
(ii)    Changes that are the result of factors generally affecting participants in the industries in which the Business, NewCo, any of the Transferred Subsidiaries or any of the Transferred Joint Ventures operate;
(iii)    any Change in the relationship of the Business, NewCo, any of the Transferred Subsidiaries or any of the Transferred Joint Ventures, contractual or otherwise, with customers, employees, unions, suppliers, distributors, partners or similar relationships to the extent relating to, arising out of or attributable to the announcement, pendency or performance of the Transactions, or resulting or arising from the identity of Purchaser or any of its Affiliates, including any Action to the extent relating to the Transactions; provided that the exception in this clause (iii) shall not apply with respect to any representations or warranties specifically regarding the effects of the negotiation, execution and delivery of this Agreement or the announcement, pendency or performance of the Transactions (or the condition set forth in Section 6.2(a) to the extent relating to any such representations and warranties);
(iv)    Changes in accounting standards applicable to the Business, NewCo, any Transferred Subsidiary, or any Transferred Joint Venture including GAAP and the accounting rules or regulations of the SEC, or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the Execution Date;
(v)    any failure by the Business, NewCo, any Transferred Subsidiary or any Transferred Joint Venture to meet any internal or public projections, forecasts or budgets or estimates of revenues, earnings or other financial or operating metrics for any period; provided that the exception in this clause (v) shall not prevent or otherwise affect a determination that any Change (not otherwise excluded under this definition) underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;
(vi)    any Change resulting from acts of war (whether or not declared) or terrorism, civil disobedience, hostilities, cyberattacks, sabotage, terrorism, military actions or the escalation of any of the foregoing (whether perpetrated or encouraged by a state or non-state actor or actors); any hurricane, flood, superstorm, tornado, earthquake or other weather or natural disaster; any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, the existence and impact of COVID-19 on the Business, NewCo, the Transferred Subsidiaries and the Transferred Joint Ventures); or any other force majeure event; and
(vii)    any actions taken or omitted to be taken by a Party that are required to be taken or omitted to be taken by this Agreement or any actions taken or omitted to be taken with the other Party’s written consent or at the other Party’s written request (other than the obligations of Parent pursuant to Section 5.1);

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except, in the case of the foregoing clauses (i), (ii), (iv) and (vi), if the applicable Change has a disproportionate impact on the Business, NewCo, any Transferred Subsidiary, or any Transferred Joint Venture, taken as a whole, relative to the other participants in the industries in which they operate, in which case such incremental disproportionate impact shall be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Material Adverse Effect.
“Material Contract” has the meaning set forth in Section 3.11(a).
“MEPP Plan” means any multi-employer pension plan to which NewCo or any of the Transferred Subsidiaries or Transferred Joint Ventures contribute, including but not limited to the Boilermaker-Blacksmith National Pension Trust.
“Most Recent Balance Sheet” has the meaning set forth in Section 3.6(a).
“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.6(a).
“Multiemployer Plan” means a “multiemployer” plan as defined in Section 3(37) of ERISA.
“NewCo” has the meaning set forth in the Preamble.
“NewCo 401(k) Plan” has the meaning set forth in Section 5.8(g).
“NewCo Investor Substantial Detriment” has the meaning set forth in Section 5.4(d).
“NewCo IPR” means the NewCo Other IPR, NewCo Patents and NewCo Trademarks; for the avoidance of doubt, NewCo IPR includes all NewCo Registered IP.
“NewCo Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of NewCo, substantially in the form set forth in Exhibit B, to be entered into by the parties thereto as of the Closing Date.
“NewCo Other IPR” means all Intellectual Property Rights that are owned, filed in the name of, or purported to be owned by NewCo, a Transferred Subsidiary, or a Transferred Joint Venture immediately prior to the Closing, other than NewCo Patents and NewCo Trademarks.
“NewCo Patents” means the Patents owned, filed in the name of, or purported to be owned by NewCo, the Transferred Subsidiaries and the Transferred Joint Ventures as of the date hereof and set forth in Section 1.2(a)(ii) of the Parent Disclosure Letter.
“NewCo Plans” has the meaning set forth in Section 5.8(c).
“NewCo Registered IP” has the meaning set forth in Section 3.17(a).
“NewCo Substantial Detriment” has the meaning set forth in Section 5.4(d).
“NewCo Trademarks” means the Trademarks Related to the Business that are registered with the United States Patent and Trademark Office or other national Trademark registrars, as set forth on Section 1.2(a)(ii) of the Parent Disclosure Letter.
“Notice of Objection” has the meaning set forth in Section 2.4(c)(ii).
“Objection Period” has the meaning set forth in Section 2.4(c)(ii).
“Nonparty Affiliates” has the meaning set forth in Section 9.17.
“OFAC” has the meaning set forth in the definition of “Restricted Party Lists”.

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“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License, or any license similar to any of the foregoing, including, without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the MIT License, and the Apache Licenses.
“Order” means any administrative decision or award, decree, injunction, judgment, order, verdict, quasi-judicial decision or award, ruling or writ, stipulation of, or entered with, any arbitrator, mediator or Governmental Entity.
“Ordinary Course” means the conduct of the Business in the ordinary course consistent with the past day-to-day customs, practices and procedures of the Business.
“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement, joint venture agreement or similar formation or governing documents and instruments.
“Outside Date” means 5:00 p.m. (New York City time) on December 23, 2022.
“Owned Real Property” means certain real property Related to the Business that is listed on Section 3.18(a) of the Parent Disclosure Letter and all Transferred Subsidiary Real Property owned by the Transferred Subsidiaries.
“Pandemic Response Laws” means the CARES Act, the Families First Coronavirus Response Act, the COVID-related Tax Relief Act of 2020, the Payroll Tax Executive Order, and any other analogous, similar, or additional Law intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.
“Parent” has the meaning set forth in the Preamble.
“Parent Ancillary Counterparty” means any Affiliate of Parent contemplated to be a party to an Ancillary Agreement.
“Parent Benefit Plan” has the meaning set forth in the “Benefit Plans” definition.
“Parent Claim” has the meaning set forth in Section 5.7(c).
“Parent Consolidated Return” means any income Tax Return of an Affiliated Group of which Parent is the common parent.
“Parent Disclosure Letter” has the meaning set forth in the introductory sentence of Article 3.
“Parent Entities” has the meaning set forth in Section 1.2.
“Parent Fundamental Representations” means the representations and warranties of Parent and NewCo, as applicable, set forth in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Transferred Subsidiaries; Transferred Joint Ventures), Section 3.3 (NewCo), Section 3.4 (Authority; Approval), Section 3.12(b) (Assets), and Section 3.25 (Brokers and Finders).
“Parent Indemnitees” has the meaning set forth in Section 7.3.
“Parent Insurance Policies” has the meaning set forth in Section 5.20(a).

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“Parent Marks” means the AZZ logo, any trademark, service mark, or name (including any corporate name or domain name or URL) consisting of or incorporating the word or term “AZZ” or any other word, sign, logo, character, abbreviation, derivation, combination, translation, transliteration, color scheme, trade dress, or other identifying feature thereof resembling the same or that would reasonably be expected to cause confusion therewith.
“Parent Related Parties” means Parent, its Affiliates and any of its and their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, trustees, officers, employees, agents or other Representatives.
“Parent Representations” means the representations made by Parent in Article 3.
“Parent Retained IP” has the meaning set forth in Section 5.11(b).
“Parent Retained Names” has the meaning set forth in Section 5.11(b).
“Parent Transaction Expenses” means, regardless of whether incurred prior to, on or after Closing, (a) all fees, costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, advisors, experts, consultants and other Representatives of Parent and its Affiliates), incurred directly or indirectly by Parent and its Affiliates in connection with or related to the Transactions (including fees, costs or expenses incurred by NewCo or any Transferred Subsidiary at Parent’s direction prior to Closing), including in connection with (i) the authorization, preparation, negotiation, execution and performance of this Agreement or any consideration of strategic alternatives thereto and any preceding sale process, (ii) the Pre-Closing Reorganization, (iii) the authorization, preparation, negotiation and execution of the Ancillary Agreements and (iv) any fees, costs and expenses incurred by Representatives of Parent in connection with the Financing and (b) the aggregate amount of change of control payments, transaction bonuses, stay bonuses, retention payments, “single trigger” or “double trigger” severance, other compensatory payments and any other similar payments that are payable by NewCo or any Transferred Subsidiary (or payable to a Business Employee by Parent or any of its Affiliates) in connection with or as a result of the consummation (whether alone or in combination with any other event or circumstance) of the Transactions or the transactions contemplated by the Ancillary Agreements (including any cash payments made by Parent or any of its Affiliates in respect of accrued short or long-term incentive plans applicable to Business Employees) and, in each case of this clause (b), the employer portion of any related employment, social security or payroll Taxes thereon.
“Parties” and “Party” have the meanings set forth in the Preamble.
“Patents” has the meaning set forth in the “Intellectual Property Rights” definition.
“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, including any administrative or other guidance published with respect thereto by any Governmental Entity.
“Permit” means any consent, license, permit, franchise, waiver, approval, authorization, certificate, registration or filing issued by, obtained from or made with a Governmental Entity.
“Permitted Encumbrances” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances with respect to tangible assets arising or incurred in the Ordinary Course, provided that the obligations in respect of which such encumbrances were created are not yet due and payable or are otherwise being contested in good faith by appropriate proceedings by Parent or its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP, (b) Encumbrances for Taxes not yet due and payable or due but not yet delinquent or that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions of record, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (ii) zoning, building, subdivision or other similar requirements or restrictions; provided that the foregoing clauses (i) and (ii) of this clause (c) do not individually or in the aggregate, materially interfere with the

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use of such real property or impair in any material respect the value of such real property, (d) with respect to leasehold interests, mortgages and other Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property or the leased Transferred Subsidiary Real Property, (e) non-exclusive licenses with respect to Intellectual Property Rights granted in the Ordinary Course, (f) Encumbrances in respect of the Debt Financing incurred at Closing at the direction of Purchaser, (g) Encumbrances that would not, individually or in the aggregate, materially impair the conduct of the Business, or the use or value of the specific Transferred Asset to which they relate and (h) Encumbrances that shall be released concurrently with or prior to the Closing.
“Person” means any natural person, corporation, association, company, partnership (general or limited), limited liability company, business trust, trust, joint venture, joint stock or other company, organization, unincorporated association, Governmental Entity, or other entity of any kind.
“Personal Information” means (i) any information relating to an identified or identifiable natural Person or device; (ii) any information that can reasonably be associated with a Person, household, or device; and (iii) any information that constitutes “personal data”, “personal information”, “protected health information”, or similar term (as defined under applicable Privacy Laws).
“Post-Closing Covenants” has the meaning set forth in Section 7.1.
“Post-Closing Matter” has the meaning set forth in Section 9.15(a).
“Post-Closing Representation” has the meaning set forth in Section 9.15(a).
“Pre-Closing Designated Persons” has the meaning set forth in Section 9.15(b).
“Pre-Closing Privileges” has the meaning set forth in Section 9.15(b).
“Pre-Closing Reorganization” has the meaning set forth in the Recitals.
“Pre-Closing Insurance” has the meaning set forth in Section 5.20(b).
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Pre-Closing Taxes” means without duplication, any Liability for (a) Taxes of NewCo, the Transferred Subsidiaries or the Transferred Joint Ventures relating to a Pre-Closing Tax Period, including Taxes not yet due and payable as of the Closing Date (including Taxes attributable to deferred revenue or prepaid amounts received by NewCo, any Transferred Subsidiary, or any Transferred Joint Venture on or before the Closing Date (regardless of when recognized for Tax purposes)) (b) any Taxes of Purchaser (or its direct or indirect beneficial owners) attributable to the application of Sections 951, 951A, or 965 of the Code to income earned by NewCo, any Transferred Subsidiary, or any Transferred Joint Venture on or before the Closing Date after giving effect to any reduction in such Taxes due to the availability of any foreign Tax credit available to Purchaser (or its direct or indirect beneficial owners), as applicable, with respect to foreign Taxes imposed on such income, (c) Taxes of any member of any group filing any Tax Return on an affiliated, consolidated, combined, unitary, or similar basis (including any arrangement for group or consortium relief or similar arrangement) of which NewCo, any Transferred Joint Venture or any Transferred Subsidiary (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (d) Taxes of any Person for which NewCo, any Transferred Subsidiary, or any Transferred Joint Venture (or any predecessor of the foregoing) is responsible as a transferee or successor, by Contract, or otherwise in respect of a transaction, Contract, event, or condition in existence on or prior to the Closing Date, (e) Taxes arising as a result of, in connection with, or with respect to the Pre-Closing Reorganization, (f) the portion of Transfer Taxes for which Parent is responsible for pursuant to this Agreement, (g) withholding Taxes applicable to payments made pursuant to this Agreement, (h) Taxes attributable to any adjustment under Section 481 or any analogous or similar state, local, or non-U.S. Law resulting from any change in method of accounting made by NewCo, any Transferred Subsidiary, or any Transferred Joint Venture on or before the Closing Date or in connection with the

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Transactions, (i) Deferred Payroll Taxes, (j) Transaction Payroll Taxes, (k) Taxes of Parent or any of its Affiliates (excluding, for purposes of this clause (k) only, NewCo, the Transferred Subsidiaries, and the Transferred Joint Ventures) and (j) any failure to effect the entity classifications set forth on Section 3.14(k)(ii) of the Parent Disclosure Schedule or any failure to effect the transactions contemplated by Section 3.14(r); provided, however that Pre-Closing Taxes shall not include any Tax that is (i) included as an Accrued Pre-Closing Tax or a Parent Transaction Expense in determining the Final Purchase Price or (ii) attributable to actions not contemplated by this Agreement that are outside the Ordinary Course taken by NewCo, any Transferred Subsidiary or any Transferred Joint Venture (or Purchaser with respect to NewCo) on the Closing Date after the Closing.
“Prior Parent Counsel” has the meaning set forth in Section 9.15(a).
“Privacy Laws” means laws, statutes, regulations, directives, self-regulatory guidelines, and standards concerning the protection, collection, use, disclosure, transfer, storage, disposal, confidentiality, integrity, availability, processing, privacy, and security of IT Assets and Business Data (including, for clarity, Personal Information).
“Privacy Obligations” has the meaning set forth in Section 3.17(k).
“Privileged Materials” means all Pre-Closing Privileges, and all books and records and other documents of the Transferred Subsidiaries solely to the extent containing advice or communication that is subject to any Pre-Closing Privilege.
“Products” means all products and services previously or currently produced, offered, marketed, licensed, sold, made available, distributed or performed by or on behalf of Parent, the Parent Entities, NewCo, the Transferred Subsidiaries, or the Transferred Joint Ventures in the conduct of the Business.
“Purchased Units” has the meaning set forth in the Recitals.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Ancillary Counterparty” means any Affiliate of Purchaser contemplated to be a party to an Ancillary Agreement.
“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Authority; Approval) and Section 4.6 (Brokers and Finders).
“Purchaser Indemnitees” has the meaning set forth in Section 7.2.
“Purchaser Material Adverse Effect” means any Change that would, individually or in the aggregate with any other Changes, prevent, materially delay or materially impede the performance by Purchaser of its obligations under this Agreement or the consummation of the Transactions.
“Purchaser Related Parties” means Purchaser, the Equity Financing Sources, their respective Affiliates and any of the respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, trustees, officers, employees, agents or other Representatives of Purchaser, the Equity Financing Sources or such Affiliates, and the respective successors and assigns of each of the foregoing.
“Purchaser Representations” means the representations made by Purchaser in Article 4.
“Purchaser Termination Fee” means $10,000,000.00.
“Purchaser Transaction Expenses” means, regardless of whether incurred prior to, on or after Closing (a) all fees, costs and expenses (including travel expenses and all fees and expenses of counsel, accountants, investment bankers, advisors, experts, consultants and other Representatives of Purchaser

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and its Affiliates), incurred directly or indirectly by Purchaser and its Affiliates in connection with or related to the Transactions, including in connection with (i) the authorization, preparation, negotiation, execution and performance of this Agreement, (ii) the Pre-Closing Reorganization, (iii) the authorization, preparation, negotiation and execution of the Ancillary Agreements, the Equity Commitment Letters and the Limited Guarantee and (iv) the Financing Expenses and any fees, costs and expenses incurred by Representatives of Purchaser in connection with the Financing, including the fees, costs and expenses of the Guarantor, in its capacity as such, or the Representatives of the Guarantor, in their capacities as such, to the extent arising out of or related to (A) the authorization, preparation, negotiation and execution of the Organizational Documents for Purchaser, (B) the Organizational Documents or other similar documentation relating to any direct or indirect parent entity of Purchaser or (C) any Contracts or other arrangements solely between or among the Equity Financing Sources.
“Related to the Business” means, (a) with respect to an asset as of a time of determination, such asset or is primarily related to, or used or held for use primarily in, the Business as of such time of determination and (b) with respect to a Liability as of a time of determination, such Liability is primarily related to the Business.
“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal or release of Hazardous Substances from any source into or upon the environment.
“Remaining Parent Business” has the meaning set forth in Section 1.7(b).
“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant, financing source, advisor, consultant, agent or other representative of such Person.
“Required Approvals” has the meaning set forth in Section 3.5(a).
“Required Consent” has the meaning set forth in Section 1.6.
“Required Financial Information” means (a) a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of NewCo and its Subsidiaries (based on the financial statements of the Business referred to in clause (b) and (d) below) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal-quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income); (b) a quality of earnings report with respect to the Business dated as of February 2022 prepared by a Representative of Purchaser; (c) audited consolidated balance sheets, related statements of income, stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries, for the fiscal year ended February 28, 2022; and (d) to the extent available in Seller’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2022 filed with the SEC, an unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Parent and its consolidated Subsidiaries, for the fiscal quarter ending May 31, 2022, in each case prepared in accordance with GAAP and in a form reasonably acceptable to the Lenders.
“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by OFAC or the E.U., which currently includes: Crimea, Cuba, Iran, North Korea, Syria, and since February 21, 2022, the Donetsk People’s Republic, and the Luhansk People’s Republic regions of Ukraine.
“Restricted Party” means a Person that (a) appears on one or more Restricted Party List, (b) is a resident in, located in, or organized under the laws of a Restricted Country, or (c) is 50 percent or more directly or indirectly owned or controlled, in the aggregate, by one or more of the foregoing.
“Restricted Party Lists” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by the Office of Foreign Assets Control

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(“OFAC”); the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; and similar lists of restricted parties maintained by other Governmental Entities.
“RWI Policy” means that certain representations and warranties insurance policy, bound effective as of the date hereof, issued by BlueChip Underwriting Services, in substantially the form attached as Exhibit H.
“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including, without limitation, the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) other similar governmental bodies with regulatory authority over Parent and its Subsidiaries and their respective operations from time to time.
“SEC” means the Securities and Exchange Commission.
“Secondment Agreement” means the secondment agreement, substantially in the form set forth in Exhibit I, to be entered into by and between Parent and NewCo on the Closing Date.
“Seller Related Party” shall mean Parent, NewCo and each of their respective affiliates and their and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.
“Shrink-Wrap Software” means any generally commercially available software and/or software-as-a-service product that (A) is not material to Parent, the Parent Entities, NewCo, the Transferred Subsidiaries or the Transferred Joint Ventures, (B) has not been incorporated or integrated into, or combined or bundled with, any Product, (C) has not been modified or customized by or for Parent, the Parent Entities, NewCo, the Transferred Subsidiaries, or the Transferred Joint Ventures, and (D) has a total replacement cost of less than $10,000.
“Software” means any and all (a) computer programs and other software, firmware and middleware, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, together with input and output formats; (b) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (c) descriptions, flow-charts, architectures, and other materials used to design, plan, organize and develop any of the foregoing; and (d) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing. For clarity, Software does not include any Data whether or not such Data is processed or stored in such Software.
“Specified Contract” means that certain Contract No. 138856.5.5405 - Project No. 138856, dated as of January 2022, between Atkinson Industries Inc. and Burns & McDonnell Engineering Company, Inc.
“Specified MEPP Liability” means any Liabilities to a MEPP Plan arising as a result of, or in connection with a Withdrawal Event as determined under Section 4211 of ERISA, and adjusted in accordance with other provisions in Sections 4201 through 4225 of ERISA.
“Straddle Period” has the meaning set forth in Section 5.7(e).
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

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“Supported Rights and Services” means the centralized, supported services and other rights, including national or global supply chain Contracts or arrangements, national or global distribution Contracts or arrangements, billing, collections, IT systems, data processing, accounting, tax, provisioning, insurance, banking, personnel, legal, communications, customer service and care, sales, and marketing and other services provided to Parent or its Affiliates (other than the Transferred Subsidiaries or the Transferred Joint Ventures) by any of the Transferred Subsidiaries or Transferred Joint Ventures, or provided to the Transferred Subsidiaries or the Transferred Joint Ventures or the Business by Parent or its Affiliates (other than the Transferred Subsidiaries or the Transferred Joint Ventures).
“Tax Accountant” has the meaning set forth in Section 2.8.
“Tax Claim” has the meaning set forth in Section 5.7(c).
“Tax Returns” means any return, declaration, report, election claim for refund, statement, information return, or other document required or permitted to be filed with, or filed with, a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means (i) all U.S. federal, state or local and all non-U.S. taxes, including income, gross receipts, windfall profits, value added, severance, property, escheat, abandoned or unclaimed property, customs, duties, alternative, production, transfer, ad valorem, sales, use, duty, license, excise, franchise, stamp, employment, estimated, withholding or other taxes, fees, assessments or charges in the nature of a tax, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to any contract, agreement or other obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, or otherwise through operation of Law.
“Technology” means all forms of technology and content, whether or not embodied in any tangible form and all tangible embodiments, whether in electronic, written or other media, including any and all of the following: (i) published and unpublished works of authorship, including audiovisual works, collective works, designs, documentation (such as bill of materials, build instructions and test reports), schematics, layouts, reports, algorithms, routines, software (including source code and object code or executable form), data, databases, data compilations and collections and technical data, laboratory notebooks, equipment, processes, prototypes, samples, studies and summaries, literary works, mask works, websites and sound recordings; (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the foregoing; and (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques.
“Third Party” means any Person, other than Parent, the Parent Entities, NewCo, the Transferred Subsidiaries, the Transferred Joint Ventures, Purchaser, and each of their respective Affiliates.
“Third Party Claim” has the meaning set forth in Section 7.6(a).
“Third Party Claim Notice” has the meaning set forth in Section 7.6(a).
“Top Customers” has the meaning set forth in Section 3.20(a).
“Top Suppliers” has the meaning set forth in Section 3.20(b).
“Trade Secrets” has the meaning set forth in the “Intellectual Property Rights” definition.
“Trademarks” has the meaning set forth in the “Intellectual Property Rights” definition.

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“Transaction Documents” means collectively this Agreement and the Ancillary Agreements.
“Transaction Payroll Taxes” shall mean the employer portion of payroll, employment or similar Taxes incurred in connection with any bonus, severance or other termination payments, change-in-control payments, payments in lieu of any previously promised but ungranted equity award or similar payment obligations or any other compensatory payment of the NewCo or the Transferred Subsidiaries made in connection with the Transactions, paid at, prior to, or following the Closing Date, whether payable by Parent, Purchaser, NewCo, the Transferred Subsidiaries, the Transferred Joint Ventures or any of their Affiliates.
“Transactions” means the transactions contemplated by this Agreement, including the Pre-Closing Reorganization.
“Transfer” means to sell, assign, transfer, convey and deliver (and “Transferred” shall have correlative meaning).
“Transfer Taxes” has the meaning set forth in Section 5.7(a).
“Transferred Assets” means, collectively, (x) all assets of the Transferred Subsidiaries (other than to the extent such assets constitute Excluded Assets) and (y) Parent’s and the Parent Entities’ right, title and interest in and to the following assets, in each case excluding, for the avoidance of doubt, all Tax assets and Tax attributes other than those of NewCo, any Transferred Subsidiary, or any Transferred Joint Venture:
(a)    with respect to each Transferred Subsidiary, the Organizational Documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of such Transferred Subsidiary;
(b)    all Transferred Contracts;
(c)    all NewCo IPR;
(d)    all Fixtures and Equipment;
(e)    all real property leases Related to the Business (the “Assigned Leases”) and any real property leases governing the Transferred Subsidiary Real Property;
(f)    all Owned Real Property;
(g)    all Books and Records;
(h)    all Accounts Receivable;
(i)    all goodwill, if any, to the extent Related to the Business;
(j)    all Actions, rights of offset and defenses against Third Parties (in each case, that constitute assets) available to or being pursued by Parent or any Parent Entity to the extent Related to the Business;
(k)    all Inventory;
(l)    all credits, prepaid expenses, deferred charges, advance payments, refunds, security deposits, prepaid items and duties to the extent Related to the Business;

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(m)    to the extent permitted by applicable Law, all Permits that are Related to the Business and all applications therefor;
(n)    all guaranties, warranties, indemnities, claims and similar rights (and benefits arising therefrom) in favor of Parent or any Parent Entity to the extent Related to the Business;
(o)    all Contract templates, form Contracts and general corporate and sector policies and procedures to the extent Related to the Business;
(p)    all rights of action, lawsuits, benefits, claims, demands, rights of recovery and set-off, and proceeds, under or with respect to insurance policies of Parent and its Affiliates to the extent Related to the Business;
(q)    all Business Data;
(r)    all Technology Related to the Business;
(s)    Cash held by NewCo or any Transferred Subsidiary as of immediately prior to the Closing in an amount not to exceed an amount equal to (i) $3,000,000 plus (ii) Closing Specified Contract Cash (as finally determined pursuant to Section 2.4);
(s)    the Transferred Subsidiary Shares; and
(t)    all other assets to the extent Related to the Business (other than, in the case of this clause (u), any asset (i) of a type described in clause (x) or clauses (y) (a) through (t) of this definition by virtue of the limitations expressed or implied therein or (ii) to the extent it is an Excluded Asset).
“Transferred Contracts” means (a) all Contracts (other than the Transaction Documents and those governing Excluded Parent Leased Property) that are Related to the Business and (b) the Dual-Use Contracts.
“Transferred Employee” has the meaning set forth in Section 5.8(b).
“Transferred Employee Obligation” means (i) any Parent Benefit Plan set forth in Section 3.15(a) of the Parent Disclosure Letter, (ii) any Benefit Plan set forth in Section 3.15(a) of the Parent Disclosure Letter or Liability thereunder that is specifically identified as transferring to NewCo as a result of applicable Law or an obligation relating to any Collective Bargaining Agreement and (iii) any Benefit Plan or Liability thereunder that is assumed by NewCo pursuant to Section 5.8(b).
“Transferred Joint Venture” means the Persons designated as such on Section 1.3(c) of the Parent Disclosure Letter; provided that Parent may, with the prior written consent of Purchaser, update Section 1.3(c) of the Parent Disclosure Letter prior to Closing to include additional Persons in which NewCo or any Transferred Subsidiary acquires an equity interest after the date hereof so long as such Person does not constitute a Subsidiary of NewCo or such Transferred Subsidiary.
“Transferred Real Property” means (a) the Leased Real Property and (b) the Owned Real Property.
“Transferred Subsidiaries” has the meaning set forth in Section 3.2(a).
“Transferred Subsidiary Benefit Plan” has the meaning set forth in the “Benefit Plans” definition.
“Transferred Subsidiary Real Property” means all the real property owned or leased from Third Parties by the Transferred Subsidiaries.
“Transferred Subsidiary Shares” has the meaning set forth in Section 3.2(a).

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“Transition Services Agreement” means the transition services agreement, substantially in the form set forth in Exhibit F, to be entered into by and between Parent and NewCo on the Closing Date.
“Treasury Regulations” means the regulations promulgated under the Code.
“UCC” means the U.S. Uniform Commercial Code.
“Unadjusted Purchase Price” has the meaning set forth in Section 2.1.
“Union” means any labor union, trade union, works council, employee association or other employee representative body.
“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that results from a deliberate act or a deliberate failure to act, taken with knowledge that such act, or failure to act, constitutes, or would reasonably be likely to constitute, in and of itself a breach of such covenant or agreement, regardless of whether breaching was the object of the act or failure to act.
“Withdrawal Event” means with respect to any MEPP Plan, a "complete withdrawal" within the meaning Section 4203 of ERISA, a "partial withdrawal" within the meaning of Section 4205 of ERISA or a "mass withdrawal" as described in Section 4041A(a)(2) of ERISA.

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Parent Disclosure Letter and Exhibits A through I

THESE SCHEDULES AND EXHIBITS HAVE BEEN OMITTED BECAUSE THEY ARE NOT MATERIAL, WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED AND ARE THE TYPE OF INFORMATION THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

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